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As filed with the Securities and Exchange Commission on March 29, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMPING WORLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5561 (Primary Standard Industrial Classification Code Number)	81-1737145 (I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069
Telephone: (847) 808-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas F. Wolfe
Chief Financial Officer
250 Parkway Drive, Suite 270
Lincolnshire, IL 60069
Telephone: (847) 808-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Alexander D. Lynch, Esq. Faiza N. Rahman, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000 Fax: (212) 310-8007

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

             If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

             If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A common stock, $0.01 par value per share	8,050,000	$30.80	$247,940,000.00	$28,736.25

(1)
Includes 1,050,000 shares of Class A common stock that may be sold if the underwriters' option to purchase additional shares of Class A common stock granted by the Selling Stockholders is exercised.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the Class A common stock on March 27, 2017, as reported on the New York Stock Exchange.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 29, 2017.

PRELIMINARY PROSPECTUS

7,000,000 Shares

Camping World Holdings, Inc.

Class A Common Stock

            The Selling Stockholders identified in this prospectus are offering an aggregate of 7,000,000 shares of Class A common stock. We are not selling any shares of Class A common stock under this prospectus and we will not receive any of the proceeds from the sale of shares of our Class A common stock by the Selling Stockholders.

            Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CWH." We have three classes of common stock: Class A common stock, Class B common stock and Class C common stock. Each share of our Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties (as defined herein and currently indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis), directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS Enterprises, LLC ("CWGS, LLC"), the shares of Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Additionally, we have one authorized and outstanding share of Class C common stock that entitles its holder, ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis ("ML RV Group"), to the number of votes necessary such that ML RV Group casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Upon a Class C Change of Control (as defined herein under "Description of Capital Stock"), our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock. See "Basis of Presentation — Our Organizational Structure" and "Prospectus Summary."

            The last reported sale price for our Class A common stock as reported on the NYSE on March 28, 2017 was $31.50 per share.

            We currently are, and following this offering we will continue to be a "controlled company" within the meaning of the corporate governance rules of the NYSE. See "Management."

            See "Risk Factors" on page 26 and "Risk Factors" in our 2016 10-K (as defined herein) to read about factors you should consider before buying shares of the Class A common stock.

            Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the Selling Stockholders	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

            To the extent that the underwriters sell more than 7,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 1,050,000 shares from the Selling Stockholders at the price to public less the underwriting discount.

            The underwriters expect to deliver the shares of Class A Common stock against payment in New York, New York on                          , 2017.

Goldman, Sachs & Co.	J.P. Morgan

Prospectus dated                          , 2017.

CAMPING WORLD®

Largest network of RV-centric retail locations with 122 locations nationwide

1.7 million Good Sam Club membership organization dedicated to the RV Lifestyle

50 year history of serving RV enthusiasts

Over 3 million active customers and 12 million unique contacts in database

As of December 31, 2016

          You should rely only on the information contained, or incorporated by reference, in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, the Selling Stockholders have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus or in any free writing prospectuses we have prepared. We, the Selling Stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

          For investors outside the United States: we have not, the Selling Stockholders have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See "Underwriting."

i

BASIS OF PRESENTATION

Organizational Structure

          As used in this prospectus, unless the context otherwise requires, references to:

  •
  "2016 10-K" refers to our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the "SEC") on March 13, 2017, which is incorporated by reference herein.

  •
  "we," "us," "our," the "Company," "Camping World," "Good Sam" and similar references refer to Camping World Holdings, Inc., and, unless otherwise stated, all of its subsidiaries, including CWGS Enterprises, LLC, which we refer to as "CWGS, LLC" and, unless otherwise stated, all of its subsidiaries.

  •
  "Continuing Equity Owners" refers, collectively, to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders and each of their permitted transferees that continue to own common units in CWGS, LLC after the IPO and the Reorganization Transactions (as defined herein) and who may redeem (including in connection with this offering), at each of their options, their common units for, at our election (determined solely by our independent directors (within the meaning of the rules of the New York Stock Exchange) who are disinterested), cash or newly-issued shares of our Class A common stock as described in "Certain Relationships and Related Person Transactions — CWGS LLC Agreement."

  •
  "Crestview" refers to Crestview Advisors, L.L.C., a registered investment adviser to private equity funds, including funds affiliated with Crestview Partners II GP, L.P.

  •
  "CWGS LLC Agreement" refers to CWGS, LLC's amended and restated limited liability company agreement, as amended to date.

  •
  "Former Equity Owners" refers to those Original Equity Owners controlled by Crestview Partners II GP, L.P. that exchanged their direct or indirect ownership interests in CWGS, LLC for shares of our Class A common stock in connection with the consummation of our IPO (as defined herein).

  •
  "Former Profit Unit Holders" refers, collectively, to our named executive officers (excluding Marcus Lemonis), Andris A. Baltins and K. Dillon Schickli, who are members of our board of directors, and certain other current and former non-executive employees and former directors, in each case, who held existing profit units in CWGS, LLC pursuant to CWGS, LLC's equity incentive plan that was in existence prior to our IPO and who received common units of CWGS, LLC in exchange for their profit units in connection with our IPO.

  •
  "ML Acquisition" refers to ML Acquisition Company, LLC, a Delaware limited liability company, indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis.

  •
  "ML Related Parties" refers to ML Acquisition and its permitted transferees of common units, as set forth in "Certain Relationships and Related Person Transactions — CWGS LLC Agreement."

  •
  "ML RV Group" refers to ML RV Group, LLC, a Delaware limited liability company, wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

  •
  "Original Equity Owners" refers to the direct and certain indirect owners of interests in CWGS, LLC, collectively, prior to the Reorganization Transactions, which includes ML

    Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders.

  •
  "Selling Stockholders" refers to CVRV Acquisition LLC and CVRV Acquisition II LLC, each affiliates of Crestview.

          We are a holding company and the sole managing member of CWGS, LLC, and our principal asset consists of common units of CWGS, LLC.

Initial Public Offering and Reorganization Transactions

          On October 13, 2016, we completed our initial public offering (the "IPO") of 11,363,636 shares of our Class A common stock at an initial public offering price of $22.00 per share. Additionally, on November 9, 2016, we sold an additional 508,564 shares of our Class A common stock at a price of $22.00 per share pursuant to the underwriters' exercise of their option, in part, to purchase additional shares of our Class A common stock. We received net proceeds of approximately $243.8 million, net of underwriting discounts and commissions, including the net proceeds received from the underwriters' exercise of their option to purchase additional shares of our Class A common stock, in part. We used all of the net proceeds from our IPO to purchase 11,872,200 newly-issued common units directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in the IPO less underwriting discounts and commissions.

          On September 21, 2016, we amended the credit agreement governing our Previous Secured Credit Facilities (as defined herein) to, among other things, permit the IPO, provide for incremental term loan borrowings of $135.0 million, increase the capacity for payments by the Borrower (as defined herein) to CWGS, LLC for payment of regular quarterly distributions to its common unit holders, including us, and permit a $100.0 million special distribution of a portion of such incremental borrowings under our Previous Secured Credit Facilities from the Borrower to CWGS, LLC for a distribution to its members, which was also made on September 21, 2016. The remainder of the proceeds were used for general corporate purposes, including the acquisition of RV dealerships. We refer to these transactions, collectively, as the "Recapitalization."

          In connection with our IPO, we completed the following transactions (together with the Recapitalization, the "Reorganization Transactions"):

  •
  we amended and restated CWGS, LLC's limited liability company agreement to, among other things, (i) convert all then-existing membership interests in CWGS, LLC into a new single class of common units of CWGS, LLC and (ii) appoint Camping World Holdings, Inc. as the sole managing member of CWGS, LLC;

  •
  we amended and restated Camping World Holdings, Inc.'s certificate of incorporation to, among other things, provide (i) for Class A common stock and Class B common stock, with each share of our Class A common stock and Class B common stock entitling its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally and (ii) for one share of Class C common stock entitling its holder to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control (as defined herein under "Description of Capital Stock");

  •
  we issued 69,066,445 shares of Class B common stock to the Continuing Equity Owners (other than the Former Profit Unit Holders) on a one-to-one basis with the number of common units of CWGS, LLC that they owned immediately prior to the consummation of the IPO (of which 7,063,716 shares of Class B common stock were subsequently canceled for no consideration as described below) for nominal consideration and one share of Class C common stock to ML RV Group for nominal consideration; and

  •
  we acquired, by merger, an entity that was owned by the Former Equity Owners, for which we issued 7,063,716 shares of Class A common stock as merger consideration (the "Merger"). The only significant asset held by the merged entity prior to the Merger was 7,063,716 common units of CWGS, LLC and a corresponding number of shares of Class B common stock. Upon consummation of the Merger, we canceled the 7,063,716 shares of Class B common stock.

          As of December 31, 2016, we owned 22.6% of CWGS, LLC and the Continuing Equity Owners owned the remaining 77.4% of CWGS, LLC. Immediately following this offering, the holders of our Class A common stock, including the Former Equity Owners, will hold 100% of the economic interests in us and 26.1% of the voting power in us (or 100% of the economic interests in us and 27.0% of the voting power in us, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), the Continuing Equity Owners (other than the Former Profit Unit Holders), through their ownership of 56,500,623 shares of Class B common stock, collectively, will hold no economic interest in us and 68.9% of the voting power in us (or 55,675,307 shares of Class B common stock, no economic interest in us and 68.0% of the voting power in us, if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and ML RV Group, through its ownership of one share of Class C common stock, will hold no economic interest in us and the remaining 5.0% of the voting power in us. We are a holding company, and upon the consummation of this offering, our principal asset will be our 24,448,106 common units of CWGS, LLC, representing an aggregate 29.2% economic interest in CWGS, LLC (or 25,273,422 common units of CWGS, LLC, representing an aggregate 30.2% economic interest in CWGS, LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). The remaining 70.8% economic interest in CWGS, LLC will continue to be owned by Continuing Equity Owners through their ownership of 59,323,808 common units of CWGS, LLC (or 69.8% economic interest in CWGS, LLC and 58,498,492 common units of CWGS, LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). We are the sole managing member of CWGS, LLC and, although we will continue to have a minority economic interest CWGS, LLC, we have the sole voting power in, and control the management of, CWGS, LLC. Accordingly, we consolidate the financial results of CWGS, LLC and report a non-controlling interest in our consolidated financial statements incorporated by reference herein.

Presentation of Financial and Other Information

          As the Reorganization Transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and Reorganization Transactions have been adjusted to combine the previously separate entities for presentation purposes.

          We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement. Unless otherwise indicated, the date of measurement is December 31, 2016, our most recently completed fiscal quarter.

          Certain monetary amounts, percentages and other figures included, or incorporated by reference, in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts included, or incorporated by reference, in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements incorporated by reference in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

          This prospectus includes, or incorporates by reference, our trademarks, trade names and service marks, such as "Camping World" and "Good Sam," which are protected under applicable intellectual property laws and are our property. This prospectus also contains, or incorporates by reference, trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to, or incorporated by reference, in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

          Unless otherwise indicated, information contained, or incorporated by reference, in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. References herein to the approximately 9 million U.S. households that own a recreational vehicle ("RV") are based on The RV Consumer in 2011, an industry report published by the University of Michigan in 2011 (the "RV Survey"), which we believe to be the most recent such survey. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Risk Factors" in our 2016 10-K, which is incorporated by reference herein, and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

v

 NON-GAAP FINANCIAL MEASURES

          Certain financial measures presented or incorporated by reference in this prospectus, such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share, are not recognized under accounting principles generally accepted in the United States, which we refer to as "GAAP." We define these terms as follows:

  •
  "EBITDA" is defined as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization.

  •
  "Adjusted EBITDA" is defined as EBITDA, further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) and expense on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation expense, an adjustment to rent on right to use assets and other unusual or one-time items. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of certain items that do not relate to our business performance.

  •
  "Adjusted EBITDA Margin" is defined as Adjusted EBITDA as a percentage of total revenue.

  •
  "Adjusted Pro Forma Net Income" is defined as net income attributable to Camping World Holdings, Inc., adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for shares of Class A common stock of Camping World Holdings, Inc. and further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of our ongoing operating performance. These items include, among other things, loss (gain) and expense on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation expense, an adjustment to rent on right to use assets, interest expense on our Series B Notes (as defined herein), other unusual or one-time items and the income tax expense effect of (i) these adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO.

  •
  "Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share" is defined as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming: (i) the full exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for shares of Class A common stock of Camping World Holdings, Inc., (ii) the Class A common stock issued in connection with the IPO was outstanding as of January 1 of each year presented and (iii) the dilutive effect of stock options and restricted stock units, if any.

          EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are included, or incorporated by reference, in this prospectus because they are key metrics used by management and our board of directors as follows:

  •
  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;

  •
  to evaluate the performance and effectiveness of our operational strategies; and

  •
  to evaluate our capacity to fund capital expenditures and expand our business.

          We believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share, when used in conjunction with GAAP financial measures, provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share because we consider them to be important supplemental measures of our performance and believe certain of these metrics are also frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are not GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are not intended to be measures of discretionary cash to invest in the growth of our business, as they do not reflect tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share supplementally. Our measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

 PROSPECTUS SUMMARY

          This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including "Risk Factors" included elsewhere in this prospectus, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each included in our 2016 10-K, which is incorporated by reference herein, before making an investment decision. Some of the statements in this prospectus or in our 2016 10-K, which is incorporated by reference herein, constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Our Company

          We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for recreational vehicle ("RV") enthusiasts. Approximately 9 million households in the U.S. own an RV, and of that installed base, we have approximately 3.3 million Active Customers. We generate recurring revenue by providing RV owners and enthusiasts the full spectrum of services, protection plans, products and resources that we believe are essential to operate, maintain and protect their RV and to enjoy the RV lifestyle. We provide these offerings through our two iconic brands: Good Sam and Camping World.

Good Sam Consumer Services and Plans Consumer Services and Plans	New and Used Vehicles	Camping World Retail Parts, Service and Other	Dealership Finance and Insurance

•

Extended vehicle service contracts

•

Emergency roadside assistance

•

Property and casualty insurance programs

•

Membership clubs

•

Vehicle financing and refinancing

•

Travel protection

•

Co-branded credit cards

•

Consumer activities and resources:

—

Membership events and chapters

—

Consumer shows

—

Trip planning, travel directories and campground / fuel discounts

—

Consumer magazines

—

E-commerce and social media

—

Contact centers and technical hotlines

—

Hosted online forums

• New and used travel trailers • New and used fifth wheel trailers • New and used motorhomes

•

RV and auto repair and maintenance

•

Installation of parts and accessories

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Collision repair

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OEM and aftermarket parts

•

RV accessories, maintenance products and supplies

—

Outdoor lifestyle products

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Generators and electrical

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Satellite receivers and GPS

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Towing and hitching

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RV appliances

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Essential supplies

•

Vehicle financing

•

Protection plans

—

Extended vehicle service contracts

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Tire, wheel, paint and fabric protection

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Gap protection

—

Travel protection

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Emergency roadside assistance and alert notifications

          We believe our Good Sam branded offerings provide the industry's broadest and deepest range of services, protection plans, products and resources, including: extended vehicle service contracts and insurance protection plans, roadside assistance, membership clubs and financing products. A majority of these programs are on a multi-year or annually renewable basis. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2016, 2015 and 2014, we experienced high annual retention rates that ranged between 65% and 74%, 66% and 74% and 63% and 76%, respectively. We also operate the Good Sam Club, which we believe is the largest RV organization in the world, with approximately 1.7 million members as of December 31, 2016. Membership benefits include a variety of discounts, exclusive benefits, specialty publications and other membership benefits, all of which we believe enhance the RV experience, drive customer engagement and provide cross-selling opportunities for our other services, protection plans and products.

          Our Camping World brand operates the largest national network of RV-centric retail locations in the United States through our 122 retail locations in 36 states, as of December 31, 2016, and through our e-commerce platforms. We believe we are significantly larger in scale than our next largest competitor. We provide new and used RVs, repair parts, RV accessories and supplies, RV repair and maintenance services, protection plans, travel assistance plans, RV financing, and lifestyle products and services for new and existing RV owners. Our retail locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. Our retail locations are strategically located in key national RV markets. In 2016, our network generated approximately 3.7 million transactions, continuing to build our Active Customer database.

          We attract new customers primarily through our retail locations, e-commerce platforms and direct marketing. Once we acquire our customers through a transaction, they become part of our customer database where we leverage customized customer relationship management ("CRM") tools and analytics to actively engage, market and sell multiple products and services. Our goal is to consistently grow our customer database through our various channels to increasingly cross-sell our products and services.

Summary of 2016 Financial Performance and Key Metrics

          We believe our strong, trusted Good Sam and Camping World brands, customer database, leading market position and scale, industry specific technical expertise, and disciplined and variable cost structure have been key drivers of our growth and strong financial performance:

  •
  our Active Customer database had approximately 3.3 million customers on December 31, 2016, representing a 6.4% five-year compound annual growth rate ("CAGR");

  •
  our total revenue was $3.5 billion for the fiscal year ended December 31, 2016, representing a 17.4% five-year CAGR;

  •
  our net income was $203.2 million for the fiscal year ended December 31, 2016, representing a 48.0% five-year CAGR; and

  •
  our Adjusted EBITDA was $291.3 million for the fiscal year ended December 31, 2016, representing a 22.5% five-year CAGR.

          Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net income, the most closely comparable GAAP measure, see "— Summary Historical Consolidated Financial and Other Data."

Our Market and Our Customer

          The estimated number of U.S. households that own an RV is approximately 9 million, which we believe has grown consistently over the past 20 years, including during the last economic downturn. We have approximately 3.3 million Active Customers and aim to market and sell our services, protection plans, products and resources to the growing number of new market entrants.

          The recreational vehicle industry is characterized by RV enthusiasts' investment in, and steadfast commitment to, the RV lifestyle. Owners spend on insurance, extended service contracts, roadside assistance and regular maintenance in order to protect and maintain their RV. They typically invest in new accessories and the necessary installation costs as they upgrade their RV. They also spend on services and resources as they plan, engage in, and return from their road trips. Furthermore, based on industry research and management's estimates, we believe that RV owners typically trade-in to buy another RV every four to five years.

          A key factor supporting the growth of the installed base of RV owners is continued positive demographic trends within the consumer base. The RV owner installed base has benefited positively from the aging and the increased industry penetration of the baby boomer consumer demographic, those aged 52 to 70 years old. In addition to growth from baby boomers, the Recreational Vehicle Industry Association ("RVIA") estimates the fastest growing RV owner age group includes Generation X consumers, those currently 35 to 54 years old. The U.S. Census Bureau estimates that approximately 84 million Americans were of the age 35 to 54 years old in 2014. Our strong brand awareness, breadth of services, scale of operations, and our targeted marketing and sponsorship have enabled us to generate meaningful growth with this younger demographic of new market entrants. This is evidenced by the decline in the average age of our customers in recent years.

          In addition to positive age trends, according to the RV Survey, the typical RV customer has, on average, a household income of approximately $75,000. This is approximately 50% higher than the median household income of the broader United States population at the time of the RV survey, according to the U.S. Census Bureau. The higher average income has resulted in a more resilient RV consumer with greater buying power across economic cycles.

          Taken together, we believe the growing installed base of RV owners, an increase in the pool of potential RV customers due to an aging baby boomer demographic, and the increased RV ownership amongst younger consumers should continue to grow the installed base of RV owners, and will have a positive impact on RV usage.

Our Strengths

          Our Iconic Brands.    With over fifty years of history dating back to 1966, we believe Camping World and Good Sam are iconic, industry defining brands that are synonymous with the RV lifestyle. Our consistent quality, breadth and depth of offerings, as well as our comprehensive range of RV lifestyle resources, have resulted in our customers having passionate loyalty to and enduring trust in our brands.

          Comprehensive Portfolio of Services, Protection Plans and Products.    We believe we are the only provider of a comprehensive portfolio of services, protection plans, products and resources for RV enthusiasts. We offer more than 10,000 products and services through our retail locations and membership clubs. Our offerings are based on 50 years of experience and customer feedback from RV enthusiasts. Further, we evaluate new products and, through acquisitions or our supplier collaborations, offer certain unique products that are developed based on customer feedback, including private label products.

          Customer Database.    We have over 12 million unique contacts in our database and we have approximately 3.3 million Active Customers. We use a customized CRM system and database analytics to track customers and selectively market and cross-sell our offerings. We believe our customer database is a competitive advantage and significant barrier to entry.

          Leading Market Position and Scale.    Camping World is the largest national RV retail network in the United States, and we believe Good Sam is the largest RV organization in the world, with each of our businesses having a distinct web presence through our e-commerce platforms. Our scale and our long-term stability make us attractive to our suppliers, financiers and real estate investors. The strong relationship with our suppliers enables us to negotiate attractive product pricing and availability. We also align with our suppliers on product development in which we leverage our customer base to provide feedback in exchange for exclusive early launch periods for new products. In recent years, we have also leveraged our supplier relationships to introduce private label products, which has improved our product availability.

          Core of High Margin, Recurring Revenue.    At the core of our offerings are certain high margin products and services targeting the installed base of RV households that generate recurring revenue streams. These offerings include certain Consumer Services and Plan offerings, which we believe are characterized by increased customer engagement, such as our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs. As of December 31, 2016, 2015 and 2014, we had 2.6 million, 2.5 million and 2.4 million participants, respectively, across these Consumer Services and Plan offerings, including those who participated in more than one of our offerings. The increased engagement of our customers in these areas has led to high annual retention rates. Across our extended vehicle service contracts, emergency roadside assistance, property and casualty insurance programs and membership clubs, for each of the years ended December 31, 2016, 2015 and 2014, we experienced high annual retention rates that ranged between 65% and 74%, 66% and 74% and 63% and 76%, respectively. These offerings also include our Retail parts, services and other offerings, which we believe to be stable and more consistent than the sale of new and used vehicles. Concentrating on our Consumer Services and Plans and Retail parts, services and other offerings has allowed us to grow a core of recurring revenue with gross margins of 57.1% and 46.4%, respectively, for the year ended December 31, 2016, which is significantly higher than our consolidated gross margins of 28.3% for the year ended December 31, 2016.

          Variable Cost Structure and Capital Efficient Model.    Our decentralized and flat management structure coupled with incentive programs focused on profitability have allowed us to achieve a highly variable cost structure. Our database analytics provide us significant flexibility and meaningfully improve our marketing efficiency via nimble, targeted marketing programs. We believe our model leads to strong and stable margins through economic cycles, resulting in what we believe to be high cash flow generation, low capital expenditure requirements and impressive returns on invested capital. As a result, we have been successful in generating access to highly attractive real estate and floor plan financing terms, thereby reducing costs and significantly reducing our need for capital. This capital efficient model provides a large share of capital funding at attractive terms for new locations and acquisitions.

          Experienced Team.    Our management team has an average of 21 years of industry experience. We offer highly competitive compensation tightly tied to performance, which has allowed us to attract and retain our highly experienced management team. Since 2012, our team has increased total revenue from $1,854.2 million to $3,526.7 million for the year ended December 31, 2016, increased net income from $42.3 million to $203.2 million for the year ended December 31, 2016 and increased Adjusted EBITDA from $129.5 million to $291.3 million for the year ended December 31, 2016. Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net income, the most closely comparable GAAP measure, see "— Summary Historical Consolidated Financial and Other Data."

Our Growth Strategy

          Grow Our Active Base of Customers.    We believe our strong brands, leading market position, ongoing investment in our service platform, broad product portfolio and full suite of resources will continue to provide us with competitive advantages in targeting and capturing a larger share of consumers with whom we do not currently transact in addition to the growing number of new RV enthusiasts that will enter the market. We expect to continue to grow the Active Customer base primarily through three strategies:

  •
  Targeted Marketing.  We continuously work to attract new customers to our existing retail and online locations through targeted marketing, attractive introductory offerings and access to our wide array of resources for RV enthusiasts. We have focused specifically on marketing to the fast-growing demographic of younger market entrants, and through our NASCAR Truck Series and participation at college athletic events and music festivals, we believe we attract an outsized share of younger RV owners to our platform.

  •
  Greenfield Retail Locations.  We establish retail locations in new and existing markets to expand our customer base. Target markets and locations are identified by employing proprietary data and analytical tools. We believe there is ample white space for additional development opportunities which, consistent with most of our locations, have the benefit of what we believe to be low-cost land acquisition prices. We typically take eight to 14 months from site identification until we open the doors to the new store. Since 2012 we have successfully opened 13 new greenfield locations. We intend to continue to open sites that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities. Our greenfield locations typically reach profitability within three months.

  •
  Retail Location Acquisitions.  The RV dealership industry is highly fragmented with a large number of independent RV dealers. We use acquisitions of independent dealers as a fast and capital efficient alternative to new retail location openings to expand our business and grow our customer base. While acquired sites typically remain open following an acquisition, in certain instances we may close a location following an acquisition for remodeling for a period of time generally not in excess of eight weeks. We believe our experience and scale allow us to operate these acquired locations more efficiently. Since 2012, we have successfully acquired and integrated 33 new retail locations, and in 2015, we sold two retail locations. Our acquisitions are typically profitable within two full calendar months after an acquisition, with the exception of acquisitions we consider turn-around opportunities, which are typically profitable within two to four months. We intend to continue to pursue acquisitions that will grow our Active Customer base and present attractive risk-adjusted returns and significant value-creation opportunities.

          Cross-Sell Growing Portfolio of Services, Protection Plans and Products.    We believe our customer database of over 12 million unique contacts provides us with the opportunity to continue our growth through the cross-selling of our products and services. We use our customized CRM system and database analytics to proactively market and cross-sell to Active Customers. We also seek to increase the penetration of our customers who exhibit higher multi-product attachment rates.

          New Products and Vertical Acquisitions.    Introduction of new products enhances our cross-selling effort, both by catering to evolving customer demands and by bringing in new customers. Through relationships with existing suppliers and through acquisitions, we will look to increase the new products we can offer to our customers. Similarly, an opportunistic vertical acquisition strategy allows us to earn an increased margin on our services, protection plans and products, and we evaluate such acquisitions that can allow us to capture additional sales from our customers at attractive risk-adjusted returns.

Recent Developments

Acquisitions

          Since January 1, 2017, we have acquired four retail locations in Iowa, Colorado, Georgia and Oklahoma. We have also entered into agreements to acquire an additional nine retail locations in Virginia, Texas and Idaho, which we anticipate will close in the second quarter of 2017, subject to customary closing conditions. See "Risk Factors — Risks Related to Our Business — Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our profitability."

Amendment to Senior Secured Credit Facilities

          On March 17, 2017, we entered into an amendment to the credit agreement governing our Senior Secured Credit Facilities (the "First Amendment") to increase the principal amount of term loan borrowings under the Senior Secured Credit Facilities by $95.0 million to $740.0 million. No other terms of the credit agreement governing our Senior Secured Credit Facilities was amended.

          As of December 31, 2016, as adjusted for the First Amendment, we had $720.3 million of term loans outstanding under the Senior Secured Credit Facilities, net of $6.6 million of unamortized original issue discount and $13.1 million of finance costs. We incurred fees and expenses in connection with the First Amendment of approximately $1.2 million.

          Term loan borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at our option, either: (a) the London Interbank Offered Rate ("LIBOR") multiplied by the statutory reserve rate (such product, the "Adjusted LIBOR Rate"), subject to a 0.75% floor, plus an applicable margin of 3.75%, in the case of Eurocurrency loans or (b) an alternate base rate (determined by reference to the greatest of: (i) the prime rate published by The Wall Street Journal (the "WSJ Prime Rate"), (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), subject to a 1.75% floor, plus an applicable margin of 2.75%, in the case of alternate base rate loans. For additional information regarding our Senior Secured Credit Facilities, see "Description of Certain Indebtedness — Senior Secured Credit Facilities."

Summary Risk Factors

          Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading "Risk Factors" included elsewhere in this prospectus and in our 2016 10-K, which is incorporated by reference herein, may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

  •
  our business is affected by the availability of financing to us and our customers;

  •
  shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and could have a material adverse effect on our business, financial condition or results of operations;

  •
  the interruption or discontinuance of the operations of our suppliers and manufacturers could cause us to experience shortfalls, disruptions, or delays with respect to needed inventory;

  •
  our business model is impacted by general economic conditions in our markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending;

  •
  we depend on our ability to attract and retain customers;

  •
  we operate in a highly fragmented and competitive industry and may face increased competition;

  •
  we may not be successful in opening, acquiring or operating new retail locations in any existing or new markets into which we expand;

  •
  we depend on the value and strength of our brands;

  •
  we have incurred, and will continue to incur, increased costs and obligations as a result of being a public company;

  •
  whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock, including in connection with our IPO and this offering;

  •
  Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, has substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors; and

  •
  we are a "controlled company" within the meaning of the New York Stock Exchange (the "NYSE") listing requirements and, as a result, qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements.

          Before you invest in our Class A common stock, you should carefully consider all the information contained, or incorporated by reference, in this prospectus, including matters set forth under the heading "Risk Factors" in this prospectus and in the section entitled "Risk Factors" in our 2016 10-K, which is incorporated by reference herein.

Ownership Structure

          The diagram below depicts our organizational structure immediately following this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)
ML RV Group is wholly-owned by our Chairman and Chief Executive Officer, Marcus Lemonis.

(2)
ML Acquisition holds its shares of Class B common stock in Camping World Holdings, Inc. and its common units in CWGS, LLC through CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition. ML Acquisition is currently indirectly owned by each of Stephen Adams and our Chairman and Chief Executive Officer, Marcus Lemonis.

(3)
Certain funds controlled by Crestview Partners II GP, L.P., as Continuing Equity Owners, hold their common units in CWGS, LLC through CVRV Acquisition LLC, which is wholly owned by such funds. Certain other funds controlled by Crestview Partners II GP, L.P., as Former Equity Owners, hold their Class A common stock in Camping World Holdings, Inc. through CVRV Acquisition II LLC, which is wholly owned by such funds.

(4)
CWGS Group, LLC, a direct wholly-owned subsidiary of CWGS, LLC, is the borrower under our Senior Secured Credit Facilities. FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, is the borrower under our Floor Plan Facility.

(5)
A portion of these common units are held through a wholly-owned subsidiary of Camping World Holdings, Inc. as a result of the Former Equity Owners exchanging their indirect ownership interests in common units of CWGS, LLC for shares of Class A common stock on a one-to-one basis in connection with our IPO.

Our History and Corporate Information

          Founded in 1966, our Good Sam and Camping World brands have delivered superior specialty services and protection plans, expert advice and high-quality products to the growing community of RV owners and outdoor enthusiasts for over 50 years. Good Sam combined with Camping World in 1997, when the Good Sam Club had approximately 911,000 members and Camping World had 26 retail locations. In 2011, Camping World Good Sam combined with FreedomRoads, a successful RV dealership business founded in 2003, to form the largest provider of products and services for RVs in North America. Since 2011, we have continued to invest in our growth, driving an increase in our Active Customer base from approximately 2.6 million as of December 31, 2011 to approximately 3.3 million as of December 31, 2016.

          Camping World Holdings, Inc. was incorporated as a Delaware corporation on March 8, 2016. On June 8, 2016, we effected a name change from CWGS, Inc. to Camping World Holdings, Inc. Our corporate headquarters are located at 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069. Our telephone number is (847) 808-3000. Our principal website address is www.campingworld.com. The information on any of our websites is deemed not to be incorporated by reference in this prospectus or to be part of this prospectus.

          Camping World Holdings, Inc. is a holding company, and upon the consummation of this offering, its principal asset will be its 24,448,106 common units of CWGS, LLC, representing an aggregate 29.2% economic interest in CWGS, LLC (or 25,273,422 common units of CWGS, LLC, representing an aggregate 30.2% economic interest in CWGS, LLC, if the underwriters exercise their option to purchase additional shares in full).

Crestview

          Founded in 2004, Crestview is a value-oriented private equity firm focused on the middle market. The firm is based in New York and manages funds with over $7 billion of aggregate capital commitments. The firm is led by a group of partners who have complementary experience and distinguished backgrounds in private equity, finance, operations and management. Crestview's senior investment professionals primarily focus on sourcing and managing investments in each of the specialty areas of the firm: media, energy, financial services and industrials. For additional information regarding Crestview's ownership in us after this offering see "Risk Factors — Risks Relating to Our Organizational Structure — Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, has substantial control over us, including over decisions that require the approval of stockholders, and his interests, along with the interests of our other Continuing Equity Owners, in our business may conflict with yours" and "Principal and Selling Stockholders."

 The Offering

Shares of Class A common stock offered by the Selling Stockholders	7,000,000 shares offered by (i) certain of the Continuing Equity Owners, following the redemption or exchange of their common units of CWGS, LLC in exchange for such shares of Class A common stock, and (ii) the Former Equity Owners. See "— Redemption rights of holders of common units" and "Principal and Selling Stockholders."
Underwriters' option to purchase additional shares of Class A common stock from the Selling Stockholders	1,050,000 shares.
Shares of Class A common stock to be outstanding immediately after this offering

24,448,106 shares, representing 26.1% of the voting power and 100% of the economic interest in Camping World Holdings,  Inc. (or 25,273,422 shares, representing 27.0% of the voting power and 100% of the economic interest in Camping World Holdings, Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Shares of Class B common stock to be outstanding immediately after this offering

56,500,623 shares, representing 68.9% of the voting power and no economic interest in Camping World Holdings, Inc. (or 55,675,307 shares, representing 68.0% of the voting power and no economic interest in Camping World Holdings, Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock). All of the shares of Class B common stock to be outstanding immediately after this offering will continue to be owned by the Continuing Equity Owners (other than the Former Profit Unit Holders).

Shares of Class C common stock to be outstanding immediately after this offering	One share, representing 5% of the voting power and no economic interest in Camping World Holdings, Inc.
Common units of CWGS, LLC to be held by us immediately after this offering

24,448,106 common units, representing a 29.2% economic interest in the business of CWGS, LLC (or 25,273,422 common units, representing a 30.2% economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Common units of CWGS, LLC to be held by the Continuing Equity Owners after this offering

59,323,808 common units, representing a 70.8% economic interest in the business of CWGS, LLC (or 58,498,492 common units, representing a 69.8% economic interest in the business of CWGS, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to common units

Our certificate of incorporation and the CWGS LLC Agreement each require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units of CWGS, LLC owned by us.

Ratio of shares of Class B common stock to common units

Our certificate of incorporation and the CWGS LLC Agreement each require that we and CWGS, LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of common units of CWGS, LLC owned by the Continuing Equity Owners (other than the Former Profit Unit Holders).

Permitted holders of shares of Class B common stock

Only the Continuing Equity Holders (other than the Former Profit Unit Holders) and their permitted transferees of common units as described herein are permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable only together with an equal number of common units of CWGS, LLC. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement."

Permitted holders of shares of Class C common stock

Only ML RV Group, as described herein, is permitted to hold our Class C common stock, and upon a Class C Change of Control (as defined herein under "Description of Capital Stock"), our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.

Voting rights

Holders of shares of our Class A common stock, our Class B common stock and our Class C common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally.

Additionally, our one share of Class C common stock entitles ML RV Group, its holder, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control. For the definition of "Class C Change of Control," please see "Description of Capital Stock." Accordingly, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, controls, and upon the consummation of this offering will continue to control, more than 50% of the voting power of our common stock and, subject to the voting agreement (the "Voting Agreement") we entered into with ML Acquisition, ML RV Group, CVRV Acquisition LLC and CVRV Acquisition II LLC in connection with our IPO, as described herein, may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including the election of directors.

Redemption rights of holders of common units

The Continuing Equity Owners may from time to time, at each of their options, require CWGS, LLC to redeem all or a portion of their common units (59,323,808 common units outstanding immediately after this offering (or 58,498,492 common units outstanding immediately after this offering if the underwriters exercise in full their option to purchase additional shares of Class A common stock)) in exchange for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See under "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Common unit redemption right." Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the CWGS LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner (other than Former Profit Unit Holders) will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged. In order for a Continuing Equity Owner to participate in this offering as a Selling Stockholder, such Continuing Equity Owner will redeem a portion of its common units in accordance with the exchange procedures set forth in the CWGS LLC Agreement, whereby we intend to, as determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested, directly exchange, on a one-for-one basis, such Continuing Equity Owner's common units for newly-issued shares of Class A common stock that will thereafter be sold by such Selling Stockholder in this offering (and such Selling Stockholder's shares of Class B common stock will be cancelled on a one-for-one basis upon such issuance). As a result of the anticipated direct exchange of common units for shares of Class A common stock, the number of common units owned by Camping World Holdings, Inc. will correspondingly increase. See under "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Common unit redemption right."

Use of proceeds

The Selling Stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock offered by the Selling Stockholders.

Dividend policy

CWGS, LLC has made a regular quarterly cash distribution to its common unit holders of approximately $0.08 per common unit, and CWGS, LLC intends to continue to make such quarterly cash distributions, and we intend to use all of the proceeds from such distribution on our common units to pay a regular quarterly cash dividend of approximately $0.08 per share on our Class A common stock, subject to our discretion as the sole managing member of CWGS, LLC and the discretion of our board of directors. In addition, we have paid, and currently intend to continue to pay, a special cash dividend of all or a portion of the Excess Tax Distribution (as defined under "Dividend Policy") to the holders of our Class A common stock from time to time subject to the discretion of our board of directors as described under "Dividend Policy." For additional information on our payments of dividends, see "Dividend Policy."

Our ability to pay cash dividends on our Class A common stock depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, our business prospects and other factors that our board of directors may deem relevant. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the tax receivable agreement (the "Tax Receivable Agreement") that we entered into with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. in connection with our IPO, as well as the amount of tax distributions actually paid to us and our actual tax liability. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWGS, LLC and, through CWGS, LLC, cash distributions and dividends from its operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of CWGS, LLC and our other subsidiaries and us to pay dividends or make distributions to us under the terms of our Senior Secured Credit Facilities and our Floor Plan Facility (as defined herein). We do not currently believe that the restrictions contained in our existing indebtedness will impair the ability of CWGS, LLC or our ability to make the distributions or pay the dividends as described above. See "Description of Certain Indebtedness" for a description of the restrictions on our ability to pay dividends. Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all. See "Dividend Policy" and "Risk Factors — Risks Relating to This Offering and Ownership of Our Class A Common Stock — Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements."

Controlled company exemption

After the consummation of this offering, we will continue to be considered a "controlled company" for the purposes of the NYSE listing requirements as Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., will, in the aggregate, continue to have more than 50% of the voting power for the election of directors. See "Principal and Selling Stockholders." As a "controlled company," we are not subject to certain corporate governance requirements, including that: (i) a majority of our board of directors consists of "independent directors," as defined under the rules of NYSE; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. As a result, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so.

Tax Receivable Agreement

In connection with our IPO, we entered into a Tax Receivable Agreement with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. that provides for the payment by Camping World Holdings, Inc. to the Continuing Equity Owners and Crestview Partners II GP, L.P. of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) increases in tax basis resulting from the purchase of common units from Crestview Partners II GP, L.P. in connection with the IPO, from certain of the Continuing Equity Owners in connection with the consummation of this offering and from the Continuing Equity Owners in connection with any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described above under " — Redemption rights of holders of common units," and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement.

Risk Factors

Investing in shares of our Class A common stock involves a high degree of risk. See the section entitled "Risk Factors" of this prospectus and the section entitled "Risk Factors" in our 2016 10-K, which is incorporated by reference herein, for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

Trading symbol	Our Class A common stock is listed on the NYSE under the symbol "CWH."

          Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

  •
  excludes 14,693,518 shares of Class A common stock reserved for issuance under our 2016 Incentive Award Plan (as defined herein), including shares of Class A common stock issuable pursuant to 1,117,559 stock options and 143,500 restricted stock units granted (net of forfeiture) to certain of our directors and certain of our employees in connection with our IPO, as described under the captions "Executive Compensation — Compensation of our Directors" and "Executive Compensation — Equity Compensation Plan Information ;"

  •
  excludes shares of Class A common stock that may be issuable upon exercise of redemption rights of the Continuing Equity Owners (or, at our election, a direct exchange), other than the shares of Class A common stock that we intend to issue in exchange for the common units redeemed by certain of the Selling Stockholders in connection with this offering; and

  •
  assumes no exercise by the underwriters of their option to purchase 1,050,000 additional shares of Class A common stock from the Selling Stockholders.

Summary Historical Consolidated Financial and Other Data

          The following tables present the summary historical consolidated financial and other data for Camping World Holdings, Inc. and its subsidiaries. The summary consolidated statements of income and statements of cash flows data for each of the years in the three-year period ended December 31, 2016 are derived from our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein. The summary consolidated balance sheets data as of December 31, 2016 and 2015 is derived from our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein.

          Certain amounts for the years ended December 31, 2015 and 2014 have been revised to correct for immaterial errors in prior periods, as described in Note 1 to our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein.

          Subsequent to the IPO and the Reorganization Transactions, Camping World Holdings, Inc. has been a holding company whose principal asset is its equity interest in CWGS, LLC. As the sole managing member of CWGS, LLC, Camping World Holdings, Inc. operates and controls all of the business and affairs of CWGS, LLC, and, through CWGS, LLC, conducts its business. As a result, Camping World Holdings, Inc. consolidates CWGS, LLC's financial results and reports a non-controlling interest related to the common units not owned by Camping World Holdings, Inc. Such consolidation has been reflected for all periods presented. Our summary historical consolidated financial and other data does not reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone public company during those periods.

          Our historical results are not necessarily indicative of future results. The information set forth below should be read together with the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the accompanying notes, each included in our 2016 10-K, which is incorporated by reference herein.

	Fiscal Year Ended

	December 31, 2016	December 31, 2015	December 31, 2014

	(in thousands, except per share data, margins and selected other operating data)
Consolidated Statements of Income Data:
Revenue:
Consumer Services and Plans	$184,773	$174,600	$162,598
Retail
New vehicles	1,866,182	1,606,465	1,174,816
Used vehicles	705,893	806,399	680,190
Parts, services and other	540,019	507,810	482,254
Finance and insurance, net	229,839	190,820	135,140

Subtotal	3,341,933	3,111,494	2,472,400
Total revenue	3,526,706	3,286,094	2,634,998
Gross profit:
Consumer Services and Plans	105,501	92,851	88,533
Retail
New vehicles	261,648	227,309	168,427
Used vehicles	150,780	159,463	133,568
Parts, services and other	250,833	232,821	220,527
Finance and insurance, net	229,839	190,820	135,140

Subtotal	893,100	810,413	657,662
Total gross profit	998,601	903,264	746,195
Operating expenses:
Selling, general and administrative	691,884	634,890	536,485
Depreciation and amortization	24,695	24,101	24,601
Debt restructure expense	1,218	—	—
(Gain) loss on sale of assets	(564)	(237)	33

Total operating expenses	717,233	658,754	561,119

Income from operations	281,368	244,510	185,076
Other income (expense):
Floor plan interest expense	(18,854)	(11,248)	(10,675)
Other interest expense, net	(48,318)	(53,377)	(46,769)
Loss on debt restructure	(5,052)	—	(1,831)
Other income (expense), net	—	1	(35)

Total other income (expense)	(72,224)	(64,624)	(59,310)
Income before income taxes	209,144	179,886	125,766
Income tax expense	(5,907)	(1,356)	(2,140)

Net income	203,237	$178,530	$123,626
Less: net income attributable to non-controlling interests	(11,576)	—	—

Net income attributable to Camping World Holdings, Inc.	$191,661	$178,530	$123,626

		Fiscal Year Ended

		December 31, 2016	December 31, 2015	December 31, 2014

		(in thousands, except per share data, margins and selected other operating data)
Per Share Data:
Weighted-average shares of Class A common stock outstanding(1):
Basic		18,766
Diluted		83,602
Earnings per share of Class A common stock(1):
Basic		$0.11
Diluted		$0.09
Cash dividends declared per share of Class A common stock		$0.08
Pro Forma Per Share Data(2):
Pro forma weighted-average shares of Class A common stock outstanding:
Basic
Diluted
Pro forma earnings per share of Class A common stock:
Basic	$
Diluted	$
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities		$233,710	$112,143	$44,064
Net cash used in investing activities		$(115,703)	$(176,200)	$(50,225)
Net cash (used in) provided by financing activities		$(85,836)	$45,372	$80,366
Selected Other Data:
EBITDA(3)		$282,157	$257,364	$197,136
Adjusted EBITDA(3)		$291,335	$253,718	$197,025
Adjusted EBITDA Margin(3)		8.3%	7.7%	7.5%
Adjusted pro forma net income(3)		$133,055	$107,484	$78,178
Adjusted pro forma earnings per fully exchanged and diluted share(3)		$1.58	$1.27	$0.93
Same store sales growth(4)		6.9%	12.8%	7.1%
Selected Other Operating Data:
Active Customers(5)		3,344,959	3,131,961	2,845,612
New vehicle units sold		48,704	40,229	27,092
Used vehicle units sold		31,248	35,485	28,062

	Fiscal Year Ended

	December 31, 2016	December 31, 2015

	(in thousands)
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$114,196	$92,025
Total assets	$1,563,765	$1,338,105
Total debt(6)	$626,753	$725,393
Total noncurrent liabilities	$726,043	$769,867
Total stockholders' / members' equity (deficit)	$(28,215)	$(294,860)

(1)
Basic and diluted weighted-average shares of Class A common stock outstanding and earnings per share of Class A common stock are applicable only for periods after the IPO. For more information, please see Note 21 to our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein.

(2)
For more information regarding the pro forma presentation of these measures, see "Unaudited Pro Forma Consolidated Financial Information."

(3)
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "EBITDA" as net income before other interest expense (excluding floor plan interest expense), provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) and expense on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation expense, an adjustment to rent on right to use assets and other unusual or one-time items. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenue We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

We define "Adjusted Pro Forma Net Income" as net income attributable to Camping World Holdings, Inc. adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for shares of Class A common stock of Camping World Holdings, Inc. and further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss (gain) and expense on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation expense, an adjustment to rent on right to use assets, interest expense on our Series B Notes, other unusual or one-time items and the income tax expense effect of (i) these adjustments and (ii) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. We define "Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share" as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the full exchange of all outstanding common units in CWGS, LLC (or the common unit equivalent of membership interests in CWGS, LLC for periods prior to the IPO) for shares of Class A common stock of Camping World Holdings, Inc., (ii) the Class A common stock issued in connection with the IPO was outstanding as of January 1 of each year presented and (iii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share because we consider them to be important supplemental measures of our performance and management believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

  Management and our board of directors use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share:

  •
  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

  •
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;

  •
  to evaluate the performance and effectiveness of our operational strategies; and

  •
  to evaluate our capacity to fund capital expenditures and expand our business.

  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, as indicators of financial performance. Some of the limitations are:

  •
  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  such measures do not reflect changes in, or cash requirements for, our working capital needs;

  •
  some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •
  some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

  Due to these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the tables below, Adjusted EBITDA includes adjustments for loss (gain) and expense on debt restructure, loss (gain) on sale of assets and disposition of stores, gain on derivative instruments, monitoring fees, equity-based compensation expense, an adjustment to rent on right to use assets and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, certain of these non-GAAP financial measures adjust for other items that we do not expect to regularly record in the periods after the IPO, including monitoring fees. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

  The following tables reconcile EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures, which are net income, net income and net income margin, respectively:

	Fiscal Year Ended

	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012

	(in thousands)
Net income	$203,237	$178,530	$123,626	$19,810	$42,334
Other interest expense, net	48,318	53,377	46,769	74,728	78,097
Income tax expense	5,907	1,356	2,140	1,988	(7,470)
Depreciation and amortization	24,695	24,101	24,601	21,183	21,315

EBITDA	282,157	257,364	197,136	117,709	134,276
Adjustments:
Loss and expense on debt restructure(a)	6,270	—	1,831	49,450	440
Loss (gain) on sale of assets and disposition of stores(b)	(564)	1,452	2,689	2,147	(1,220)
Gain on derivative instruments(c)	—	—	—	—	(3,871)
Monitoring fees(d)	1,875	2,500	2,500	2,500	2,500
Equity-based compensation expense(e)	1,597	—	—	—	—
Adjustment to rent on right to use assets(f)	—	(7,598)	(7,131)	(4,332)	(2,578)

Adjusted EBITDA	$291,335	$253,718	$197,025	$167,474	$129,547

	Fiscal Year Ended

	December 31, 2016	December 31, 2015	December 31, 2014

	(as a percentage of total revenue)
Net income margin	5.8%	5.4%	4.7%
Other interest expense, net	1.4%	1.6%	1.8%
Income tax expense	0.2%	0.0%	0.1%
Depreciation and amortization	0.7%	0.7%	0.9%

EBITDA Margin	8.0%	7.8%	7.5%
Adjustments:
Loss and expense on debt restructure(a)	0.2%	—	0.1%
Loss (gain) on sale of assets and disposition of stores(b)	(0.0)%	0.0%	0.1%
Monitoring fees(d)	0.1%	0.1%	0.1%
Equity-based compensation expense(e)	0.0%	—	—
Adjustment to rent on right to use assets(f)	—%	(0.2)%	(0.3)%

Adjusted EBITDA Margin	8.3%	7.7%	7.5%

(a)
Represents the (i) loss and expense incurred on debt restructure resulting from the write-off of a portion of the original issue discount, capitalized finance costs from the Previous Term Loan Facility (as defined herein) and rating agency fees and legal expenses related to the Term Loan Facility (as defined herein) in 2016, (ii) repayment of the 12.00% Series A Notes due 2018 in 2014 and (iii) repayment of the 11.50% Senior Secured Notes due 2016 in 2013.

(b)
Represents (i) an adjustment to eliminate the gains and losses on sales of various assets, including (a) a $1.8 million gain on the asset sale of seven outdoor power sports magazine titles, two power sports shows and two conferences in March 2013 and (b) the sale of the former FreedomRoads, LLC corporate office building at a loss of $3.5 million in November 2013; (ii) aggregate non-recurring losses from two non-performing locations that were sold in 2015; and (iii) a loss equal to the present value of the remaining net obligation under the non-cancellable operating leases in locations with no operating business, which represented $0.8 million and $1.3 million for the years ended December 31, 2015 and 2014, respectively.

(c)
Represents a gain on derivative instruments related to interest rate swap agreements.

(d)
Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with our IPO.

(e)
Represents non-cash equity-based compensation expense relating to our employees and directors.

(f)
Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases. See Note 9 of the audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, for additional information.

  The following table reconciles Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc. and weighted-average shares of Class A common stock outstanding — diluted, respectively:

	Fiscal Year Ended

	December 31, 2016	December 31, 2015	December 31, 2014

	(in thousands except per share amounts)
Numerator
Net income attributable to Camping World Holdings, Inc.	$191,661	$178,530	$123,626
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC(a)	11,576	—	—
Loss and expense on debt restructure(b)	6,270	—	1,831
Loss (gain) on sale of assets and disposition of stores(c)	(564)	1,452	2,689
Monitoring fees(d)	1,875	2,500	2,500
Equity-based compensation expense(e)	1,597	—	—
Adjustment to rent on right to use assets(f)	—	(7,598)	(7,131)
Interest expense on Series B Notes(g)	—	—	1,784
Income tax expense(h)	(79,360)	(67,400)	(47,121)

Adjusted pro forma net income	$133,055	$107,484	$78,178

Denominator:
Weighted-average Class A common shares outstanding — diluted	83,602	—	—
Adjustments:
Assumed exchange of pre-IPO common unit equivalent of membership interests in CWGS, LLC(i)	193	72,651	47,563
Assumed issuance of Class A common stock in connection with IPO(j)	170	11,872	11,872
Assumed conversion of Series B Notes for Class A common stock(g)	—	—	24,599
Dilutive restricted stock units	6	—	—

Adjusted pro forma fully exchanged weighted-average Class A common shares outstanding — diluted	83,971	84,523	84,034

Adjusted pro forma earnings per fully exchanged and diluted share	$1.58	$1.27	$0.93

(a)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC in periods where income was attributable to non-controlling interests.

(b)
Represents the (i) loss and expense incurred on debt restructure resulting from the write-off of a portion of the original issue discount, capitalized finance costs from the Previous Term Loan Facility and rating agency fees and legal expenses related to the Term Loan Facility in 2016, (ii) repayment of the 12.00% Series A Notes due 2018 in 2014 and (iii) repayment of the 11.50% Senior Secured Notes due 2016 in 2013.

(c)
Represents (i) an adjustment to eliminate the gains and losses on sales of various assets, including (a) a $1.8 million gain on the asset sale of seven outdoor power sports magazine titles, two power sports shows and two conferences in March 2013 and (b) the sale of the former FreedomRoads, LLC corporate office building at a loss of $3.5 million in November 2013; (ii) aggregate non-recurring losses from two non-performing locations that were sold in 2015; and (iii) a loss equal to the present value of the remaining net obligation under the non-cancellable operating leases in locations with no operating business, which represented $0.8 million and $1.3 million for the years ended December 31, 2015 and 2014, respectively.

(d)
Represents monitoring fees paid pursuant to a monitoring agreement to Crestview and Stephen Adams. The monitoring agreement was terminated on October 6, 2016 in connection with our IPO.

(e)
Represents non-cash equity-based compensation expense relating to our employees and directors.

(f)
Represents an adjustment to rent expense for the periods presented for certain right to use assets that were derecognized in the fourth quarter of 2015 due to lease modifications that resulted in the leases meeting the requirements to be reported as operating leases. The adjustments represent additional rent expense that would have been incurred for the periods presented had the leases previously been classified as operating leases. See Note 9 of the audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, for additional information.

(g)
Represents the assumed exchange of the common unit equivalent of the Series B Notes if such notes were converted into membership interests in CWGS, LLC as of January 1 of each period for which the Series B Notes were outstanding. The related interest expense is added back using the "if-converted" method.

(h)
Represents the income tax expense effect of the (i) above adjustments and (ii) pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. This assumption uses an effective tax rate of 38.5% for the adjustments and the pass-through entity taxable income.

(i)
Represents the assumed exchange of pre-IPO membership interests in CWGS, LLC at their common unit equivalent amount.

(j)
Represents the assumption that the shares of Class A common stock issued in connection with the IPO were outstanding as of January 1 of each period.
(4)
Same store sales growth represents the aggregate sales from a retail location, including the sale of new and used vehicles, parts and service, including RV accessories and supplies, and finance and insurance, during the current reporting period against the sales of the same retail location in the corresponding period of the previous year. Same store sales growth calculations for a given period include only those stores that were open both at the end of corresponding period and at the beginning of the preceding fiscal year.

(5)
We define an "Active Customer" as a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

(6)
Total debt consists of borrowings under our Senior Secured Credit Facilities and Previous Senior Secured Credit Facilities (each as defined herein), as applicable, net of unamortized original issue discount and capitalized finance costs, as of December 31, 2016, 2015 and 2014, of $6.3 million and $11.9 million, $4.9 million and $11.1 million, and $4.9 million and $10.0 million, respectively, (as discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" in our 2016 10-K, which is incorporated by reference herein, and under "Description of Certain Indebtedness" elsewhere in this prospectus). See our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, which include all liabilities, including amounts outstanding under our Floor Plan Facility.

RISK FACTORS

          You should carefully consider the risks described below, together with all of the other information included, or incorporated by reference, in this prospectus, before making an investment decision. You should also consider the matters discussed under "Risk Factors" in our 2016 10-K, which is incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business is affected by the availability of financing to us and our customers.

          Our business is affected by the availability of financing to us and our customers. Generally, RV dealers, including us, finance their purchases of inventory with financing provided by lending institutions. As of December 31, 2016, we had up to $1.165 billion in maximum borrowing availability under a floor plan financing facility (the "Floor Plan Facility"). Additionally, as of December 31, 2016, we had $625.2 million floor plan notes payable outstanding with $539.8 million of additional borrowing capacity under the Floor Plan Facility. As of December 31, 2016, approximately 88.2% of the invoice cost of new RV inventory and no used RV inventory was financed under the Floor Plan Facility. A decrease in the availability of this type of wholesale financing or an increase in the cost of such wholesale financing could prevent us from carrying adequate levels of inventory, which may limit product offerings and could lead to reduced sales and revenues.

          Furthermore, many of our customers finance their RV purchases. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand, especially for RVs, and may continue to do so. There continue to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of our customers worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of our products and have a material adverse effect on our business, financial condition and results of operations.

Fuel shortages, or high prices for fuel, could have a negative effect on our business.

          Gasoline or diesel fuel is required for the operation of RVs. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and any such shortages or substantial increases in the price of fuel could have a material adverse effect on our business, financial condition or results of operations.

Our success depends to a significant extent on the well-being, as well as the continued popularity and reputation for quality, of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc. and Winnebago Industries, Inc.

          Thor Industries, Inc. (including Jayco Inc., which was acquired by Thor Industries, Inc. on June 30, 2016 and operates as a wholly-owned subsidiary of Thor Industries, Inc.), Forest River, Inc. and Winnebago Industries, Inc. supplied approximately 70.4%, 13.6% and 11.8%, respectively, of our new RV inventory as of December 31, 2016. We depend on our manufacturers to provide us with products that compare favorably with competing products in terms of quality, performance, safety and advanced features. Any adverse change in the production efficiency, product development efforts, technological advancement, marketplace acceptance, reputation, marketing capabilities or financial condition of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc. and Winnebago Industries, Inc., could have a substantial adverse impact on our business. Any difficulties encountered by any of our manufacturers, particularly Thor Industries, Inc., Forest River, Inc. and Winnebago Industries, Inc., resulting from economic, financial, or other factors could adversely affect the quality and amount of products that they are able to supply to us and the services and support they provide to us.

          The interruption or discontinuance of the operations of Thor Industries, Inc., Forest River, Inc. and Winnebago Industries, Inc. or other manufacturers could cause us to experience shortfalls, disruptions, or delays with respect to needed inventory. Although we believe that adequate alternate sources would be available that could replace any manufacturer as a product source, those alternate sources may not be available at the time of any interruption, and alternative products may not be available at comparable quality and prices.

          Our supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. Our dealer agreements with manufacturers are generally made on a location-by-location basis, and each retail location typically enters into multiple dealer agreements with multiple manufacturers. Our dealer agreements also generally provide for a one-year term, which is typically renewed annually. The terms of our dealer agreements are typically subject to:

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  us meeting all the requirements and conditions of the manufacturer's applicable programs;

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  us maintaining certain minimum inventory requirements and meeting certain retail sales objectives;

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  us performing services and repairs for all owners of the manufacturer's RVs (regardless from whom the RV was purchased) that are still under warranty and us carrying the manufacturer's parts and accessories needed to service and repair the manufacturer's RVs in stock at all times;

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  us actively advertising and promoting the manufacturer's RVs; and

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  us indemnifying the manufacturer under certain circumstances.

          Our dealer agreements generally designate a specific geographical territory for us, which is often exclusive to us, provided that we are able to meet the material obligations of the applicable dealer agreement.

          In addition, many of our dealer agreements contain stocking level requirements and certain of our dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer's sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which we cannot advertise that manufacturer's RVs. Any change, non-renewal, unfavorable renegotiation or termination of these arrangements for any reason could adversely affect product availability and cost and our financial performance.

Our business model is impacted by general economic conditions in our markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect our business, financial condition and results of operations.

          As a business that relies on consumer discretionary spending, we may be adversely affected if our customers reduce, delay or forego their purchases of our services, protection plans, products and resources as a result of:

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  job losses;

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  bankruptcies;

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  higher consumer debt and interest rates;

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  reduced access to credit;

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  higher energy and fuel costs;

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  relative or perceived cost, availability and comfort of RV use versus other modes of travel, such as air travel and rail;

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  falling home prices;

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  lower consumer confidence;

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  uncertainty or changes in tax policies and tax rates; or

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  uncertainty due to national or international security concerns.

          We also rely on our retail locations to attract and retain customers and to build our customer database. If we close retail locations or are unable to open or acquire new retail locations due to general economic conditions or otherwise, our ability to maintain and grow our customer database and our Active Customers will be limited, which could have a material adverse effect on our business, financial condition and results of operation.

          Decreases in Active Customers, average spend per customer or retention and renewal rates for our consumer services and plans would negatively affect our financial performance, and a prolonged period of depressed consumer spending could have a material adverse effect on our business. Promotional activities and decreased demand for consumer products could also affect our profitability and margins. In addition, adverse economic conditions may result in an increase in our operating expenses due to, among other things, higher costs of labor, energy, equipment and facilities. Due to recent fluctuations in the U.S. economy, our sales, operating and financial results for a particular period are difficult to predict, making it difficult to forecast results for future periods. Additionally, we are subject to economic fluctuations in local markets that may not reflect the economic conditions of the U.S. economy. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

          In addition, the success of our recurring Good Sam consumer services and plans depends, in part, on our customers' use of certain RV sites and/or the purchase of services, protection plans, products and resources through participating merchants. If general economic conditions worsen, our customers may perceive that they have less disposable income for leisure activities or they may not be able to obtain credit for discretionary purchases. As a result, they may travel less frequently, spend less when they travel and purchase and utilize our services, protection plans, products and resources less often, if at all, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we face increased competition from other businesses with similar product and service offerings, we may need to respond by establishing pricing, marketing and other programs or by seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain in more favorable economic environments. In addition, declines in the national economy could cause merchants who participate in our programs to go out of business. It is likely that, should the number of merchants entering bankruptcy rise, the number of uncollectible accounts would also rise. These factors could have a material adverse effect on our business, financial condition and results of operations.

We depend on our ability to attract and retain customers.

          Our future success depends in large part upon our ability to attract and retain Active Customers for our services, protection plans, products and resources. The extent to which we achieve growth in our customer base and sustain high renewal rates of our recurring consumer services and plans materially influences our profitability. Any number of factors could affect our ability to grow our customer base and sustain high renewal rates of our recurring consumer services and plans. These factors include consumer preferences, the frequency with which customers utilize our services, protection plans, products and resources, general economic conditions, our ability to maintain our retail locations, weather conditions, the availability of alternative services, protection plans, products and resources, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and the external perception of our brands. Any significant decline in our customer base, the growth of our customer base or the usage of our services, protection plans, products or resources by our customers, including the renewal rates of our recurring consumer services and plans, could have a material adverse effect on our business, financial condition and results of operations.

Competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast could reduce our revenues and profitability.

          The market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast is highly fragmented and competitive. Competitive factors that drive the RV market are price, product and service features, technology, performance, reliability, quality, availability, variety, delivery and customer service. We compete directly or indirectly with the following types of companies:

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  major national insurance and warranty companies, providers of roadside assistance and providers of extended service contracts;

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  other dealers of new and used RVs;

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  other specialty retailers that compete with us across a significant portion of our merchandising categories through retail catalog or e-commerce businesses; and

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  online retailers.

          Additional competitors may enter the businesses in which we currently operate. Moreover, some of our mass merchandising competitors do not currently compete in many of the product categories we offer, but may choose to offer a broader array of competing products in the future. In addition, an increase in the number of aggregator and price comparison sites for insurance products may negatively impact our sales of these products. If any of our competitors successfully provides a broader, more efficient or attractive combination of services, protection plans, products and resources to our target customers, our business results could be materially adversely affected. Our inability to compete effectively with existing or potential competitors could have a material adverse effect on our business, financial condition and results of operations.

Our expansion into new, unfamiliar markets, products lines or categories presents increased risks that may prevent us from being profitable in these new markets, products lines or categories. Delays in opening or acquiring new retail locations could have a material adverse effect on our business, financial condition and results of operations.

          We intend to expand by building or acquiring new retail locations in new markets and may elect to acquire new product lines or categories. As a result, we may have less familiarity with local consumer preferences and less product or category knowledge with respect to new product liens or categories and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with our brands or reduced product or category knowledge. Other factors that may impact our ability to open or acquire new retail locations in new markets and to operate them profitably or acquire new product lines or categories, many of which are beyond our control, include:

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  our ability to identify suitable acquisition opportunities or new locations, including our ability to gather and assess demographic and marketing data to determine consumer demand for our products in the locations we select;

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  our ability to negotiate favorable lease agreements;

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  our ability to secure product lines;

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  the availability of construction materials and labor for new retail locations and significant construction delays or cost overruns;

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  our ability to accurately assess the profitability of potential acquisitions or new locations;

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  our ability to secure required governmental permits and approvals;

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  our ability to hire and train skilled store operating personnel, especially management personnel;

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  our ability to provide a satisfactory mix of merchandise that is responsive to the needs of our customers living in the geographic areas where new retail locations are built or acquired;

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  our ability to supply new retail locations with inventory in a timely manner;

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  our competitors building or leasing retail locations near our retail locations or in locations we have identified as targets;

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  regional economic and other factors in the geographic areas in which we expand; and

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  general economic and business conditions affecting consumer confidence and spending and the overall strength of our business.

          Once we decide on a new market and identify a suitable location or acquisition opportunity, any delays in opening or acquiring new retail locations could impact our financial results. It is possible that events, such as delays in the entitlements process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of god, discovery of contaminants, accidents, deaths or injuries, could delay planned openings beyond their expected dates or force us to abandon planned openings altogether.

          As we grow, we will face the risk that our existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support our growth. We cannot assure you that we will be able to retain the personnel or make the changes in our systems that may be required to support our growth. Failure to secure these resources and implement these systems on a timely basis could have a material adverse effect on our results of operations. In addition, hiring additional personnel and implementing changes and enhancements to our systems will require capital expenditures and other increased costs that could also have a material adverse impact on our results of operations.

          Our expansion into new markets, products or categories may also create new distribution and merchandising challenges, including additional strain on our distribution centers, an increase in information to be processed by our management information systems and diversion of management attention from existing operations. To the extent that we are not able to meet these additional challenges, our sales could decrease and our operating expenses could increase, which could have a material adverse effect on our business, financial condition and results of operations.

          Finally, the size, timing, and integration of any future new retail location openings or acquisitions or the acquisition of new product lines or categories may cause substantial fluctuations in our results of operations from quarter to quarter. Consequently, our results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could adversely affect the market price of our common stock.

          As a result of the above factors, we cannot assure you that we will be successful in operating our retail locations in new markets or acquiring new product lines or categories on a profitable basis, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our profitability.

          Since January 1, 2012, we have acquired 33 retail locations and we have sold two retail locations. Each acquired retail location operated independently prior to its acquisition by us. Our success depends, in part, on our ability to continue to make successful acquisitions and to integrate the operations of acquired retail locations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among our retail locations and consumer services and plans. Unforeseen expenses, difficulties and delays frequently encountered in connection with rapid expansion through acquisitions could inhibit our growth and negatively impact our profitability.

          We also may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Acquisitions also may become more difficult or less attractive in the future as we continue to acquire the most attractive dealers and stores. In addition, we may encounter difficulties in integrating the operations of acquired dealers and stores with our own operations or managing acquired dealers and stores profitably without substantial costs, delays, or other operational or financial problems.

          Our ability to continue to grow through the acquisition of additional retail locations will depend upon various factors, including the following:

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  the availability of suitable acquisition candidates at attractive purchase prices;

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  the ability to compete effectively for available acquisition opportunities;

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  the availability of cash on hand, borrowed funds or Class A common stock with a sufficient market price to finance the acquisitions;

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  the ability to obtain any requisite third-party or governmental approvals; and

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  the absence of one or more third parties attempting to impose unsatisfactory restrictions on us in connection with their approval of acquisitions.

          As a part of our acquisition strategy, we frequently engage in discussions with various dealerships regarding their potential acquisition by us. In connection with these discussions, we and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession and related matters. As a result of these and other factors, a number of potential acquisitions that from time to time appear likely to occur do not result in binding legal agreements and are not consummated. In addition, we may have disagreements with potential acquisition targets, which could lead to litigation. Any of these factors or outcomes could result in a material adverse effect on our business, financial condition and results of operations.

Failure to maintain the strength and value of our brands could have a material adverse effect on our business, financial condition and results of operations.

          Our success depends on the value and strength of the Camping World and Good Sam brands. The Camping World and Good Sam names are integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, enhancing, promoting and positioning our brands, particularly in new markets where we have limited brand recognition, will depend largely on the success of our marketing and merchandising efforts and our ability to provide high quality services, protection plans, products and resources and a consistent, high quality customer experience. Our brands could be adversely affected if we fail to achieve these objectives, if we fail to comply with local laws and regulations, if we are subject to publicized litigation or if our public image or reputation were to be tarnished by negative publicity. Some of these risks may be beyond our ability to control, such as the effects of negative publicity regarding our manufacturers, suppliers or third-party providers of services or negative publicity related to members of management. Any of these events could result in decreases in revenues. Further, maintaining, enhancing, promoting and positioning our brands image may require us to make substantial investments in areas such as merchandising, marketing, store operations, community relations, store graphics and employee training, which could adversely affect our cash flow and which may ultimately be unsuccessful. These factors could have a material adverse effect on our business, financial condition and results of operations.

Our failure to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on our business, financial condition and results of operations.

          Our success depends upon our ability to successfully manage our inventory and to anticipate and respond to merchandise trends and consumer demands in a timely manner. Our products appeal to consumers who are, or could become, RV owners across North America. The preferences of these consumers cannot be predicted with certainty and are subject to change. Further, the retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions, general economic conditions and other factors outside of our control. We cannot predict consumer preferences with certainty, and consumer preferences often change over time. We typically order merchandise well in advance of the following selling season. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If we misjudge either the market for our merchandise or our consumers' purchasing habits in the future, our revenues may decline significantly and we may not have sufficient quantities of merchandise to satisfy consumer demand or sales orders or we may be required to discount excess inventory, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our same store sales may fluctuate and may not be a meaningful indicator of future performance.

          Our same store sales may vary from quarter to quarter. A number of factors have historically affected, and will continue to affect, our same store sales results, including:

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  changes or anticipated changes to regulations related to some of the products we sell;

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  consumer preferences, buying trends and overall economic trends;

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  our ability to identify and respond effectively to local and regional trends and customer preferences;

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  our ability to provide quality customer service that will increase our conversion of shoppers into paying customers;

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  competition in the regional market of a store;

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  atypical weather patterns;

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  changes in our product mix;

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  changes to local or regional regulations affecting our stores;

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  changes in sales of consumer services and plans and retention and renewal rates for our annually renewing consumer services and plans; and

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  changes in pricing and average unit sales.

          An unanticipated decline in revenues or same store sales may cause the price of our Class A common stock to fluctuate significantly.

The cyclical nature of our business has caused our sales and results of operations to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

          The RV industry is cyclical and is influenced by many national and regional economic and demographic factors, including:

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  terms and availability of financing for retailers and consumers;

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  overall consumer confidence and the level of discretionary consumer spending;

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  population and employment trends;

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  income levels; and

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  general economic conditions, including inflation, deflation and recessions.

          As a result of the foregoing factors, our sales and results of operations have fluctuated, and we expect that they will continue to fluctuate in the future.

Our business is seasonal and this leads to fluctuations in sales and revenues.

          We have experienced, and expect to continue to experience, variability in revenue, net income and cash flows as a result of annual seasonality in our business. Because RVs are used primarily by vacationers and campers, demand for services, protection plans, products and resources generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand.

          On average, over the three years ended December 31, 2016, we have generated 29.9% and 28.7% of our annual revenue in the second and third fiscal quarters, respectively, which include the spring and summer months. We incur additional expenses in the second and third fiscal quarters due to higher purchase volumes, increased staffing in our retail locations and program costs. If, for any reason, we miscalculate the demand for our products or our product mix during the second and third fiscal quarters, our sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could have a material adverse effect on our business, financial condition and results of operations.

          Due to our seasonality, the possible adverse impact from other risks associated with our business, including atypical weather, consumer spending levels and general business conditions, is potentially greater if any such risks occur during our peak sales seasons.

Our ability to operate and expand our business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

          The operation of our business, the rate of our expansion and our ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn depends on cash flow generated by our business and, if necessary, the availability of equity or debt capital. We also require sufficient cash flow to meet our obligations under our existing debt agreements. As of December 31, 2016, as adjusted for the First Amendment, we had a credit agreement that included a $740.0 million term loan (the "Term Loan Facility") and $35.0 million of commitments for revolving loans and letters of credit (the "Revolving Credit Facility" and, together with the Term Loan Facility, as amended, the "Senior Secured Credit Facilities"). Additionally, as of December 31, 2016, we also had up to $1.165 billion in maximum borrowing availability under our Floor Plan Facility. The Floor Plan Facility also provides a letter of credit commitment of $15.0 million. As of December 31, 2016, as adjusted for the First Amendment, we had $720.3 million of term loans outstanding under the Senior Secured Credit Facilities, net of $6.6 million of unamortized original issue discount and $13.1 million of finance costs, $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities, aside from letters of credit in the aggregate amount of $3.2 million outstanding under the Revolving Credit Facility, and $625.2 million in floor plan notes payable outstanding under the Floor Plan Facility, with $31.8 million of additional borrowing capacity under our Revolving Credit Facility and $539.8 million of additional borrowing capacity under our Floor Plan Facility. The proceeds from the original borrowings under the Term Loan Facility were used to repay our previous senior secured credit facilities (the "Previous Senior Secured Credit Facilities"). The proceeds from the First Amendment will be available to fund the acquisition of dealerships.

          Our Term Loan Facility, which we entered into on November 8, 2016 and amended on March 17, 2017, requires us to make quarterly principal payments of 0.25% of the outstanding principal amount thereof. The first principal payment under the Term Loan Facility will be paid on March 31, 2017. We also paid total cash interest on our Senior Secured Credit Facilities of $45,000 for the portion of the quarter ended December 31, 2016 that the Revolving Credit Facility was outstanding. No interest payments were due or paid on our Term Loan Facility during the year ended December 31, 2016. We also paid total cash interest on our Previous Senior Secured Credit Facilities of $41.6 million and $36.8 million for the years ended December 31, 2016 and 2015, respectively, and we paid total floor plan interest on our Floor Plan Facility of $18.9 million and $12.4 million for the years ended December 31, 2016 and 2015, respectively. In addition to interest paid on our Previous Senior Secured Credit Facilities, our Senior Secured Credit Facilities and our

Floor Plan Facility, we paid cash interest of $1.4 million for the year ended December 31, 2016, and, in addition to interest paid on our Previous Senior Secured Credit Facilities and our Floor Plan Facility, we paid cash interest of $8.5 million for the year ended December 31, 2015. The Term Loan Facility also provides for an excess cash flow payment following the end of each fiscal year beginning with our fiscal year ending December 31, 2017, such that our indirect wholly-owned subsidiary, CWGS Group, LLC (the "Borrower"), will be required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow for such fiscal year if the total leverage ratio is greater than 2.00 to 1.00. The required percentage of excess cash flow prepayment is reduced to 25% if the total leverage ratio is 1.50 to 1.00 or greater, but less than 2.00 to 1.00, and 0% if the total leverage ratio is less than 1.50 to 1.00. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Senior Secured Credit Facilities and Floor Plan Facility" in our 2016 10-K, which is incorporated by reference herein. We are dependent to a significant extent on our ability to finance our new and certain of our used RV inventory under our Floor Plan Facility. Floor plan financing arrangements allow us to borrow money to buy a particular new RV from the manufacturer or a used RV on trade-in or at auction and pay off the loan when we sell that particular RV. We may need to increase the capacity of our existing Floor Plan Facility in connection with our acquisition of dealerships and overall growth. In the event that we are unable to obtain such incremental financing, our ability to complete acquisitions could be limited.

          We cannot assure you that our cash flow from operations or cash available under our Revolving Credit Facility or our Floor Plan Facility will be sufficient to meet our needs. If we are unable to generate sufficient cash flows from operations in the future, and if availability under our Revolving Credit Facility or our Floor Plan Facility is not sufficient, we may have to obtain additional financing. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all.

Our Senior Secured Credit Facilities and our Floor Plan Facility contain restrictive covenants that may impair our ability to access sufficient capital and operate our business.

          Our Senior Secured Credit Facilities and our Floor Plan Facility contain various provisions that limit our ability to, among other things:

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  incur additional indebtedness;

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  incur certain liens;

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  consolidate or merge;

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  alter the business conducted by us and our subsidiaries;

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  make investments, loans, advances, guarantees and acquisitions;

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  sell assets, including capital stock of our subsidiaries;

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  enter into certain sale and leaseback transactions;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

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  engage in transactions with affiliates; and

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  enter into agreements restricting our subsidiaries' ability to pay dividends.

          In addition, the restrictive covenants in our Senior Secured Credit Facilities and our Floor Plan Facility require us to maintain specified financial ratios. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Senior Secured Credit Facilities and Floor Plan Facility" in our 2016 10-K, which is incorporated by reference herein, and "Description of Certain Indebtedness" elsewhere in this prospectus. Our ability to comply with those financial ratios may be affected by events beyond our control, and our failure to comply with these ratios could result in an event of default.

          These covenants may affect our ability to operate and finance our business as we deem appropriate. Our inability to meet obligations as they become due or to comply with various financial covenants contained in the instruments governing our current or future indebtedness could constitute an event of default under the instruments governing our indebtedness.

          If there were an event of default under the instruments governing our indebtedness, the holders of the affected indebtedness could declare all of the affected indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of our other indebtedness. We may not have sufficient funds available, or we may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, the terms of the financing may not be favorable to us. In addition, substantially all of our assets are subject to liens securing our Senior Secured Credit Facilities and our Floor Plan Facility. If amounts outstanding under our Senior Secured Credit Facilities and our Floor Plan Facility were accelerated, our lenders could foreclose on these liens and we could lose substantially all of our assets. Any event of default under the instruments governing our indebtedness could have a material adverse effect on our business, financial condition and results of operations.

We primarily rely on three fulfillment and distribution centers for our retail, e-commerce and catalog businesses, and, if there is a natural disaster or other serious disruption at either facility, we may be unable to deliver merchandise effectively to our stores or customers.

          We currently rely on three distribution and fulfillment centers located in Franklin, Kentucky, Bakersfield, California and Fort Worth, Texas for our retail, e-commerce and catalog businesses. We handle almost all of our e-commerce and catalog orders through these three facilities. Any natural disaster or other serious disruption at either facility due to fire, tornado, earthquake, flood or any other cause could damage our on-site inventory or impair our ability to use such distribution and fulfillment center. While we maintain business interruption insurance, as well as general property insurance, the amount of insurance coverage may not be sufficient to cover our losses in such an event. Any of these occurrences could impair our ability to adequately stock our stores or fulfill customer orders and harm our results of operations.

Natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as tornadoes, hurricanes, fires, floods, hail storms and earthquakes, unusual weather conditions, epidemic outbreaks such as Ebola, Zika virus or measles, terrorist attacks or disruptive political events in certain regions where our stores are located could adversely affect our business and result in lower sales. Severe weather, such as heavy snowfall or extreme temperatures, may discourage or restrict customers in a particular region from traveling to our stores or utilizing our products, thereby reducing our sales and profitability. Natural disasters including tornadoes, hurricanes, floods, hail storms and earthquakes may damage our stores or other operations, which may materially adversely affect our consolidated financial results. In addition to business interruption, our retailing business is subject to substantial risk of property loss due to the concentration of property at our retail locations. To the extent these events also impact one or more of our key suppliers or result in the closure of one or more of our distribution centers or our corporate headquarters, we may be unable to maintain inventory balances, maintain delivery schedules or provide other support functions to our stores. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We depend on our relationships with third-party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers' operations could have an adverse effect on our business and results of operations.

          Our business depends in part on developing and maintaining productive relationships with third-party providers of services, protection plans, products and resources that we market to our customers. During the year ended December 31, 2016 we sourced our products from approximately 1,300 domestic and international vendors. Additionally, we rely on certain third-party providers to support our services, protection plans, products and resources, including insurance carriers for our property and casualty insurance and extended service contracts, banks and captive financing companies for vehicle financing and refinancing, Comenity Capital Bank as the issuer of our co-branded credit card and a tow provider network for our roadside assistance programs. We cannot accurately predict when, or the extent to which, we will experience any disruption in the supply of products from our vendors or services from our third-party providers. Any such disruption could negatively impact our ability to market and sell our services, protection plans, products and resources, which could have a material adverse effect on our business, financial condition and results of operations. In addition, Comenity Capital Bank could decline to renew our services agreement or become insolvent and unable to perform our contract, and we may be unable to timely find a replacement bank to provide these services.

          We depend on merchandise purchased from our vendors to obtain products for our retail locations. We have no contractual arrangements providing for continued supply from our key vendors, and our vendors may discontinue selling to us at any time. Changes in commercial practices of our key vendors or manufacturers, such as changes in vendor support and incentives or changes in credit or payment terms, could also negatively impact our results. If we lose one or more key vendors or are unable to promptly replace a vendor that is unwilling or unable to satisfy our requirements with a vendor providing equally appealing products at comparable prices, we may not be able to offer products that are important to our merchandise assortment.

          We also are subject to risks, such as the price and availability of raw materials and fabrics, labor disputes, union organizing activity, strikes, inclement weather, natural disasters, war and terrorism and adverse general economic and political conditions that might limit our vendors' ability to provide us with quality merchandise on a timely and cost-efficient basis. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase. Any delay or failure in offering quality products and services to our customers could have a material adverse effect on our business, financial condition and results of operations.

          We offer emergency roadside assistance to our customers at a fixed price per year and we pay our tow provider network based on usage. If the amount of emergency roadside claims substantially exceeds our estimates or if our tow provider is unable to adequately respond to calls, it could have a material adverse effect on our business, financial condition or results of operations.

          With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, we may be required to use an alternative carrier or change our insurance products or cease marketing certain insurance related products in certain states, which could have a material adverse effect on our business, financial condition and results of operations. If we are required to use an alternative insurance carrier or change our insurance related products, it may materially increase the time required to bring an insurance related product to market. Any disruption in our service offerings could harm our reputation and result in customer dissatisfaction.

          Additionally, we provide financing to qualified customers through a number of third-party financing providers. If one or more of these third-party providers ceases to provide financing to our customers, provides financing to fewer customers or no longer provides financing on competitive terms, or if we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could have a material adverse effect on our business, financial condition and results of operations.

          We also offer a co-branded credit card issued by Comenity Capital Bank, a third-party bank that manages and directly extends credit to our customers. The cardholders can earn promotional points on a variety of qualifying purchases, such as purchases at Camping World, on Good Sam purchases and at private campgrounds across the United States and Canada. We earn incentive payments from our card network partner based on the use of the credit card. A decrease in the popularity and use of our co-branded credit card could reduce our ability to earn incentive payment income as part of the program and could have a material adverse effect on our business, financial condition and results of operations.

A portion of our net income is from financing, insurance and extended service contracts, which depend on third-party lenders and insurance companies. We cannot assure you third-party lending institutions will continue to provide financing for RV purchases.

          A portion of our net income comes from the fees we receive from lending institutions and insurance companies for arranging financing and insurance coverage for our customers. The lending institution pays us a fee for each loan that we arrange. If these lenders were to lend to our customers directly rather than through us, we would not receive a fee. In addition, if customers prepay financing we arranged within a specified period (generally within six months of making the loan), we are required to rebate (or "chargeback") all or a portion of the commissions paid to us by the lending institution. Our revenues from financing fees and vehicle service contract fees are recorded net of a reserve for estimated future chargebacks based on historical operating results. Lending institutions may change the criteria or terms they use to make loan decisions, which could reduce the number of customers for whom we can arrange financing, or may elect to not continue to provide these products with respect to RVs. Our customers may also use the internet or other electronic methods to find financing alternatives. If any of these events occur, we could lose a significant portion of our income and profit.

          Furthermore, new and used vehicles may be sold and financed through retail installment sales contracts entered into between us and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, we typically have a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by us to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. We recognize revenue when the applicable new or used vehicle is delivered and we have assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets in our consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, and totaled $29.0 million and $21.9 million as of December 31, 2016 and December 31, 2015, respectively. Any defaults on these retail installment sales contracts could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

          Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected. Our success also depends to a significant extent on the continued service and performance of our senior management team, including our Chairman and Chief Executive Officer Marcus Lemonis. The loss of any member of our senior management team could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition. Additionally, certain members of our management team, including Mr. Lemonis, currently pursue and may continue to pursue other business ventures, which could divert their attention from executing on our business plan and objectives. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees. We have entered into employment agreements with Marcus A. Lemonis, our Chief Executive Officer, Thomas F. Wolfe, our Chief Financial Officer and Secretary, Brent L. Moody, our Chief Operating and Legal Officer, Roger L. Nuttall, our President of Camping World, and Mark J. Boggess, our President of Good Sam Enterprises.

Our business depends on our ability to meet our labor needs.

          Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including market managers, general managers, sales managers, department managers and sales associates. Qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas, and the turnover rate in the retail industry is high. If we are unable to hire and retain sales associates capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture and knowledge of our merchandise, our business could be materially adversely affected. Although none of our employees are currently covered by collective bargaining agreements, our employees may elect to be represented by labor unions in the future, which could increase our labor costs. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. An inability to recruit and retain a sufficient number of qualified individuals in the future may delay the planned openings of new stores. Any such delays, any material increases in employee turnover rates at existing stores or any increases in labor costs could have a material adverse effect on our business, financial condition or results of operations.

We primarily lease our retail locations. If we are unable to maintain those leases or locate alternative sites for our stores in our target markets and on terms that are acceptable to us, our revenues and profitability could be adversely affected.

          We lease substantially all of the real properties where we have operations, including, as of December 31, 2016, all 122 of our Camping World retail locations in 36 states and our three distribution centers. Our leases generally provide for fixed monthly rentals with escalation clauses and range from one to five years. There can be no assurance that we will be able to maintain our existing retail locations as leases expire, extend the leases or be able to locate alternative sites in our target markets and on favorable terms. Any failure to maintain our existing retail locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to numerous federal, state and local regulations.

          Our operations are subject to varying degrees of federal, state and local regulation, including our RV sales, RV financing, outbound telemarketing, direct mail, roadside assistance programs and insurance activities. New regulatory efforts may be proposed from time to time that have a material adverse effect on our ability to operate our businesses or our results of operations. For example, in the past a principal source of leads for our direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

          We are also subject to federal and numerous state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles, including so-called "lemon laws." Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal which affect our business and operations.

          Further, certain federal and state laws and regulations affect our activities. Areas of our business affected by such laws and regulations include, but are not limited to, labor, advertising, consumer protection, real estate, promotions, quality of services, intellectual property, tax, import and export, anti-corruption, anti-competition, environmental, health and safety. Compliance with these laws and others may be onerous and costly, at times, and may be inconsistent from jurisdiction to jurisdiction which further complicates compliance efforts.

          The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (the "CFPB"), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the CFPB issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions ("dealer markup") results in a significant risk of pricing disparity in violation of The Equal Credit Opportunity Act (the "ECOA"). The CFPB recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates and fairly compensating dealers using a different mechanism that does not result in disparate impact to certain groups of consumers.

          In addition, the Patient Protection and Affordable Care Act (the "Affordable Care Act"), which was signed into law on March 23, 2010, may increase our annual employee health care costs that we fund and has increased our cost of compliance and compliance risk related to offering health care benefits.

          Furthermore, our property and casualty insurance programs that we offer through third-party insurance carriers are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Our third-party insurance carriers are required to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by such parties to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulators denying their initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses that they currently possess, which could severely inhibit our ability to market these products. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials we disseminate to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs.

          We have instituted various and comprehensive policies and procedures to address compliance. However, there can be no assurance that employees, contractors, vendors or our agents will not violate such laws and regulations or our policies and procedures.

Regulations applicable to the sale of extended service contracts could materially impact our business and results of operations.

          We offer extended service contracts that may be purchased as a supplement to the original purchaser's warranty. These products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect our business, results of operations and financial condition.

          We currently transfer the majority of the administration and liability obligations associated with these extended service contracts to a third-party upon purchase by the customer. State laws and regulations, however, may limit or condition our ability to transfer these administration and liability obligations to third parties, which could in turn impact the way revenue is recognized from these products. Failure to comply with these laws could result in fines or other penalties, including orders by state regulators to discontinue sales of these product offerings as currently structured. Such a result could materially and adversely affect our business, financial condition and results of operations.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

          State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer's criteria within the notice period to avoid the termination or non-renewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our dealer agreements without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealerships to renew their dealer agreements upon expiration.

          The ability of a manufacturer to grant additional dealer agreements is based on several factors which are not within our control. If manufacturers grant new dealer agreements in areas near or within our existing markets, this could have a material adverse effect on our business, financial condition and results of operations.

Our failure to comply with certain environmental regulations could adversely affect our business, financial condition and results of operations.

          Our operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, our business is subject to a complex variety of federal, state and local requirements that regulate the environment and public health and safety and we may incur significant costs to comply with such requirements. Our failure to comply with these regulations could cause us to become subject to fines and penalties or otherwise have an adverse impact on our business. In addition, we have indemnified certain of our landlords for any hazardous waste which may be found on or about property we lease. If any such hazardous waste were to be found on property that we occupy, a significant claim giving rise to our indemnity obligation could have a negative effect on our business, financial condition and results of operations.

Climate change legislation or regulations restricting emission of "greenhouse gases" could result in increased operating costs and reduced demand for the RVs we sell.

          The United States Environmental Protection Agency has adopted rules under existing provisions of the federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on vehicles and automotive fuels in the United States could adversely affect demand for those vehicles and could have a material adverse effect on our business, financial condition and results of operations.

A failure in our e-commerce operations, security breaches and cybersecurity risks could disrupt our business and lead to reduced sales and growth prospects and reputational damage.

          Our e-commerce business is an important element of our brands and relationship with our customers, and we expect it to continue to grow. In addition to changing consumer preferences and shifting traffic patterns and buying trends in e-commerce, we are vulnerable to additional risks and uncertainties associated with e-commerce sales, including rapid changes in technology, website downtime and other technical failures, security breaches, cyber-attacks, consumer privacy concerns, changes in state tax regimes and government regulation of internet activities. Our failure to successfully respond to these risks and uncertainties could reduce our e-commerce sales, increase our costs, diminish our growth prospects and damage our brands, which could negatively impact our results of operations and stock price.

          In addition, there is no guarantee that we will be able to expand our e-commerce business. Our competitors may have e-commerce businesses that are substantially larger and more developed than ours, which places us at a competitive disadvantage. Although we continually update our websites, we may not be successful in implementing improved website features and there is no guarantee that such improvements will expand our e-commerce business. If we are unable to expand our e-commerce business, our growth plans will suffer and the price of our common stock could decline.

We may be unable to enforce our intellectual property rights and we may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on our business, financial condition and results of operations.

          We own a variety of registered trademarks and service marks for the names of our clubs, magazines and other publications. We also own the copyrights to certain articles in our publications. We believe that our trademark and copyrights have significant value and are important to our marketing efforts. If we are unable to continue to protect the trademarks and service marks for our proprietary brands, if such marks become generic or if third parties adopt marks similar to our marks, our ability to differentiate our products and services may be diminished. In the event that our trademarks or service marks are successfully challenged by third parties, we could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for our products.

          From time to time, we may be compelled to protect our intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract our management from running the day-to-day operations of our business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps we take to protect our intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of our significant intellectual property rights could diminish our ability to distinguish our products from competitors' products and retain our market share for our proprietary products. Our inability to effectively protect our proprietary intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

          Other parties also may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. These claims could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain or upgrade our information technology systems or if we are unable to convert to alternate systems in an efficient and timely manner, our operations may be disrupted or become less efficient.

          We depend on a variety of information technology systems for the efficient functioning of our business. We rely on certain hardware, telecommunications and software vendors to maintain and periodically upgrade many of these systems so that we can continue to support our business. Various components of our information technology systems, including hardware, networks, and software, are licensed to us by third-party vendors. We rely extensively on our information technology systems to process transactions, summarize results and manage our business. Additionally, because we accept debit and credit cards for payment, we are subject to the Payment Card Industry Data Security Standard (the "PCI Standard"), issued by the Payment Card Industry Security Standards Council. The PCI Standard contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. We are currently in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to maintain compliance with the PCI Standard or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our payment-related systems could have a material adverse effect on our business, financial condition and results of operations.

Any disruptions to our information technology systems or breaches of our network security could interrupt our operations, compromise our reputation, expose us to litigation, government enforcement actions and costly response measures and could have a material adverse effect on our business, financial condition and results of operations.

          We rely on the integrity, security and successful functioning of our information technology systems and network infrastructure across our operations. We use information technology systems to support our consumer services and plans, manage procurement and our supply chain, track inventory information at our retail locations, communicate customer information and aggregate daily sales, margin and promotional information. We also use information systems to report and audit our operational results.

          In connection with sales, we transmit encrypted confidential credit and debit card information. Although we are currently in compliance with the PCI Standard, there can be no assurance that in the future we will be able to continue to operate our facilities and our customer service and sales operations in accordance with PCI or other industry recommended or contractually required practices. Even if we continue to be compliant with such standards, we still may not be able to prevent security breaches.

          We also have access to, collect or maintain private or confidential information regarding our customers, associates and suppliers, as well as our business. For example, we maintain a customer database that had over 12 million unique contacts, as of December 31, 2016. This customer database includes information about our approximately 1.8 million club members and our 3.3 million Active Customers, as of December 31, 2016. The protection of our customer, club member, associate, supplier and company data is critical to us. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across our business. In addition, customers have a high expectation that we will adequately protect their personal information from cyber-attack or other security breaches. We have procedures in place to safeguard such data and information. However, a significant breach of club member, customer, employee, supplier, or company data could attract a substantial amount of negative media attention, damage our club member, customer and supplier relationships and our reputation, and result in lost sales, fines and/or lawsuits.

          An increasingly significant portion of our sales depends on the continuing operation of our information technology and communications systems, including but not limited to our point-of-sale system and our credit card processing systems. Our information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, acts of war or terrorist attacks, floods, fires, tornadoes, hurricanes, power loss and outages, computer and telecommunications failures, computer viruses, loss of data, unauthorized data breaches, usage errors by our associates or our contractors or other attempts to harm our systems, including cyber-security attacks, hacking by third parties, computer viruses or other breaches of cardholder data. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in our service. Any errors or vulnerabilities in our systems, or damage to or failure of our systems, could result in interruptions in our services and non-compliance with certain regulations or expose us to risk of litigation and liability, which could have a material adverse effect on our business, financial condition and results of operations. Further, we have centralized the majority of our computer systems in our facilities in Englewood, Colorado and Bowling Green, Kentucky. It is possible that an event or disaster at our facilities in Englewood, Colorado and Bowling Green, Kentucky could materially and adversely affect the performance of our company and the ability of each of our stores to operate efficiently.

Increases in the minimum wage could adversely affect our financial results.

          From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states. As federal or state minimum wage rates increase, we may be required to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have an adverse effect on our operating costs, financial condition and results of operations.

Increases in paper costs, postage costs and shipping costs may have an adverse impact on our future financial results.

          The price of paper is a significant expense relating to our publications and direct mail solicitations. Postage for publication distribution and direct mail solicitations is also a significant expense. In addition, shipping costs are a significant expense for our business. Paper, postage and shipping costs have increased in the past and may be expected to increase in the future. Such increases could have an adverse effect on our business if we are unable to pass them on to our customers.

We may be subject to product liability claims if people or property are harmed by the products we sell.

          Some of the products we sell may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that our products caused property damage or personal injury could damage our brand identity and our reputation with existing and potential consumers and have a material adverse effect on our business, financial condition and results of operations.

          We have a self-insured retention ("SIR") for products liability and personal injury matters ranging from $25,000 to $500,000 depending on the product type and when the occurrence took place. Generally, any occurrence (as defined by our insurance policies) after June 1, 2007 is subject to the $500,000 SIR. Amounts above the SIR, up to a certain dollar amount, are covered by our excess insurance policy. Currently, we maintain excess liability insurance aggregating $150.0 million with outside insurance carriers to minimize our risks related to catastrophic claims in excess of our self-insured positions for products liability and personal injury matters. Any material change in the aforementioned factors could have an adverse impact on our results of operations. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to increase significantly and may negatively impact future SIR levels. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance.

We may be named in litigation, which may result in substantial costs and reputational harm and divert management's attention and resources.

          We face legal risks in our business, including claims from disputes with our employees and our former employees and claims associated with general commercial disputes, product liability and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While we maintain director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. We have been named in the past and may be named in the future as defendants of class action lawsuits. For example, we were named as a defendant in a class action lawsuit by Camp Coast to Coast club members, which alleged certain violations of California's Unfair Competition Law at Business and Professions Code and other laws, relating to our sale of trip points and certain advertising and marketing materials. In addition, we were also named as a defendant in a putative class action lawsuit filed by former employees in the State of California, which alleged various wage and hour claims under the California Labor Code. We have since settled both actions. Regardless of their subject matter or merits, class action lawsuits may result in significant cost to us, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on our business, financial condition and results of operations. Negative publicity from litigation, whether or not resulting in a substantial cost, could materially damage our reputation. We may in the future be the target of litigation and this litigation may result in substantial costs and reputational harm and divert management's attention and resources. Costs, harm to our reputation and diversion could have a material adverse effect on our business, financial condition and results of operations.

Our private brand offerings expose us to various risks.

          We expect to continue to grow our exclusive private brand offerings through a combination of brands that we own and brands that we license from third parties. We have invested in our development and procurement resources and marketing efforts relating to these private brand offerings. Although we believe that our private brand products offer value to our customers at each price point and provide us with higher gross margins than comparable third-party branded products we sell, the expansion of our private brand offerings also subjects us to certain specific risks in addition to those discussed elsewhere in this section, such as:

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  potential mandatory or voluntary product recalls;

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  our ability to successfully protect our proprietary rights (including defending against counterfeit, knock offs, grey-market, infringing or otherwise unauthorized goods);

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  our ability to successfully navigate and avoid claims related to the proprietary rights of third parties;

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  our ability to successfully administer and comply with obligations under license agreements that we have with the licensors of brands, including, in some instances, certain minimum sales requirements that, if not met, could cause us to lose the licensing rights or pay damages; and

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  other risks generally encountered by entities that source, sell and market exclusive branded offerings for retail.

          An increase in sales of our private brands may also adversely affect sales of our vendors' products, which may, in turn, adversely affect our relationship with our vendors. Our failure to adequately address some or all of these risks could have a material adverse effect on our business, results of operations and financial condition.

Political and economic uncertainty and unrest in foreign countries where some of our merchandise vendors are located and trade restrictions upon imports from these foreign countries could adversely affect our ability to source merchandise and our results of operations.

          For the years ended December 31, 2016 and 2015, approximately 8% and 10%, respectively, of our merchandise was imported directly from vendors located in foreign countries, with a substantial portion of the imported merchandise being obtained directly from vendors in China. In addition, we believe that a significant portion of our domestic vendors obtain their products from foreign countries that may also be subject to political and economic uncertainty. We are subject to risks and uncertainties associated with changing economic, political and other conditions in foreign countries where our vendors are located, such as:

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  increased import duties, tariffs, trade restrictions and quotas;

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  work stoppages;

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  economic uncertainties;

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  adverse foreign government regulations;

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  wars, fears of war and terrorist attacks and organizing activities;

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  adverse fluctuations of foreign currencies;

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  natural disasters; and

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  political unrest.

          We cannot predict when, or the extent to which, the countries in which our products are manufactured will experience any of the above events. Any event causing a disruption or delay of imports from foreign locations would likely increase the cost or reduce the supply of merchandise available to us and would adversely affect our results of operations.

          In addition, trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against clothing items, as well as U.S. or foreign labor strikes, work stoppages or boycotts could increase the cost or reduce the supply of merchandise available to us or may require us to modify our current business practices, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our risk management policies and procedures may not be fully effective in achieving their purposes.

          Our policies, procedures, controls and oversight to monitor and manage our enterprise risks may not be fully effective in achieving their purpose and may leave exposure to identified or unidentified risks. Past or future misconduct by our employees or vendors could result in violations of law by us, regulatory sanctions and/or serious reputational harm or financial harm. We monitor our policies, procedures and controls; however, there can be no assurance that our policies, procedures and controls will be sufficient to prevent all forms of misconduct. We review our compensation policies and practices as part of our overall enterprise risk management program, but it is possible that our compensation policies could incentivize inappropriate risk taking or misconduct. If such inappropriate risks or misconduct occurs, it is possible that it could have a material adverse effect on our business, financial condition and results of operations.

We could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

          We have a significant amount of goodwill, intangible assets and other long-lived assets. At least annually, we review goodwill for impairment. Long-lived assets, identifiable intangible assets and goodwill are also reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Our determination of future cash flows, future recoverability and fair value of our long-lived assets includes significant estimates and assumptions. Changes in those estimates or assumptions or lower than anticipated future financial performance may result in the identification of an impaired asset and a non-cash impairment charge, which could be material. Any such charge could adversely affect our business, financial condition and results of operations.

Risks Relating to Our Organizational Structure

Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, has substantial control over us, including over decisions that require the approval of stockholders, and his interests, along with the interests of our other Continuing Equity Owners, in our business may conflict with yours.

          Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally, provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties, and, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition, Marcus Lemonis, to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. Additionally, our one share of Class C common stock entitles ML RV Group, and, through his beneficial ownership of our shares directly or indirectly held by ML RV Group, Marcus Lemonis, to the number of votes necessary such that he casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally for as long as there is no Class C Change of Control. See "Description of Capital Stock." Accordingly, subject to the Voting Agreement as described below, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, dissolution or sale of all or substantially all of our assets, the issuance or redemption of certain additional equity interests, and the election of directors. These voting and class approval rights may also enable Marcus Lemonis to approve transactions that may not be in the best interests of holders of our Class A common stock or, conversely, prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

          Additionally, the Continuing Equity Owners may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their common units in CWGS, LLC, including the issuance of shares of our Class A common stock upon any such redemption or exchange. As a result, the interests of the Continuing Equity Owners may conflict with the interests of holders of our Class A common stock. For example, the Continuing Equity Owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of the Continuing Equity Owners even in situations where no similar considerations are relevant to us. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners.

          In addition, pursuant to the Voting Agreement, Crestview has the right to designate certain of our directors (the "Crestview Directors"), which will be four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P. directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, Crestview will beneficially own, in the aggregate, 31.0% of our Class A common stock (or 29.8% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering, Crestview will only have the right to designate three Crestview Directors. Each of ML Acquisition and ML RV Group has agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties also have the right to designate certain of our directors (the "ML Acquisition Directors"), which will be four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, the ML Related Parties will beneficially own, in the aggregate, 43.0% of our Class A common stock (or 43.0% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering, the ML Related Parties will continue to have the right to designate four ML Acquisition Directors. Moreover, ML RV Group has the right to designate one director for as long as it holds our one share of Class C common stock (the "ML RV Director"). Funds controlled by Crestview Partners II GP, L.P. have agreed to vote, or cause to vote, all of their outstanding shares of our

Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Acquisition Director or the ML RV Director to be the chairperson of the board of directors (as defined in our amended and restated bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee.

          The Voting Agreement further provides that, for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 22.5% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 22.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets above $100 million; (3) the issuance of securities of Camping World Holdings, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors); (4) material amendments to our certificate of incorporation or bylaws; and (5) any change in the size of the board of directors. The Voting Agreement also provides that, for so long as either Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 28% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 28% or more of our Class A common stock (assuming in each such case that all outstanding common units of CWGS, LLC are redeemed for newly issued shares of our Class A common stock, on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for the hiring and termination of our Chief Executive Officer; provided, however, that the approval of Crestview Partners II GP, L.P., and the ML Related Parties, as applicable, shall only be required at such time as Marcus Lemonis no longer serves as our Chief Executive Officer. See "Certain Relationships and Related Person Transactions — Voting Agreement." These rights may prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

Our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" does not apply with respect to any director or stockholder who is not employed by us or our affiliates.

          The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" does not apply with respect to any director or stockholder who is not employed by us or our affiliates. Any director or stockholder who is not employed by us or our affiliates therefore has no duty to communicate or present corporate opportunities to us, and has the right to either hold any corporate opportunity for their (and their affiliates') own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our affiliates.

          As a result, certain of our stockholders, directors and their respective affiliates are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.

We are a "controlled company" within the meaning of the NYSE listing requirements and, as a result, qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

          Pursuant to the terms of the Voting Agreement, Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., have, and after the consummation of this offering will, in the aggregate, continue to have, more than 50% of the voting power for the election of directors, and, as a result, we are, and after the consummation of this offering will continue to be, considered, a "controlled company" for the purposes of the NYSE listing requirements. As such, we qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements, including the requirements to have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or to perform annual performance evaluation of the nominating and corporate governance and compensation committees.

          The corporate governance requirements and specifically the independence standards are intended to ensure that directors who are considered independent are free of any conflicting interest that could influence their actions as directors. We have utilized, and, following this offering, we intend to continue to utilize, certain exemptions afforded to a "controlled company." As a result, we are not subject to certain corporate governance requirements, including that a majority of our board of directors consists of "independent directors," as defined under the rules of the NYSE. In addition, we are not required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees and currently we do not have an entirely independent nominating and corporate governance committee. See "Management." Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our principal asset is our interest in CWGS, LLC, and accordingly, we depend on distributions from CWGS, LLC to pay dividends, taxes and expenses, including payments under the Tax Receivable Agreement. CWGS, LLC's ability to make such distributions may be subject to various limitations and restrictions.

          We are a holding company and had no material assets as of December 31, 2016, other than our ownership of 18,935,916 common units, representing a 22.6% economic interest in the business of CWGS, LLC, and $2.2 million of cash. We have no independent means of generating revenue or cash flow, and our ability to pay dividends in the future, if any, will be dependent upon the financial results and cash flows of CWGS, LLC and its subsidiaries and distributions we receive from CWGS, LLC. There can be no assurance that our subsidiaries will generate sufficient cash flow to dividend or distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such dividends or distributions.

          CWGS, LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of its common units, including us. As a result, we incur income taxes on our allocable share of any net taxable income of CWGS, LLC. Under the terms of the CWGS LLC Agreement, CWGS, LLC is obligated to make tax distributions to holders of its common units, including us, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements. In addition to tax expenses, we also incur expenses related to our operations, our interests in CWGS, LLC and related party agreements, including payment obligations under the Tax Receivable Agreement, and expenses and costs of being a public company, all of which could be significant. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement." We intend, as its managing member, to cause CWGS, LLC to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including any ordinary course payments due under the Tax Receivable Agreement. However, CWGS, LLC's ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which CWGS, LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering CWGS, LLC insolvent. If CWGS, LLC does not have sufficient funds to pay tax distributions or other liabilities to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement." If CWGS, LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired. See "— Risks Relating to This Offering and Ownership of Our Class A Common Stock."

Our Tax Receivable Agreement with the Continuing Equity Owners and Crestview Partners II GP, L.P. requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and the amounts that we may be required to pay could be significant.

          In connection with our IPO, we entered into a Tax Receivable Agreement with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. Pursuant to the Tax Receivable Agreement, we are required to make cash payments to the Continuing Equity Owners and Crestview Partners II GP, L.P. equal to 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize as a result of (i) increases in tax basis resulting from the purchase of common units from Crestview Partners II GP, L.P. in connection with the IPO, from certain of the Continuing Equity Owners in connection with the consummation of this offering and from the Continuing Equity Owners in connection with any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described under "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Common unit redemption right," and (ii) certain other tax benefits attributable to payments under the Tax Receivable Agreement. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant. Our first special cash dividend of $0.0732 per share, or $1.4 million, was paid during the quarter ended March 31, 2017. Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. Any payments made by us to the Continuing Equity Owners and Crestview Partners II GP, L.P. under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the Continuing Equity Owners or Crestview Partners II GP, L.P. maintaining a continued ownership interest in CWGS, LLC. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners and Crestview Partners II GP, L.P.

The amounts that we may be required to pay to the Continuing Equity Owners and Crestview Partners II GP, L.P. under the Tax Receivable Agreement may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that we ultimately realize.

          The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

          As a result of the foregoing, (i) we could be required to make cash payments to the Continuing Equity Owners and Crestview Partners II GP, L.P. that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the Continuing Equity Owners and Crestview Partners II GP, L.P. under the Tax Receivable Agreements in the event that any tax benefits are disallowed.

          We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners and Crestview Partners II GP, L.P. pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Owner or Crestview Partners II GP, L.P. will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Continuing Equity Owners and Crestview Partners II GP, L.P.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

          We are subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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  changes in the valuation of our deferred tax assets and liabilities;

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  expected timing and amount of the release of any tax valuation allowances;

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  expiration of, or detrimental changes in, research and development tax credit laws;

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  tax effects of equity-based compensation;

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  costs related to intercompany restructurings; or

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  changes in tax laws, regulations or interpretations thereof.

          In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), as a result of our ownership of CWGS, LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

          Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an "investment company" for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an "investment company," as such term is defined in either of those sections of the 1940 Act.

          As the sole managing member of CWGS, LLC, we control and operate CWGS, LLC. On that basis, we believe that our interest in CWGS, LLC is not an "investment security" as that term is used in the 1940 Act. However, if we were to cease participation in the management of CWGS, LLC, our interest in CWGS, LLC could be deemed an "investment security" for purposes of the 1940 Act.

          We and CWGS, LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial condition and results of operations.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners and Crestview Partners II GP, L.P. that do not benefit Class A common stockholders to the same extent as it benefits the Continuing Equity Owners and Crestview Partners II GP, L.P.

          Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners and Crestview Partners II GP, L.P. that do not benefit the holders of our Class A common stock to the same extent as it benefits such Continuing Equity Owners and Crestview Partners II GP, L.P. In connection with our IPO, we entered into the Tax Receivable Agreement with CWGS, LLC and such Continuing Equity Owners and Crestview Partners II GP, L.P. and it provides for the payment by Camping World Holdings, Inc. to the Continuing Equity Owners and Crestview Partners II GP, L.P. of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis resulting from the purchase of common units from Crestview Partners II GP, L.P. in connection with the IPO, from certain of the Continuing Equity Owners in connection with the consummation of this offering and from the Continuing Equity Owners in connection with any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described under "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Common unit redemption right," and (ii) certain other tax benefits attributable to payments under the Tax Receivable Agreement. Although Camping World Holdings, Inc. will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

Risks Relating to This Offering and Ownership of Our Class A Common Stock

The Continuing Equity Owners (through common units) own interests in CWGS, LLC, and the Continuing Equity Owners have the right to redeem their interests in CWGS, LLC pursuant to the terms of the CWGS LLC Agreement for shares of Class A common stock or cash.

          After giving effect to this offering, we will have an aggregate of 225,551,894 shares of Class A common stock authorized but unissued (or 224,726,578 shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full), including approximately 59,323,808 shares of Class A common stock issuable, at our election, upon redemption of CWGS, LLC common units held by the Continuing Equity Owners. In connection with our IPO, CWGS, LLC entered into the CWGS LLC Agreement, and subject to certain restrictions set forth therein and as described elsewhere in this prospectus, the Continuing Equity Owners are entitled to have their common units redeemed from time to time, at each of their options, for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with this offering, certain of the Continuing Equity Owners are expected to redeem an aggregate of 5,502,106 common units of CWGS, LLC in exchange for an aggregate of 5,502,106 shares of Class A common stock (or 6,327,422 common units if the underwriters exercise their option to purchase additional shares in full) and we will cancel their shares of Class B common stock on a one-for-one basis upon such exchange. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement." In connection with our IPO, we also entered into a registration rights agreement (the "Registration Rights Agreement") with the Original Equity Owners, pursuant to which the shares of Class A common stock issued upon such redemption and the shares of Class A common stock issued to the Former Equity Owners in connection with the Reorganization Transactions will be eligible for resale, subject to certain limitations set forth therein. See "Certain Relationships and Related Person Transactions — Registration Rights Agreement."

          We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

You may be diluted by future issuances of additional Class A common stock or common units in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

          Our amended and restated certificate of incorporation authorizes us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. In addition, we, CWGS, LLC and the Continuing Equity Owners are party to the CWGS LLC Agreement under which the Continuing Equity Owners (or certain permitted transferees thereof) have the right (subject to the terms of the CWGS LLC Agreement) to have their common units redeemed from time to time, at each of their options, by CWGS, LLC in exchange for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with this offering, certain of the Continuing Equity Owners are expected to redeem an aggregate of 5,502,106 common units of CWGS, LLC in exchange for an aggregate of 5,502,106 shares of Class A common stock (or 6,327,422 common units if the underwriters exercise their option to purchase additional shares in full) and we will cancel their shares of Class B common stock on a one-for-one basis upon such exchange. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement." The market price of shares of our Class A common stock could decline as a result of these redemptions or exchanges or the perception that a redemption could occur. These redemptions or exchanges, or the possibility that these redemptions or exchanges may occur, also might make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate.

          We have reserved shares for issuance under our 2016 Incentive Award Plan in an amount equal to 14,693,518 shares of Class A common stock, including, as of December 31, 2016, shares of Class A common stock issuable pursuant to 1,117,559 stock options and 143,500 restricted stock units that were granted (net of forfeiture) to certain of our directors and certain of our employees in connection with our IPO as described under the captions "Executive Compensation — Compensation of our Directors" and "Executive Compensation — Equity Compensation Plan Information." Any Class A common stock that we issue, including under our 2016 Incentive Award Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

          In connection with this offering, we, the Selling Stockholders and our officers and directors, subject to certain exceptions, will agree that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, beneficially any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; (ii) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See "Underwriting."

          The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

          In connection our IPO, we entered into a Registration Rights Agreement with the Original Equity Owners. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially impact the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities. For a further description of our Registration Rights Agreement, see "Certain Relationships and Related Person Transactions — Registration Rights Agreement."

          See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.

          In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of Class A common stock.

Our Class A common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the public offering price.

          It is possible that after this offering volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our Class A common stock to fluctuate significantly, including those described elsewhere in this "Risk Factors" section of this prospectus and in the "Risk Factors" section in our 2016 10-K, which is incorporated by reference herein, as well as the following:

  •
  our operating and financial performance and prospects;

  •
  our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

  •
  conditions that impact demand for our services;

  •
  future announcements concerning our business or our competitors' businesses;

  •
  the public's reaction to our press releases, other public announcements and filings with the SEC;

  •
  the size of our public float;

  •
  coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

  •
  market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  changes in laws or regulations which adversely affect our industry or us;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in senior management or key personnel;

  •
  issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

  •
  changes in our dividend policy;

  •
  adverse resolution of new or pending litigation against us; and

  •
  changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

          As a result, volatility in the market price of our Class A common stock may prevent investors from being able to sell their Class A common stock at or above the public offering price or at all. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements.

          CWGS, LLC has made a regular quarterly cash distribution to its common unit holders of approximately $0.08 per common unit, and CWGS, LLC intends to continue to make such quarterly cash distributions, and we intend to use all of the proceeds from such distribution on our common units to declare cash dividends on our Class A common stock as described under "Dividend Policy." Our first regular quarterly cash dividend was paid during the quarter ended December 31, 2016. Our second regular quarterly cash dividend was paid during the quarter ended March 31, 2017. CWGS, LLC is required to make cash distributions in accordance with the CWGS LLC Agreement in an amount sufficient for us to pay any expenses incurred by us in connection with the regular quarterly cash dividend, along with any of our other operating expenses and other obligations. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Distributions." In addition, we have paid, and currently intend to continue to pay, a special cash dividend of all or a portion of the Excess Tax Distribution (as defined under "Dividend Policy") to the holders of our Class A common stock from time to time, subject to the discretion of our board of directors as described under "Dividend Policy." Our first special cash dividend of $0.0732 per share was paid during the quarter ended March 31, 2017. However, the payment of future dividends on our Class A common stock will be subject to our discretion as the sole managing member of CWGS, LLC, the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, business prospects and other factors that our board of directors may deem relevant. Our Senior Secured Credit Facilities and our Floor Plan Facility also effectively limit our ability to pay dividends. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us and our actual tax liability. As a consequence of these limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock. Accordingly, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your Class A common stock and you may lose the entire amount of the investment. Additionally, any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock. For additional information on our payments of dividends, see "Dividend Policy."

Delaware law and certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change the direction or management of our Company.

          We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third-party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may make the acquisition of our Company more difficult without the approval of our board of directors, including, but not limited to, the following:

  •
  our board of directors is classified into three classes, each of which serves for a staggered three-year term;

  •
  a majority of our stockholders or a majority of our board of directors may call special meetings of our stockholders, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders;

  •
  we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

  •
  any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent in lieu of a meeting;

  •
  our amended and restated certificate of incorporation may be amended or repealed by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors and our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our amended and restated certificate of incorporation and our amended and restated bylaws may be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors and our amended and restated bylaws may also be amended or repealed by a majority vote of our board of directors;

  •
  we require advance notice and duration of ownership requirements for stockholder proposals; and

  •
  we have opted out of Section 203 of the Delaware General Corporation Law of the State of Delaware (the "DGCL"), however, our amended and restated certificate of incorporation contains provisions that are similar to Section 203 of the DGCL (except with respect to ML Acquisition and Crestview and any of their respective affiliates and any of their respective direct or indirect transferees of Class B common stock). See "Description of Capital Stock — Anti-Takeover Provisions — Section 203 of the DGCL."

          These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

          Please see "— Risks Relating to Our Organizational Structure — Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, has substantial control over us, including over decisions that require the approval of stockholders, and his interests, along with the interests of our other Continuing Equity Owners, in our business may conflict with yours."

Our amended and restated certificate of incorporation provides, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

          Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

          Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The obligations associated with being a public company have required, and will continue to require, significant resources and management attention, which may divert from our business operations.

          As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we have incurred, and will continue to incur, significant legal, accounting and other expenses that we did not previously incur prior to our IPO.

          In addition, the need to continue to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including information technology controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may continue incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses in comparison to the amount of such general and administrative expenses prior to our IPO.

          Furthermore, as a public company, we will continue to incur additional legal, accounting and other expenses that have not been reflected in our historical financial statements for periods prior to our IPO included in our 2016 10-K, which incorporated by reference herein, or our pro forma financial statements included elsewhere in this prospectus. In addition, rules implemented by the SEC and the NYSE have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel have devoted, and will need to continue to devote, a substantial amount of time to these compliance initiatives. These rules and regulations result in our incurring legal and financial compliance costs and have made, and will continue to make, some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

          As a public reporting company, we are subject to the rules and regulations established from time to time by the SEC and NYSE. These rules and regulations require, among other things, that we have, and periodically evaluate, procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to continue to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

          In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting.

          If our senior management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on management's assessment and the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and the price of our Class A common stock. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our results of operations and financial condition. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, which would require additional financial and management resources.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.

          The trading market for our Class A common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our Class A common stock or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our Class A common stock could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and our 2016 10-K, which is incorporated by reference herein, each contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected new retail location openings, including greenfield locations and acquired locations, profitability of new retail locations, future capital expenditures and debt service obligations, refinancing, retirement or exchange of outstanding debt, expectations regarding consumer behavior and growth, our comparative advantages and our plans and ability to expand our consumer base, our ability to respond to changing business and economic conditions, volatility in sales, our ability to drive growth and expectations regarding increase of certain expenses are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions.

          Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these important factors include, but are not limited to, the following:

  •
  the availability of financing to us and our customers;

  •
  fuel shortages, or high prices for fuel;

  •
  the well-being, as well as the continued popularity and reputation for quality, of our manufacturers;

  •
  general economic conditions in our markets, and ongoing economic and financial uncertainties;

  •
  our ability to attract and retain customers;

  •
  competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast;

  •
  our expansion into new, unfamiliar markets as well as delays in opening or acquiring new retail locations;

  •
  unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions;

  •
  our failure to maintain the strength and value of our brands;

  •
  our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends;

  •
  fluctuations in our same store sales and whether they will be a meaningful indicator of future performance;

  •
  the cyclical and seasonal nature of our business;

  •
  our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital;

  •
  the restrictive covenants in our Senior Secured Credit Facilities and Floor Plan Facility;

  •
  our reliance on three fulfillment and distribution centers for our retail, e-commerce and catalog businesses;

  •
  natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events;

  •
  our dependence on our relationships with third-party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers' operations;

  •
  whether third-party lending institutions and insurance companies will continue to provide financing for RV purchases;

  •
  our inability to retain senior executives and attract and retain other qualified employees;

  •
  our ability to meet our labor needs;

  •
  our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us;

  •
  our business being subject to numerous federal, state and local regulations;

  •
  regulations applicable to the sale of extended service contracts;

  •
  our dealerships' susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened;

  •
  our failure to comply with certain environmental regulations;

  •
  climate change legislation or regulations restricting emission of "greenhouse gases;"

  •
  a failure in our e-commerce operations, security breaches and cybersecurity risks;

  •
  our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties;

  •
  our inability to maintain or upgrade our information technology systems or our inability to convert to alternate systems in an efficient and timely manner;

  •
  disruptions to our information technology systems or breaches of our network security;

  •
  Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, has substantial control over us and may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, including, but not limited to, the election of directors;

  •
  the exemptions from certain corporate governance requirements that we qualify for, and intend to continue to rely on, due to the fact that we are a "controlled company" within the meaning of the NYSE listing requirements;

  •
  whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock, including in connection with our IPO and this offering; and

  •
  the other factors set forth under "Risk Factors" in this prospectus and in the section entitled "Risk Factors" in our 2016 10-K, which is incorporated by reference herein.

          We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements included, or incorporated by reference, in this prospectus are only predictions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

          These forward-looking statements included, or incorporated by reference, in this prospectus speak only as of the date made. Except as required by applicable law, we do not plan to publicly update or revise any such forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

 USE OF PROCEEDS

          The Selling Stockholders will receive all of the net proceeds from this offering.

          We will not receive any proceeds from the sale of Class A common stock by the Selling Stockholders. However, we have agreed to pay the expenses associated with the sale of Class A common stock by the Selling Stockholders, other than underwriting discounts and commissions, which we estimate to be approximately $              million. See "Principal and Selling Stockholders" and "Underwriting."

 CAPITALIZATION

          The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2016, as follows:

  •
  on an actual basis; and

  •
  on a pro forma basis giving effect to this offering and the other transactions described under "Unaudited Pro Forma Consolidated Financial Information."

          For more information, please see the "Use of Proceeds" and "Unaudited Pro Forma Consolidated Financial Information" elsewhere in this prospectus. You should read this information in conjunction with our consolidated financial statements and the related notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included in our 2016 10-K, which is incorporated by reference herein, and the other financial information contained in this prospectus.

	As of December 31, 2016

(in thousands, except share and per share amounts)	Actual		Pro Forma

Cash and cash equivalents	$114,196	$

Indebtedness:
Revolving Credit Facility(1)	—
Term Loan Facility(1)(2)	626,753

Total indebtedness	626,753
Total equity:
Class A common stock, par value $0.01 per share; 250,000,000 shares authorized and 18,935,916 shares issued and outstanding, actual; 24,438,022 shares issued and outstanding, pro forma	189
Class B common stock, par value $0.0001 per share; 75,000,000 shares authorized, 69,066,445 shares issued and 62,002,729 shares outstanding, actual; 69,066,445 shares issued and 56,500,623 shares outstanding, pro forma	6
Class C common stock, par value $0.0001 per share; one share authorized, issued and outstanding, actual and pro forma	—
Additional paid-in capital	74,239
Retained earnings	544

Total stockholders' equity attributable to Camping World Holdings, Inc.	74,978
Non-controlling interest	(103,193)

Total stockholders' equity (deficit)	(28,215)

Total capitalization	$598,538	$

(1)
For a discussion of our Senior Secured Credit Facilities, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" in our 2016 10-K, which is incorporated by reference herein. See also our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein, which include all liabilities, including our Floor Plan Facility. On March 17, 2017, we entered into the First Amendment to the credit agreement governing the Senior Secured Credit Facilities to increase the principal amount of term loan borrowings under the Senior Secured Credit Facilities by $95.0 million to $720.3 million. For a discussion of the First Amendment, see "Prospectus Summary — Recent Developments" and "Description of Certain Indebtedness — Senior Secured Credit Facilities."

(2)
Net of $6.3 million of unamortized original issue discount and $11.9 million of finance costs.

 PRICE RANGE OF CLASS A COMMON STOCK

          Our Class A common stock has been listed on the NYSE under the symbol "CWH" since October 7, 2016. Our IPO was priced at $22.00 per share on October 6, 2016. Prior to that date, there was no public market for our Class A common stock. The following table sets forth, for the indicated periods, the high and low sales price per share for our Class A common stock on the NYSE.

	High	Low

2016:
Fourth quarter (starting October 7, 2016)	$33.59	$20.45
2017:
First quarter (through March 28, 2017)	$36.60	$29.41

          On March 28, 2017, the last reported sale price of our Class A common stock on the NYSE was $31.50 per share. As of March 23, 2017, we had approximately 7 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of March 23, 2017, we had two holders of record of our Class B common stock. As of March 23, 2017, we had one holder of record of our Class C common stock.

DIVIDEND POLICY

          CWGS, LLC has made a regular quarterly cash distribution to its common unit holders of approximately $0.08 per common unit, and CWGS, LLC intends to continue to make such quarterly cash distributions, and we intend to use all of the proceeds from such distribution on our common units to pay a regular quarterly cash dividend of approximately $0.08 per share on our Class A common stock, subject to our discretion as the sole managing member of CWGS, LLC and the discretion of our board of directors. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. Our first regular quarterly cash dividend of $0.08 per share of our Class A common stock, or $1.5 million, was paid during the quarter ended December 31, 2016. Our second regular quarterly cash dividend of $0.08 per share of our Class A common stock, or $1.5 million, was paid during the quarter ended March 31, 2017.

          CWGS, LLC is required to make cash distributions in accordance with the CWGS LLC Agreement in an amount sufficient for us to pay any expenses incurred by us in connection with the regular quarterly cash dividend, along with any of our other operating expenses and other obligations. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Distributions." We believe that our cash and cash equivalents and cash provided by operating activities will be sufficient for CWGS, LLC to make this regular quarterly cash distribution for at least the next twelve months.

          In addition, the CWGS LLC Agreement requires tax distributions to be made by CWGS, LLC to its members, including us. In general, tax distributions are made on a quarterly basis, to each member of CWGS, LLC, including us, based on such member's allocable share of the taxable income of CWGS, LLC (which, in our case, will be determined without regard to any Basis Adjustments described under "Certain Relationships and Related Person Transactions — Tax Receivable Agreement") and an assumed tax rate based on the highest combined federal, state, and local tax rate that may potentially apply to any one of CWGS, LLC's members (currently 52.62%), regardless of the actual final tax liability of any such member. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement" for additional information regarding these tax distributions. Based on the current applicable effective tax rates, we expect that (i) the assumed tax rate that will be used for purposes of determining tax distributions from CWGS, LLC will exceed our actual combined federal, state and local tax rate (assuming no changes in corporate tax rates) and (ii) the annual amount of tax distributions paid to us will exceed the sum of (A) our actual annual tax liability and (B) the annual amount payable by us under the Tax Receivable Agreement (assuming no early termination of the Tax Receivable Agreement) (such excess in clauses (A) and (B), collectively referred to herein as the "Excess Tax Distribution"). We currently intend to pay a special cash dividend of all or a portion of the Excess Tax Distribution to the holders of our Class A common stock from time to time subject to the discretion of our board of directors. Our first special cash dividend of $0.0732 per share, or $1.4 million, was paid during the quarter ended March 31, 2017.

          Our ability to pay cash dividends on our Class A common stock depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, restrictions in our debt agreements and in any preferred stock, restrictions under applicable law, the extent to which such distributions would render CWGS, LLC insolvent, our business prospects and other factors that our board of directors may deem relevant. Additionally, our ability to distribute any Excess Tax Distribution will also be subject to no early termination or amendment of the Tax Receivable Agreement, as well as the amount of tax distributions actually paid to us and our actual tax liability. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWGS, LLC and, through CWGS, LLC, cash distributions and dividends from its operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In particular, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of CWGS, LLC and our other subsidiaries and us to pay dividends or make distributions to us under the terms of our Senior Secured Credit Facilities and Floor Plan Facility. We do not currently believe that the restrictions contained in our existing indebtedness will impair the ability of CWGS, LLC to make the distributions or pay the dividends as described above. See "Description of Certain Indebtedness" for a description of the restrictions on our ability to pay dividends. Our dividend policy has certain risks and limitations, particularly with respect to liquidity, and we may not pay dividends according to our policy, or at all. See "Description of Capital Stock" and "Risk Factors — Risks Relating to This Offering and Ownership of Our Class A Common Stock — Our ability to pay regular and special dividends on our Class A common stock is subject to the discretion of our board of directors and may be limited by our structure and statutory restrictions and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility as well as any future agreements." See also the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources" in our 2016 10-K, which is incorporated by reference herein.

          CWGS, LLC paid cash tax distributions to its members during the years ended December 31, 2016, 2015 and 2014 aggregating $103.9 million, $83.1 million and $58.0 million, respectively. CWGS, LLC also made quarterly preferred return payments to one of its members during the years ended December 31, 2016, 2015 and 2014 aggregating $6.4 million, $8.4 million and $2.1 million, respectively. Additionally, CWGS, LLC paid special cash distributions to its members aggregating $111.2 million and $137.4 million during the years ended December 31, 2016 and 2015, respectively.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

          We have derived the unaudited consolidated pro forma statement of income for the year ended December 31, 2016 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of Camping World Holdings, Inc. and its subsidiaries included in our 2016 10-K, which is incorporated by reference herein. We have derived the unaudited pro forma consolidated balance sheet as of December 31, 2016 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of Camping World Holdings, Inc. and its subsidiaries included in our 2016 10-K, which is incorporated by reference herein.

          The unaudited pro forma consolidated statement of income for the year ended December 31, 2016 presents our consolidated results of income to give pro forma effect to the IPO, Reorganization Transactions and the sale of shares in this offering (excluding shares issuable upon exercise of the underwriters' option to purchase additional shares), as if all such transactions had been completed as of January 1, 2016. The unaudited pro forma consolidated balance sheet as of December 31, 2016 presents our financial position to give pro forma effect to the sale of shares in this offering (excluding shares issuable upon exercise of the underwriters' option to purchase additional shares, but including the direct exchange by certain of the Selling Stockholders of shares of common units of CWGS, LLC for shares of our Class A common stock), as if it had been completed on December 31, 2016. The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data.

          The pro forma adjustments related to the IPO and Reorganization Transactions, which we refer to as the "IPO and Reorganization Transactions Adjustments," principally give effect to the following items occurring on January 1, 2016 instead of occurring during the quarter ended December 31, 2016:

  •
  the issuance of 11,872,200 shares of Class A common stock to the purchasers in our IPO in exchange for net proceeds of approximately $243.8 million, after deducting underwriting discounts and commission but before offering expenses;

  •
  the application of all of the net proceeds from our IPO to acquire newly-issued common units directly from CWGS, LLC at a price per unit equal to the initial public offering price per share of Class A common stock less the underwriting discounts and commissions;

  •
  the payment by us of fees and expenses related to the IPO and the use of a portion of the proceeds by CWGS, LLC (from the sale of common units to us using the proceeds from the IPO) to repay a portion of the outstanding borrowings under our previous term loan facility;

  •
  the other Reorganization Transactions described in "Basis of Presentation — Initial Public Offering and Reorganization Transactions;"

  •
  a provision for federal, state and local income taxes of Camping World Holdings, Inc. as a taxable corporation; and

  •
  the allocation of net income between non-controlling interests and Camping World Holdings, Inc. based on Camping World Holding, Inc.'s 22.6% ownership of CWGS, LLC following the IPO and Reorganization Transactions.

          The pro forma adjustments related to this offering, which we refer to as the "Offering Adjustments," principally give effect to the following items:

  •
  the exchange by the Continuing Equity Owners participating in this offering as Selling Stockholders, prior to the consummation of this offering, of 5,502,106 common units for a corresponding number of shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange);

  •
  the adjustment to the Tax Receivable Agreement liability and related deferred income taxes for the increase in expected tax benefits to be realized from the exchange by certain of the Continuing Equity Owners of 5,502,106 common units for a corresponding number of shares of Class A common stock in connection with this offering;

  •
  adjustments to the provision for income taxes and deferred income taxes reflecting the increased ownership of CWGS, LLC by Camping World Holdings, Inc.; and

  •
  the allocation of net income between non-controlling interests and Camping World Holdings, Inc. based on Camping World Holdings, Inc.'s 29.2% ownership of CWGS, LLC following this offering.

          The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional 1,050,000 shares of Class A common stock from the Selling Stockholders.

          As described in greater detail under "Certain Relationships and Related Person Transactions — Tax Receivable Agreement," in connection with our IPO, we entered into the Tax Receivable Agreement with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. that provides for the payment by Camping World Holdings, Inc. to such persons of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (i) increases in tax basis resulting from the purchase of common units from Crestview Partners II GP, L.P. in connection with the IPO, from certain of the Continuing Equity Owners in connection with the consummation of this offering and from the Continuing Equity Owners in connection with any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units, and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Due to the uncertainty in the amount and timing of future redemptions or exchanges of common units by the Continuing Equity Owners, the unaudited pro forma consolidated financial information assumes that no redemptions or exchanges of common units have occurred, other than those contemplated in connection with the consummation of this offering. However, if all of the Continuing Equity Owners were to have their common units redeemed (after giving effect to this offering and assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock), we would recognize a deferred tax asset of approximately $              million and a liability of approximately $              million, representing 85% of the tax benefits due to the Continuing Equity Owners (of which approximately         %,         % and         % of the tax benefits would be attributable to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders, respectively), assuming (i) all exchanges occurred on December 31, 2016; (ii) a price of $32.59 per share (the last reported sale price of our Class A common stock on December 30, 2016); (iii) a constant corporate tax rate of 38.5%; (iv) we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. For each 5% increase (decrease) in the amount of common units exchanged by the Continuing Equity Owners, our deferred tax asset would increase (decrease) by approximately $              million and the related liability would increase (decrease) by approximately $              million, assuming that the price per share and corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A common stock at the time of the exchange, and the tax rates then in effect.

          The unaudited pro forma consolidated financial statements reflect the acquisition of the equity interests in CWGS, LLC in connection with our IPO, the Reorganization Transactions and this offering and does not result in a change in the book basis of CWGS, LLC as such transactions are between entities under common control.

          The unaudited pro forma consolidated financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the IPO, Reorganization Transactions and this offering been consummated on the dates indicated, and do not purport to be indicative of statements of financial condition, data or results of operations as of any future date or for any future period. You should read our unaudited pro forma consolidated financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in our 2016 10-K, which is incorporated by reference herein, and the financial and other information appearing elsewhere in this prospectus, including information contained in "Risk Factors," "Use of Proceeds" and "Capitalization" and the financial and other information appearing elsewhere or incorporated by reference in this prospectus, including information contained in the sections entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included in our 2016 10-K, which is incorporated by reference herein.

Camping World Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2016
(amounts in thousands)

	Historical Camping World Holdings, Inc.		Offering Adjustments			Pro Forma Camping World Holdings, Inc.

Assets
Cash and cash equivalents	$114,196	$			$
Contracts in transit	29,012
Accounts receivable, net	58,488
Inventories, net	909,254
Prepaid expenses and other assets	21,755

Total current assets	1,132,705
Property and equipment, net	130,760
Deferred tax assets, net	125,878			(1)
Intangible assets, net	3,386
Goodwill	153,105
Other assets	17,931

Total assets	$1,563,765	$			$

Liabilities and stockholders' / members' equity (deficit)
Current liabilities:
Accounts payable	$68,655			(2)
Accrued liabilities	78,044
Deferred revenues and gains	68,643
Current portion of capital lease obligations	1,224
Current portion of tax receivable agreement liability	991
Current portion of long-term debt	6,450
Notes payable — floor plan, net	625,185
Other current liabilities	16,745

Total current liabilities	865,937
Capital lease obligations, net of current portion	841
Right to use liability	10,343
Tax receivable agreement liability, net of current portion	18,190			(1)
Long-term debt, net of current portion	620,303
Deferred revenues and gains	52,210
Other long-term liabilities	24,156

Total liabilities	1,591,980
Commitments and contingencies
Stockholders' / members' equity (deficit):
Members' deficit	—
Class A common stock, par value $0.01 per share; 250,000,000 shares authorized and 18,935,916 shares issued and outstanding, actual; 24,438,022 shares issued and outstanding, pro forma	189			(3)
Class B common stock, par value $0.0001 per share; 75,000,000 shares authorized, 69,066,445 shares issued and 62,002,729 shares outstanding, actual; 69,066,445 shares issued and 56,500,623 shares outstanding, pro forma	6			(3)
Class C common stock, par value $0.0001 per share; one share authorized, issued and outstanding, actual and pro forma	—
Preferred stock; par value $0.01 per share; 20,000,000 shares authorized and no shares issued and outstanding, actual and pro forma	—
Additional paid-in capital	74,239			(1)(2)(3)(4)
Retained earnings	544

Total stockholders' equity attributable to Camping World Holdings, Inc. / members' deficit	74,978
Non-controlling interest	(103,193)			(4)

Total stockholders' / members' equity (deficit)	28,215

Total liabilities and stockholders' / members' equity (deficit)	$1,563,765	$			$

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

Camping World Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)
Camping World Holdings, Inc. is subject to U.S. federal and state income taxes and files consolidated income tax returns for U.S. federal and certain state jurisdictions. These adjustments reflect the recognition of additional deferred taxes in connection with this offering related to temporary differences in the book basis as compared to the tax basis of our investment in CWGS, LLC.

  In addition, we are a party to a Tax Receivable Agreement. Under this agreement, we generally are required to pay, to the Continuing Equity Owners, 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize in certain circumstances as a result of certain tax attributes of their common units in CWGS, LLC sold to us (or exchanged in a taxable sale) and that are created as a result of (i) increases in tax basis resulting from the purchase of common units from Crestview Partners II GP, L.P. in connection with the IPO, from certain of the Continuing Equity Owners in connection with the consummation of this offering and from the Continuing Equity Owners in connection with any future redemptions that are funded by Camping World Holdings, Inc. or exchanges of common units described above under " — Redemption rights of holders of common units," and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. See "Certain Relationships and Related Person Transactions — Tax Receivable Agreement" for a discussion of the Tax Receivable Agreement.

  The net deferred tax asset adjustment of $              million, resulting from this offering, and the $              million adjustment related to the Tax Receivable Agreement liability are assuming: (1) only exchanges associated with this offering, (2) a share price equal to $             per share (the last reported sale price of our Class A common stock on                  , 2017), (3) an estimated effective corporate tax rate of 38.5%, (4) we will have sufficient taxable income to fully utilize the tax benefits, (5) no material changes in tax law and (6) future Tax Receivable Agreement payments.

  The net impact of the adjustments to net deferred taxes and the Tax Receivable Agreement liability of $              million has been recorded as an increase to additional paid-in capital, as these adjustments arise from equity transactions of the Company.

  We anticipate that we will account for the income tax effects resulting from future taxable exchanges of common units of CWGS, LLC by Continuing Equity Owners for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement, by recognizing an increase in our deferred tax assets, based on enacted tax rates at the date of each exchange. Further, we will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset, and, to the extent that we estimate that it is more likely than not that we will not realize the benefit, we will reduce the carrying amount of the deferred tax asset with a valuation allowance.

  The amounts to be recorded for both the net deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes to both the net deferred tax assets and our obligations under the Tax Receivable Agreement after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

(2)
The Company has and will incur certain costs associated with this offering, including certain legal, accounting and other related expenses. None of these costs had been incurred as of

  December 31, 2016. Upon the consummation of this offering, these costs will be charged against the proceeds from this offering with a reduction to additional paid-in capital.

(3)
These adjustments reflect the exchange by the Continuing Equity Owners participating in this offering of 5,502,106 common units in CWGS, LLC for a corresponding number of shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange). The adjustments assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(4)
Camping World Holdings, Inc. is the sole managing member of CWGS, LLC. As sole managing member, Camping World Holdings, Inc. exclusively operates and controls the business and affairs of CWGS, LLC, which results in CWGS, LLC being included in the consolidated results of Camping World Holdings, Inc. The common units in CWGS, LLC owned by the Continuing Equity Owners are considered non-controlling interests in the consolidated financial statements of Camping World Holdings, Inc.

  Immediately prior to the consummation of this offering, the Continuing Equity Owners participating in this offering as Selling Stockholders will exchange 5,502,106 common units in CWGS, LLC for a corresponding number of shares of Class A common stock (and we will cancel their shares of Class B common stock on a one-for-one basis upon such exchange). As a result of the anticipated direct exchange of common units for shares of Class A common stock, the number of common units owned by Camping World Holdings, Inc. will correspondingly increase. Assuming, no exercise by the underwriters of their option to purchase additional shares of Class A common stock, the Selling Stockholders are offering an aggregate of 7,000,000 shares of Class A common stock in this offering, which includes 1,497,894 shares of Class A common stock held by the Former Equity Owners prior to this offering.

  Assuming the exchange of common units in CWGS, LLC for Class A common stock as part of this offering occurred on December 31, 2016, Camping World Holdings, Inc. would hold 24,438,022 common units in CWGS, LLC representing 29.2% of the outstanding common units of CWGS, LLC. The adjustment to non-controlling interests of $              million reflects the proportional interest in the pro forma consolidated total members' equity of CWGS, LLC owned by the Continuing Equity Owners.

  The CWGS LLC Agreement provides a redemption right to the Continuing Equity Owners, which entitles them to have their common units redeemed from time to time at their election for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (i) the Continuing Equity Owners (other than the Former Profit Unit Holders) will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner (other than Former Profit Unit Holders), which we will cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (ii) all redeeming members will surrender common units to CWGS, LLC for cancellation. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of our IPO — Common unit redemption right."

Camping World Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Income for the
Year Ended December 31, 2016

(in thousands, except per share data)	Historical Camping World Holdings, Inc.		IPO and Reorganization Transactions Adjustments			As Adjusted Before Offering		Offering Adjustments			Pro Forma Camping World Holdings, Inc.

Revenue:
Consumer Services and Plans	$184,773	$			$		$			$
Retail
New vehicles	1,866,182
Used vehicles	705,893
Parts, services and other	540,019
Finance and insurance, net	229,839

Subtotal	3,341,933
Total revenue	3,526,706
Costs applicable to revenue (exclusive of depreciation and amortization shown separate below):
Consumer Services and Plans	79,272			(1)
Retail
New vehicles	1,604,534
Used vehicles	555,113
Parts, services and other	289,186			(1)

Subtotal	2,448,833
Total costs applicable to revenue	2,528,105
Operating expenses:
Selling, general and administrative	691,884			(1)
Debt restructure expense	1,218
Depreciation and amortization	24,695
(Gain) loss on sale of assets	(564)

Total operating expenses	717,233

Income from operations	281,368
Other income (expense):
Floor plan interest expense	(18,854)
Other interest expense, net	(48,318)			(2)
Loss on debt restructure	(5,052)
Other income (expense), net	—

Total other income (expense)	(72,224)

Income before income taxes	209,144
Income tax expense	(5,907)			(3)					(5)

Net income	$203,237	$			$		$			$

Less: net income attributable to non-controlling interests	(11,576)			(4)					(6)

Net income attributable to Camping World Holdings, Inc.	$191,661	$			$		$			$

Earnings per share of Class A common stock:
Basic	$0.11 (7)											$(7)
Diluted	$0.09 (7)											$(7)
Weighted-average shares of Class A common stock outstanding:
Basic	18,766 (7)
Diluted	83,602 (7)
Pro forma earnings per share of Class A common stock:
Basic	$1.54 (8)
Diluted	$1.52 (8)

          See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income.

Camping World Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Income

(1)
This adjustment represents the increase in compensation expense we would incur if the 1,117,559 stock options and 143,500 restricted stock units granted (net of forfeiture) to certain employees and directors in connection with the IPO were granted on January 1, 2016 instead of in October 2016 in connection with the IPO. This amount was calculated assuming the stock options and restricted stock units were granted on January 1, 2016 with the stock options having an exercise price equal to $22.00 per share, the initial public offering price of the shares of Class A common stock issued and sold in our IPO. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility	36.05%
Expected dividend yield	1.10%
Expected term (in years)	6.25
Risk-free interest rate	1.47%
(2)
On October 13, 2016, CWGS Group, LLC, a wholly owned subsidiary of CWGS, LLC, repaid $200.4 million of the then outstanding borrowings on the Company's Previous Term Loan Facility with the proceeds of the capital contribution made by Camping World Holdings, Inc. with the proceeds from our IPO. On November 8, 2016, CWGS Group, LLC entered into the Senior Secured Credit Facilities, consisting of a $645 million Term Loan Facility and a $35 million Revolving Credit Facility, and used the proceeds to repay the Previous Senior Secured Credit Facilities as described in our 2016 10-K, which is incorporated by reference herein. This adjustment represents the decrease in interest expense that would have been realized by us if the aforementioned principal repayment and debt refinancing had occurred on January 1, 2016, computed at a weighted average interest rate of 4.6%.

(3)
Camping World Holdings, Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to its allocable share of any net taxable income of CWGS, LLC. The adjustment of $              million to the income tax expense resulting from the Reorganization Transactions and the IPO reflects our effective tax rate of 38.5% applied to Camping World Holdings, Inc.'s economic interest of 22.6% of CWGS, LLC following the Reorganization Transactions and the IPO further applied to the portion of net income of CWGS, LLC that relates to pass-through entities whose income has not been previously subject to income tax expense for the period between January 1, 2016 and the date of the Company's IPO.

(4)
The common units in CWGS, LLC owned by the Continuing Equity Owners are considered non-controlling interests in the consolidated financial statements of Camping World Holdings, Inc. As a result of the Reorganization Transactions and the IPO, the non-controlling interests held by the Continuing Equity Owners represented 77.4% economic ownership of CWGS, LLC, and as such, 77.4% of CWGS, LLC's net income is attributable to the non-controlling interests. The pro forma adjustment reflects the allocation of CWGS, LLC net income to the non-controlling interests for the period between January 1, 2016 and the date of the Company's IPO.

(5)
Camping World Holdings, Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to its allocable share of any net taxable income of CWGS, LLC. The adjustment of $              million to the income tax expense resulting from this offering reflects our effective tax rate of 38.5% applied to the additional 7.7% economic interest in CWGS, LLC that will be held by Camping World Holdings, Inc. upon consummation of the exchange of common units of CWGS, LLC for shares of Class A common stock by certain Continuing

  Equity Owners in connection with this offering further applied to the portion of net income of CWGS, LLC that relates to pass-through entities whose income has not been previously subject to income tax expense.

(6)
The common units in CWGS, LLC owned by the Continuing Equity Owners are considered non-controlling interests in the consolidated financial statements of Camping World Holdings, Inc. Immediately following the consummation of this offering, the non-controlling interests held by the Continuing Equity Owners will have 70.8% economic ownership of CWGS, LLC, and as such, 70.8% of CWGS, LLC's net income will be attributable to the non-controlling interests. The pro forma adjustment reflects the reduction in the allocation of CWGS, LLC net income to the non-controlling interests. The remaining economic ownership of CWGS, LLC will be held by Camping World Holdings, Inc. following the consummation of this offering.

(7)
Pro forma earnings per share is calculated based on pro forma net income reflecting the adjustments discussed above divided by 24,438,022 shares of Class A common stock, which is the sum of the Class A common stock outstanding at December 31, 2016 and the Class A common stock that will be issued in connection with this offering. The shares of Class B common stock and Class C common stock have no rights to dividends or distributions, whether in cash or stock, and therefore are excluded from this calculation. We have determined that (i) the assumed conversion of common units in CWGS, LLC into Class A common stock under the if-converted method of calculating earnings per share and (ii) the incremental shares from the outstanding stock options and restricted stock units under the treasury stock method of calculating earnings per share each do not result in a dilutive impact and therefore that basic and dilutive pro forma net income per share are the same.

(in thousands except per share amounts)		Year ended December 31, 2016

Basic and diluted net income per share:
Numerator
Net income	$
Less: net income attributable to non-controlling interests

Net income attributable to Class A common stockholders — basic and diluted	$
Denominator
Class A common shares outstanding at December 31, 2016
Incremental shares of Class A common stock issued in connection with this offering

Weighted-average Class A common shares outstanding — basic and diluted

Earnings per share — basic and diluted	$

(8)
The historical pro forma earnings per share data presented has been computed to reflect income attributable to non-controlling interests and income tax expense assuming the Company's initial public offering and related reorganization transactions occurred on January 1, 2016. See Note 21 to our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein.

MANAGEMENT

Directors and Executive Officers

          The following table provides information regarding our executive officers and members of our board of directors (ages as of March 28, 2017):

Name	Age	Position(s)

Marcus A. Lemonis	43	Chairman and Chief Executive Officer
Thomas F. Wolfe	55	Chief Financial Officer and Secretary
Brent L. Moody	55	Chief Operating and Legal Officer
Roger L. Nuttall	65	President of Camping World
Mark J. Boggess	61	President of Good Sam Enterprises
Stephen Adams	79	Director
Andris A. Baltins	71	Director
Brian P. Cassidy	43	Director
Mary J. George	66	Director
Daniel G. Kilpatrick	36	Director
Jeffrey A. Marcus	70	Director
K. Dillon Schickli	63	Director

Background of Executive Officers and Directors

          Marcus A. Lemonis has served as Camping World Holdings, Inc.'s Chairman and Chief Executive Officer and on the board of directors of Camping World Holdings, Inc. since its formation, as the President and Chief Executive Officer and on the board of directors of CWGS, LLC since February 2011, as the Chief Executive Officer and on the board of directors of Good Sam Enterprises, LLC since January 2011, as President and Chief Executive Officer and on the board of directors of Camping World, Inc. since September 2006 and as the President and Chief Executive Officer and on the board of directors of FreedomRoads, LLC since May 1, 2003. Mr. Lemonis received a B.A. from Marquette University. Mr. Lemonis' extensive experience in retail, RV and automotive, business operations and entrepreneurial ventures makes him well-qualified to serve as the Chief Executive Officer and the Chairman of our board of directors.

          Thomas F. Wolfe has served as Camping World Holdings, Inc.'s Chief Financial Officer since its formation, as the Executive Vice President of Operations of Good Sam Enterprises, LLC from September 2011 through February 2015, the Chief Financial Officer of Good Sam Enterprises, LLC since January 2004 and as the Executive Vice President and Chief Financial officer of CWGS, LLC since January 2011. Previously, Mr. Wolfe served as Good Sam Enterprises, LLC's Senior Vice President and Chief Financial Officer since January 2004. Prior to that time, Mr. Wolfe had been Vice President and Controller of Good Sam Enterprises, LLC since 1997. From 1991 to 1997, Mr. Wolfe was vice president of finance of Convenience Management Group, LLC, a privately-owned distributor of petroleum products and equipment. From 1989 to 1991, Mr. Wolfe was vice president and controller of First City Properties, Inc. From 1983 to 1988, Mr. Wolfe held a variety of staff and management positions at Deloitte & Touche LLP. Mr. Wolfe received a B.S. from California Polytechnic State University, San Luis Obispo.

          Brent L. Moody has served as Camping World Holdings, Inc.'s Chief Operating and Legal Officer since its formation, as the Chief Operating and Legal Officer of CWGS, LLC and its subsidiaries since January 1, 2016, as the Executive Vice President and Chief Administrative and Legal Officer of CWGS, LLC from February 2011 to December 31, 2015, as the Executive Vice President and Chief Administrative and Legal Officer of Good Sam Enterprises, LLC from January 2011 to December 31, 2015, as the Executive Vice President and Chief Administrative and Legal Officer of FreedomRoads, LLC and Camping World, Inc. from 2010 until December 31, 2015, as

Executive Vice President/General Counsel and Business Development of Camping World, Inc. and FreedomRoads, LLC from 2006 to 2010, as Senior Vice President/General Counsel and Business Development of Camping World, Inc. and Good Sam Enterprises, LLC from 2004 to 2006 and as Vice President and General Counsel of Camping World, Inc. from 2002 to 2004. From 1998 to 2002, Mr. Moody was a shareholder of the law firm of Greenberg Traurig, P.A. From 1996 to 1998, Mr. Moody served as vice president and assistant general counsel for Blockbuster, Inc. Mr. Moody received a J.D. from Nova Southeastern University, Shepard Broad Law Center and a B.S. from Western Kentucky University.

          Roger L. Nuttall has served as President of Camping World, Inc. since January 2011, as Chief Operating Officer of FreedomRoads, LLC from January 2009 until January 2011 and as Executive Vice President and Chief Financial Officer of FreedomRoads, LLC from November 2003 until December 2015. From 1981 to 1983, Mr. Nuttall was a partner at McKay, Nuttall and Reid, a local accounting and consulting firm. Prior to that time, from 1974 to 1981, Mr. Nuttall held a variety of staff and management positions at Grant Thornton LLP. From 1983 until 2003, Mr. Nuttall served as chief financial officer and member of the board of directors of Blaine Jensen & Sons, Inc., a multi-dealership RV company. Mr. Nuttall received a B.A. from Weber State University.

          Mark J. Boggess has served as the President of Good Sam Enterprises, LLC since January 2015 and as President of GS Media & Events, a division of Good Sam Enterprises, LLC, since December 2012. From April 2009 until April 2011, Mr. Boggess served as Chief Financial Officer of DirectBuy, Inc. Prior to that time, Mr. Boggess served as President and Chief Executive Officer of Camping World, Inc. from January 2004 until July 2008. From June 1993 until January 2004, Mr. Boggess served as Senior Vice President and Chief Financial Officer of Good Sam Enterprises, LLC. Previously, from June 1992 until May 1993, Mr. Boggess was vice president and chief financial officer of Hypro Corporation, a privately owned manufacturer of fluid transfer pumps. From June 1989 until June 1992, Mr. Boggess was treasurer of Adams Communications Corporation, a holding company controlled by Stephen Adams, which owned television and radio station operations throughout the United States. Mr. Boggess received a B.B.A. from the University of Cincinnati.

          Stephen Adams has served on the board of directors of Camping World Holdings, Inc. since its formation, as the chairman of the board of directors of CWGS, LLC since February 2011, as the chairman of the board of directors of Good Sam Enterprises, LLC since December 1988, as the chairman of the board of directors of Camping World, Inc. since April 1997 and as the chairman of the board of directors of FreedomRoads Holding Company, LLC since February 3, 2005. In addition, Mr. Adams is the chairman of the board of directors and the controlling shareholder of Adams Outdoor Advertising, Inc., which operates an outdoor media advertising business. From November 2011 until April 2012, Mr. Adams inadvertently failed to timely file ownership reports on Forms 4 and 5 and as of the end of calendar year 2011, as of May 15, 2012 and as of the end of calendar year 2012, Mr. Adams mistakenly failed to timely file Schedule 13G amendments with respect to an entity in which he unknowingly accumulated an interest in excess of 5%. As a result, the SEC entered an order on September 10, 2014, pursuant to which Mr. Adams agreed to cease and desist from committing or causing any violations of the requirements of Section 13(d) and 16(a) of the Exchange Act and certain of the rules promulgated thereunder and paid a civil money penalty to the SEC without admitting or denying the findings therein. In August 2009, Affinity Bank, a California depositary institution in which Mr. Adams indirectly owned a controlling interest, was closed by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation was appointed as the receiver. Mr. Adams received an M.B.A. from the Stanford Graduate School of Business and a B.S. from Yale University. Mr. Adams' long association with the Company as a chairman of the board of directors of several of its subsidiaries since he acquired Good Sam Enterprises, LLC in 1988 and his current or former ownership of a variety of businesses with significant assets and operations during his over 40-year business career, during which time he has had substantial experience in providing management oversight and strategic direction, makes him well-qualified to serve on our board of directors.

          Andris A. Baltins has served on the board of directors of Camping World Holdings, Inc. since its formation, on the board of directors of CWGS, LLC since February 2011 and on the board of directors of Good Sam Enterprises, LLC since February 2006. He has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979. Mr. Baltins serves as a director of various private and non-profit corporations, including Adams Outdoor Advertising, Inc., which is controlled by Mr. Adams. Mr. Baltins previously served as a director of Polaris Industries, Inc. from 1995 until 2011. Mr. Baltins received a J.D. from the University of Minnesota Law School and a B.A. from Yale University. Mr. Baltins' over 40-year legal career as an advisor to numerous public and private companies and his experience in the areas of complex business transactions, mergers and acquisitions and corporate law makes him well-qualified to serve on our board of directors.

          Brian P. Cassidy has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since March 2011. Mr. Cassidy is a Partner at Crestview, which he joined in 2004, and currently serves as co-head of Crestview's media and communications strategy. Mr. Cassidy has served as a director of NEP Group, Inc. since December 2012, Interoute Communications Holdings since April 2015, the parent company of WideOpenWest Finance, LLC since January 2016 and the parent company of CORE Media Group since October 2016. Mr. Cassidy previously served as a director of San Juan Cable LLC (d/b/a OneLink Communications) from May 2007 until November 2012, ValueOptions, Inc. from December 2007 until December 2014 and Cumulus Media, Inc. from May 2014 until March 2017 and was also involved with Crestview's investments in Charter Communications, Inc. and Insight Communications, Inc. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston Ventures, where he invested in companies in the media and communications, entertainment and business services industries. Previously, he worked for one year as the acting chief financial officer of one of their portfolio companies. Prior to that time, Mr. Cassidy was an investment banking analyst at Alex. Brown & Sons, where he completed a range of financing and mergers and acquisitions assignments for companies in the consumer and business services sectors. Mr. Cassidy received an M.B.A. from the Stanford Graduate School of Business and an A.B. in Physics from Harvard College. Mr. Cassidy's private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings makes him well-qualified to serve on our board of directors.

          Mary J. George has served on the board of directors of Camping World Holdings, Inc. since January 2017. Ms. George has been a founding partner of Morningstar Capital Investments, LLC, an investment firm, since 2001. Ms. George served as chief executive officer and a director at Easton Hockey Holdings Inc., a private manufacturer of ice hockey equipment, from August 2014 to December 2016. From 2002 to 2015, Ms. George held various positions, including co-chairman (2002 to 2009) and vice chairman (2009 to 2015), at Bell Automotive Products, Inc., a private manufacturer of automotive accessories. From 1994 to 2004, Ms. George held various positions, including chief operating officer (1995 to 1998), chief executive officer (1998 to 2000), and chairman (2000 to 2004), at Bell Sports Inc., a formerly public helmet manufacturer. Ms. George also currently serves or previously served as a director of various public and private companies, including Image Entertainment, Inc., a formerly public independent distributor of home entertainment programming, from 2010 to 2012, Oakley, Inc., a public sports equipment and lifestyle accessories manufacturer, from 2004 to 2007, BRG Sports Inc. since 2013, 3 Day Blinds Inc. from 2007 to 2015, and Oreck Corporation from 2008 to 2012. Ms. George received an M.B.A. from XLRI — Xavier School of Management (Jamshedpur, India) and a B.A. from University College (Kerala, India). Ms. George's experience in sales, marketing and general management in the consumer products industry, as well as success in the development of internationally renowned branded products, provides our board of directors with greater insight in the areas of product branding and strategic growth in the consumer products industry and makes her well-qualified to serve on our board of directors.

          Daniel G. Kilpatrick has served on the board of directors of Camping World Holdings, Inc. since January 2017. Mr. Kilpatrick serves as a principal at Crestview Advisors, L.L.C., a private equity firm that he joined in 2009, where he has overseen investments in companies across a variety of industries, including media and financial services. Mr. Kilpatrick is currently on the board of directors of various private companies, including Accuride Group Holdings, Inc., NYDJ Corporation, the parent company of WideOpenWest Finance, LLC and the parent company of CORE Media Group, and was previously a director of Symbion, Inc. from August 2012 to November 2014. Mr. Kilpatrick received an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University. Mr. Kilpatrick's private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings makes him well-qualified to serve on our board of directors.

          Jeffrey A. Marcus has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since March 2011. Mr. Marcus joined Crestview in 2004 and currently serves as co-head of Crestview's media and communications strategy. Prior to joining Crestview, Mr. Marcus served in various positions in the media and communications industry, including as President and chief executive officer of AMFM Inc. (formerly Chancellor Media Corporation) from 1998 until 1999 and as founder and chief executive officer of Marcus Cable Company, a privately held cable company, from 1989 until 1998. Mr. Marcus has served as the chairman of the board of directors of Cumulus Media, Inc. since April 2015 and on its board of directors since September 2011 and has served as the chairman of the board of directors of the parent company of WideOpenWest Finance, LLC since January 2016 and as a director of NEP Group, Inc. since December 2012. Mr. Marcus previously served as a chairman of the board of directors of DS Services of America, Inc. from September 2013 until December 2014, and as a director of Charter Communications, Inc. from May 2012 until November 2013, San Juan Cable LLC (d/b/a OneLink Communications) from July 2011 until December 2012 and Insight Communications Company, Inc. from April 2010 until February 2012. Mr. Marcus received a B.A. from the University of California, Berkeley. Mr. Marcus' extensive experience serving as a director of numerous public and private companies, operating experience as a chief executive officer in the cable television, broadcast and outdoor industries and his experience as a private equity investor with respect to acquisitions, debt financings, equity financings and public market sentiment makes him well-qualified to serve on our board of directors.

          K. Dillon Schickli has served on the board of directors of Camping World Holdings, Inc. since its formation and on the board of directors of CWGS, LLC since August 2011. Mr. Schickli previously served on the board of directors of CWGS, LLC from 1990 until 1995 and was chief operating officer of Affinity Group, Inc., the predecessor of Good Sam Enterprises, LLC, from 1993 until 1995. Previously, Mr. Schickli was a co-investor with Crestview in DS Waters Group, Inc. ("DS Waters") and served as vice-chairman of its board of directors until it was sold to Cott Corporation in December 2014. Prior to that time, Mr. Schickli was the chief executive officer of DS Waters from June 2010 until February 2013 and subsequently led the buyout of the business by Crestview. Mr. Schickli also previously led the buyout of DS Waters from Danone Group & Suntory Ltd. in November 2005 and was also a co-investor in DS Waters with Kelso & Company. Mr. Schickli served as co-chief executive officer and chief financial officer of DS Waters from November 2005 until June 2010, when he became the sole chief executive officer. Mr. Schickli started his business career in the capital planning and acquisitions group of the Pepsi-Cola Company after he received his M.B.A. from the University of Chicago. Mr. Schickli received a B.A. from Carleton College in 1975. Mr. Schickli's long association with, and knowledge of, the Company, extensive experience serving as a director of other businesses, operating experience as a chief executive officer and his experience as a private equity investor with respect to acquisitions, debt financings, equity and financings makes him well-qualified to serve on our board of directors.

Composition of our Board of Directors

          Our board of directors currently consists of eight directors. Our amended and restated certificate of incorporation and bylaws provide that our board of directors may consist of up to nine directors, and that our board of directors is divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders.

          When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

          Pursuant to the Voting Agreement, Crestview has the right to designate four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P. directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, Crestview will beneficially own, in the aggregate, 31.0% of our Class A common stock (or 29.8% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering, Crestview will only have the right to designate three Crestview Directors. Each of ML Acquisition and ML RV Group has agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties also have the right to designate four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, the ML Related Parties will beneficially own, in the aggregate, 43.0% of our Class A common stock (or 43.0% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering, the ML Related Parties will continue to have the right to designate four ML Acquisition Directors. Moreover, ML RV Group has the right to designate one director for as long as it holds our one share of Class C common stock. Funds controlled by Crestview Partners II GP, L.P. have agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Acquisition Director or the ML RV Director to be the chairperson of the board of directors (as defined in our amended and restated bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee. ML Acquisition has been deemed to have designated Messrs. Adams, Baltins and Schickli and Ms. George for election to our board of directors, Crestview has been deemed to have designated Messrs. Cassidy, Kilpatrick and Marcus for election to our board of directors and ML RV Group has been deemed to have designated Mr. Lemonis for election to our board of directors.

          In accordance with our amended and restated certificate of incorporation and the Voting Agreement, our board of directors is divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

  •
  the Class I directors are Messrs. Adams and Schickli and Ms. George, and their terms will expire at the annual meeting of stockholders to be held in 2017;

  •
  the Class II directors are Messrs. Baltins, Kilpatrick and Marcus, and their terms will expire at the annual meeting of stockholders to be held in 2018; and

  •
  the Class III directors are Messrs. Lemonis and Cassidy, and their terms will expire at the annual meeting of stockholders to be held in 2019.

          Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

          Pursuant to the terms of the Voting Agreement, the Crestview Directors, the ML Acquisition Directors and the director designated by ML RV Group may only be removed with or without cause at the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the combined voting power of our Class A common stock, Class B and Class C common stock.

Director Independence

          Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. Our board of directors has affirmatively determined that Messrs. Baltins, Marcus and Schickli and Ms. George are each an "independent director," as defined under the Exchange Act and the rules of the NYSE.

Controlled Company Exemption

          Marcus Lemonis, through his beneficial ownership of our shares directly or indirectly held by ML Acquisition and ML RV Group, and certain funds controlled by Crestview Partners II GP, L.P., in the aggregate, hold, and upon consummation of this offering will continue to hold, more than 50% of the combined voting powers of our common stock. As a result, we are, and will continue to be, a "controlled company" within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of "independent directors," as defined under the rules of the NYSE; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. We do not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees and may not comply with any of the foregoing until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See "Risk Factors — Risks Relating to Our Organizational Structure — We are a "controlled company" within the meaning of the NYSE listing requirements and, as a result, qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements."

Committees of Our Board of Directors

          Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

          Our audit committee is responsible for, among other things:

  •
  appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

  •
  discussing with our independent registered public accounting firm their independence from management;

  •
  reviewing with our independent registered public accounting firm the scope and results of their audit;

  •
  approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

  •
  overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

  •
  reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

  •
  establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

          Our audit committee consists of Messrs. Schickli and Baltins and Ms. George, with Mr. Schickli serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee be composed entirely of independent members within one year of the date of our IPO. Our board of directors has affirmatively determined that Mr. Schickli and Ms. George each meet the definition of "independent director" for purposes of serving on the audit committee under Rule 10A-3 and the NYSE rules. In addition, our board of directors has determined that Mr. Schickli qualifies as an "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors adopted a written charter for the audit committee, which is available on our principal corporate website at www.campingworld.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

          Our nominating and corporate governance committee is responsible for, among other things:

  •
  identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to designate directors, including pursuant to the Voting Agreement (for so long as such agreement is in effect);

  •
  reviewing, at least annually, the board of directors committee structure and, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to designate directors to serve on committees of the board of directors, including pursuant to the Voting Agreement (for so long as such agreement is in effect), recommending to the board of directors for its approval directors to serve as members of each committee;

  •
  overseeing the annual self-evaluations of management and the board of directors and its committees; and

  •
  developing and recommending to our board of directors a set of corporate governance guidelines and principles.

          Our nominating and corporate governance committee consists of Messrs. Baltins and Cassidy, with Mr. Baltins serving as chair. Our board has determined that Andris A. Baltins qualifies as independent under the rules of the NYSE. We avail ourselves of the "controlled company" exemption under the NYSE rules, which exempts us from the requirement that we have a nominating and corporate governance composed entirely of independent directors. Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our principal corporate website at www.campingworld.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

          Our compensation committee is responsible for, among other things:

  •
  reviewing and setting or making recommendations to the board of directors regarding the compensation of our chief executive officer and the other executive officers;

  •
  reviewing and approving or making recommendations of the board of directors regarding our cash and equity incentive plans and arrangements;

  •
  reviewing and making recommendations to our board of directors with respect to director compensation; and

  •
  reviewing and discussing with management our "Compensation Discussion and Analysis" included in our proxy statement on Schedule 14A, if required by the SEC.

          Our compensation committee consists of Messrs. Marcus and Schickli, with Mr. Marcus serving as chair. Our board has determined that Messrs. Marcus and Schickli each qualify as an independent director under the NYSE's heightened independence standards for members of a compensation committee and as a "non-employee director" as defined in Section 16b-3 of the Exchange Act. Our board of directors adopted a written charter for the compensation committee, which is available on our principal corporate website at www.campingworld.com substantially. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

          Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Risk Considerations in our Compensation Program

          We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

          During the year ended December 31, 2016, the members of our compensation committee were Jeffrey A. Marcus and K. Dillon Schickli. Neither member of our compensation committee is a current employee of ours. Mr. Schickli was chief operating officer and a director of our predecessor entity, Affinity Group, Inc., from 1993 to 1995. During the year ended December 31, 2016, none of the relationships required to be disclosed by the rules of the SEC existed aside from those identified herein.

          On June 13, 2016, CWGS, LLC assigned its equity interest in AutoMatch USA, LLC ("AutoMatch"), an indirect wholly-owned subsidiary of CWGS, LLC, to CWGS Holding and CVRV, each a member of CWGS, LLC, in the form of a $38.8 million non-cash distribution. Additionally, on September 7, 2016, CWGS, LLC paid a special cash distribution to its members, including Mr. Schickli, of $1.6 million to pay the remaining proceeds related to the distribution of AutoMatch USA, LLC. Mr. Schickli received $57,548 as part of the foregoing special cash distribution. For more information, see "Certain Relationships and Related Person Transactions — Other Transactions".

Code of Ethics

          We have adoped a written code of business conduct and ethics that applies to our directors, officers and employees. A copy of the code is posted on our website, www.campingworld.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The Compensation Discussion and Analysis section discusses and analyzes the executive compensation program for our named executive officers for fiscal 2016. Our named executive officers for fiscal 2016, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for fiscal 2016, were:

  •
  Marcus A. Lemonis, who serves as Chairman and Chief Executive Officer and is our principal executive officer;

  •
  Thomas F. Wolfe, who serves as Chief Financial Officer and Secretary and is our principal financial officer;

  •
  Roger L. Nuttall, who serves as President of Camping World, Inc.;

  •
  Brent L. Moody, who serves as Chief Operating and Legal Officer; and

  •
  Mark J. Boggess, who serves as President of Good Sam Enterprises, LLC.

          As noted above, the Compensation Discussion and Analysis section describes our historical executive compensation program for our NEOs as of the end of fiscal 2016. No material changes have been made to our compensation program since the end of fiscal 2016.

          In October 2016, we became a public company following our IPO. As a new public company, we have, for fiscal 2017, implemented new compensation governance policies that we believe are consistent with our status as a public company, including stock ownership guidelines, insider trading policies and restrictions on the repricing of stock options.

Executive Summary

Fiscal Year 2016 Overall Performance

          We operate the largest national RV retail network in the United States and we believe we provide the industry's broadest and deepest range of services, protection plans, products and resources. We strive to retain this position in our industry and our primary objective is to achieve consistent growth. Since 2012 through the year ended December 31, 2016, our experienced management team has increased total revenue from $1.9 billion to $3,526.7 million, increased net income from $42.3 million to $203.2 million and increased Adjusted EBITDA from $129.5 million to $291.3 million. Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net income, the most closely comparable GAAP measure, see "Prospectus Summary — Summary Historical Consolidated Financial and Other Data."

          In 2016, and as described in the following sections, our named executive officers were compensated in a manner consistent with our increased growth.

Compensation Philosophy, Objectives and Rewards

          Our executive compensation program has been designed to motivate, reward, attract and retain high caliber management deemed essential to ensure, and capitalize on, our success. The program seeks to closely align executive compensation with our short- and long-term business objectives, business strategy and company-wide financial performance.

          We believe our compensation philosophy and program reflects the following general principles and objectives:

  •
  Attract and retain talent — The total compensation package is designed to attract, retain and motivate highly qualified executives capable of leading us to greater performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity incentives provide a competitive opportunity over the long term.

  •
  Supportive of our mission and values — Compensation supports our mission to integrate and grow the company as a unified single enterprise. We inherently believe that we are most successful when we collaborate for the benefit of the overall business.

  •
  Aligned with stockholder interests — The interests of executives should align with the interests of our stockholders by tying their incentives to performance measures that correlate well with the creation of stockholder value.

  •
  Balanced — Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of stockholder value long term is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.

Process for Setting Executive Compensation

          Prior to our IPO, the compensation of our Chief Executive Officer was set by our board of directors and the compensation of our other executive officers was set by our Chief Executive Officer. Upon becoming a public company, we adopted a written charter for our Compensation Committee that establishes, among other things, the Compensation Committee's purpose and its responsibilities with respect to executive compensation. The charter of the Compensation Committee provides that the Compensation Committee has the principal authority for, among other things, determining and approving, or recommending to our Board for approval, the compensation awards available to our named executive officers and is charged with reviewing our executive compensation, management development and succession and director compensation to ensure adherence to our compensation philosophies and objectives.

          The Compensation Committee's annual process considers our financial performance, as well as the relative performance of the executive officers throughout the fiscal year. The timing of these determinations is set in order to enable the Compensation Committee to examine and consider our financial performance and relative performance of the executive officers during the previous fiscal year in establishing the upcoming fiscal year's compensation and performance goals. Throughout this process, the Compensation Committee receives input from the Chief Executive Officer.

Role of Compensation Consultant

          The Compensation Committee is authorized to retain the services of executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. Prior to 2016, the Company did not engage the services of an executive compensation advisor in reviewing and establishing its compensation programs and policies. The Company has not previously considered formal compensation market data or formally benchmarked total compensation or individual compensation elements against a peer group. In April 2016, in connection with the preparation of our IPO, Meridian was retained by the Compensation Committee to provide guidance in establishing our executive compensation program as a public company. Meridian worked with the Compensation Committee to develop a peer group to be used in the future for assessing the overall competitiveness of our program, consulted regarding various aspects of an ongoing long-term incentive program including share authorization, stock ownership guidelines and related plan documents, conducted a benchmark study of compensation for outside directors and reviewed the compensation-related disclosures in our public filings. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Meridian and has concluded that Meridian's work in 2016 has not raised any conflicts of interest.

Role of Management

          The Chief Executive Officer recommends to the Compensation Committee compensation packages for executives who report directly to him, including the named executive officers other than himself. While the Compensation Committee utilized this information and valued management's observations with regard to compensation, the ultimate decisions regarding post-IPO 2016 executive compensation were made by the Compensation Committee or the Board upon the recommendation of the Compensation Committee.

          The current compensation levels of our executive officers, including the named executive officers, primarily reflect the varying roles and responsibilities of each individual, as well as the length of time each executive officer has been employed by the Company. As a result of the Compensation Committee's assessment of our Chief Executive Officer's role and responsibilities within the Company and Mr. Lemonis' election to forego cash compensation upon becoming a public company, there is a significant difference between his compensation level and those of our other executive officers.

Stockholder Say-On-Pay Votes

          In connection with our Annual Meeting of Stockholders to be held on May 16, 2017, we will provide our stockholders with the opportunity to cast an advisory vote on executive compensation ("say on pay") and on the frequency of future say on pay advisory votes ("say on frequency"). We will consider the outcome of such "say on pay" votes when making compensation decisions regarding our named executive officers and determining compensation policies.

Elements of Our Executive Compensation Program

          Historically, and through fiscal 2016, our executive compensation program generally consisted of the following elements: base salary, cash-based incentive compensation, equity-based compensation, severance and other benefits potentially payable upon termination of employment or change in control, health, welfare and retirement benefits and perquisites; each established as part of our program in order to achieve the compensation objective outlined below with respect to each element.

          The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component, and how compensation amounts are determined.

Base Salaries

          The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Although the Compensation Committee believes that a substantial portion of each executive officer's total compensation should be performance-based, the Compensation Committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent.

          In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, individual performance, time in position, and internal pay equity. On a prospective basis, we intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our named executive officers with those of our stockholders.

          There was no increase to base salaries of our named executive officers for fiscal 2016 from the base salaries provided in fiscal year 2015. Upon entering into a new employment agreement in connection with the IPO, Mr. Lemonis' base salary was reduced to $0 to reflect his request to the Compensation Committee that his compensation be aligned with that of our investors and only arise from increases in our stock price.

          As of December 31, 2016, our named executive officers other than Mr. Lemonis were entitled to the base salaries noted below:

Named Executive Officer	2016 Base Salary

Thomas F. Wolfe	$250,000
Roger L. Nuttall	$250,000
Brent L. Moody	$250,000
Mark J. Boggess	$240,000

Annual Performance-Based Cash Incentives

          We believe that the payment of annual, performance-based cash compensation provides incentives necessary to retain executive officers and reward them for short-term company performance. For fiscal 2016, pursuant to their respective employment agreements, each of our named executive officers was eligible to receive an annual performance-based cash bonus and has an individual target expressed as a percentage of the full-year Company-wide consolidated target EBITDA. As disclosed, Mr. Lemonis received an annual cash bonus only for the portion of the year before the completion of our IPO.

          Our named executive officers receive incentive draw payments throughout the year based upon our estimated EBITDA performance, with final incentive awards earned determined based on actual EBITDA performance for the year. After the year is completed, the interim amounts paid are reviewed against the actual incentive awards earned and the named executive officers receive a payout of the difference. If any overpayments occur based on final results, those amounts will be repaid to the Company.

          Based on the Company's audited financial results for 2016, the Company exceeded the initial estimated EBITDA goal of $267.2 million with final EBITDA performance of $291.3 million. EBITDA is a non-GAAP measure. For a reconciliation of EBITDA to net income, the most closely comparable GAAP measure, see "Prospectus Summary — Summary Historical Consolidated Financial and Other Data." In accordance with the initial estimated EBITDA performance goal, each of our named executive officers received bonus payments based on the formula set forth in their respective employment agreements, increased at year-end as appropriate based on the final EBITDA performance results. Mr. Lemonis' payout reflects payments based on EBITDA results through completion of our IPO, but not for the remainder of the year. In addition to the performance-based bonus payout shown below, Mr. Lemonis also received a discretionary bonus prior to our IPO as a reward for financial results to date, as well as in recognition of his efforts toward the successful completion of the IPO.

Named Executive Officer	Bonus Percentage	2016 Targeted Bonus Payout ($)	2016 Actual Bonus Payout ($)

Marcus A. Lemonis	1.75%	3,176,315	2,620,460
Thomas F. Wolfe	0.175%	467,632	509,836
Roger L. Nuttall	0.50%	1,336,090	1,456,675
Brent L. Moody	0.28%	748,210	815,738
Mark J. Boggess	0.10%	267,218	291,335

          In connection with our IPO, we adopted the 2016 Senior Executive Bonus Plan, which is intended to retain our executive officers and certain other key employees by providing them with an opportunity to earn cash incentives based on our attainment of pre-established performance goals and to motivate covered key executives toward even greater achievement and business results. Bonuses for fiscal 2017 and beyond will be determined under the provisions of this 2016 Senior Executive Bonus Plan.

Equity-Based Incentives

          We view equity-based compensation as an important component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of our employees, including our executives, with those of our stockholders.

          Prior to our IPO, we historically granted profits units in CWGS, LLC. Each of our named executive officers held profits units in CWGS, LLC that fully vested and converted into common units of CWGS, LLC upon the consummation of the IPO. Such common units are exchangeable for shares of our Class A common stock on a one-to-one basis. No additional profits units were granted during the year ended December 31, 2016.

          In connection with our IPO, on September 24, 2016 our board of directors adopted, and our stockholders approved, the CWGS, Inc. 2016 Incentive Award Plan, or the "2016 Incentive Award Plan," pursuant to which we can make grants of incentive compensation to our employees, consultants and non-employee directors. Under the 2016 Incentive Award Plan, we can make grants in the form of stock options, which may be either incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, divided equivalents and other stock or cash-based awards. Subject to adjustment, a total of 14,693,518 shares of our Class A common stock was reserved for issuance under the 2016 Incentive Award Plan. As of December 31, 2016, a total of 1,261,059 shares were subject to outstanding awards under the 2016 Incentive Award Plan.

          Shares issued pursuant to an award under the 2016 Incentive Award Plan may consist of (i) authorized but unissued shares or (ii) shares reacquired by us. All of the shares under the 2016 Incentive Award Plan may be granted as incentive stock options within the meaning of the Code. During any period that Section 162(m) is applicable to us, (1) the maximum number of shares of common stock that a participant may receive in any calendar year is 4,868,776 and (2) the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash is $5,000,000. In addition, in any calendar year, the fair market value of shares subject to awards granted to any non-employee director, and the cash paid to any non-employee director, may not exceed $500,000 in the aggregate.

          Upon the consummation of our IPO, we granted stock options and restricted stock units to a significant number of our employees. At that time, our Compensation Committee, upon consultation with our Chief Executive Officer, determined that it would not grant equity awards to our named executive officers until fiscal 2017 due to the substantial value realizable from their existing share ownership when their profits units were converted to common shares due to the IPO. The Compensation Committee anticipates that during fiscal 2017 it will implement a long-term incentive program for our named executive officers (other than Mr. Lemonis) that is consistent with our compensation philosophy as stated above.

Perquisites and Other Benefits

          Certain of our named executive officers are provided with perquisites to aid in the performance of their respective duties and to provide competitive compensation with executives with similar positions and levels of responsibilities. Each of Messrs. Nuttall and Moody, and in connection with his service prior to the IPO, Mr. Lemonis, are provided with a company-owned car and the Company insures the car, pays all registration, license, taxes and other fees on the car, reimburses the named executive officer for all maintenance costs on the car and provides each such named executive officer gross up payments to cover the taxes on income imputed for personal use of the company-owned car. For additional information about the perquisites provided to our named executive officers, please see the "All Other Compensation" column of the Summary Compensation Table, and "Narrative to the Summary Compensation Table — Other Compensation Arrangements — Employee Benefits and Perquisites" below.

Health and Welfare Benefits

          Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high caliber executives. Our full-time employees, including our named executive officers, are eligible to participate in our general health and welfare plans, including:

  •
  medical, dental and vision benefits;

  •
  medical and dependent care flexible spending accounts;

  •
  short-term and long-term disability insurance; and

  •
  life insurance.

          We believe the general benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers. We do not provide any additional special benefits arrangements for our executive officers.

Deferred Compensation and Other Retirement Benefits

          We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we have the ability to make matching and profit-sharing contributions on a discretionary basis to eligible participants, up to a maximum of 6% of the employee's compensation. Employees and named executive officers are immediately vested in their individual contributions and vest 20% in their company matching and profit-sharing contributions after two years of service and an additional 20% for each year of service thereafter.

          We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. Because we match contributions on a discretionary basis only for those employees who receive less than $150,000 annual base salary, we did not make discretionary matching contributions to our named executive officers in fiscal 2016. We do not currently maintain, and our executive officers do not currently participate in or have a vested right to, any defined benefit pension plans, supplemental executive retirement plans, or other deferred compensation plans.

Employment Agreements and Severance Arrangements

          The Compensation Committee believes it is in the Company's best interest to enter into employment agreements to attract talented executives to join our management team. The highly competitive market for key leadership positions means we otherwise may be at a competitive disadvantage in trying to hire and retain key executives if we are not able to provide them the type of protection included in such agreements.

          During fiscal 2016, we were party to employment agreements with each of our named executive officers. The specific terms of these agreements are described below under the heading "Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Employment Agreements." Each of the employment agreements (other than that for Mr. Lemonis) provide for severance arrangements in connection with a termination of employment of such named executive officer. As noted previously, Mr. Lemonis elected to forego the opportunity to receive severance payments upon a termination of employment to more closely align his compensation with the returns realized by our stockholders. The details of these severance arrangements are described below under the heading "— Potential Payments Upon Termination or Change in Control." There is no general company severance policy in place for our employees.

Tax Considerations

          As a general matter, our board of directors and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

          Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer or an individual acting in such a capacity and the three other most highly compensated executive officers (excluding the chief financial officer) employed as of the end of the year unless certain performance and other requirements are met. This limitation does not apply to compensation that is paid only if the executive's performance meets pre-established objective goals based on performance criteria approved by our stockholders. In addition, certain transition relief is provided to a new public company during which this deduction limitation will not apply. We intend to use this transition relief, and thereby preserve the deductibility of compensation that we pay to our named executive officers, to the maximum extent practicable. Notwithstanding the foregoing, while it is the Company's policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions, because we believe the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent, the Company will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in our and the stockholders' best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by us under Section 162(m).

Stock Ownership Guidelines

          In connection with our IPO, we adopted an executive stock ownership policy encouraging (a) our named executive officers other than Mr. Lemonis to hold, directly or indirectly, shares of our Class A common stock and/or interests in CWGS, LLC with a value equal to at least three times the value of the executive's annual base salary and (b) Mr. Lemonis to hold, directly or indirectly, shares of our Class A common stock and/or interests in CWGS, LLC with a value equal to at least $5,000,000.

Anti-Hedging Policy

          Our insider trading compliance policy prohibits all employees, including our executive officers, and our directors from engaging in speculative transactions in our stock, including hedging transactions, short sales and pledges.

Compensation of Our Named Executive Officers

2016 Summary Compensation Table

          The following table contains information about the compensation earned by each of our named executive officers during our most recently completed fiscal years ended December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Profits Units ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)

Marcus A. Lemonis	2016	1,125,000	1,254,540	—	2,620,460	63,346	5,063,346
Chairman and Chief Executive Officer	2015	1,500,000	—	39,067	3,298,405	155,513	4,992,985
Thomas F. Wolfe	2016	250,000	—	—	509,836	—	759,836
Chief Financial Officer and Secretary	2015	262,603	250,000	15,849	457,847	—	986,299
Roger L. Nuttall	2016	250,000	—	—	1,456,675	47,766	1,754,441
President, Camping World	2015	250,000	—	—	1,776,026	87,458	2,113,484
Brent L. Moody	2016	250,000	—	—	815,738	43,059	1,107,627
Chief Operating and Legal Officer	2015	250,000	—	90,337	811,898	43,789	1,196,024
Mark J. Boggess	2016	240,000	—	—	291,335	—	531,335
President of Good Sam Enterprises, LLC	2015	240,000	—	110,940	253,718	—	604,658

(1)
Amounts in this column include the following for fiscal 2016:

All Other Compensation

Name	Personal Use of Company Car ($)	Tax Gross-Up Payments (Company Car) ($)	Tax Gross-Up Payments (Health Insurance) ($)	Total ($)

Marcus A. Lemonis	32,452	27,312	3,582	63,346
Roger L. Nuttall	25,937	21,829	—	47,766
Brent L. Moody	29,668	13,391	—	43,059

Grants of Plan-Based Awards in Fiscal 2016

          The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2016 to help explain information provided above in our Summary Compensation

Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2016.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)		Maximum ($)

Marcus A. Lemonis	635,263(1)	3,176,315(1)		3,493,947(1)
Thomas F. Wolfe	—	467,632	(2)	—
Roger L. Nuttall	—	1,336,090(2)		—
Brent L. Moody	—	748,210(2)		—
Mark J. Boggess	—	267,218(2)		—

(1)
Pursuant to the terms of his employment agreement entered into in connection with our IPO, Mr. Lemonis is not entitled to receive a performance-based bonus. Pursuant to the terms of his employment agreement as in place prior to our IPO, however, Mr. Lemonis was entitled to receive 20% of his targeted bonus if we achieved 90% of the initial fiscal 2016 consolidated EBITDA target, 100% of his targeted bonus if we achieved 100% of the initial 2016 consolidated EBITDA target and a maximum amount to be awarded at the discretion of the compensation committee for achievement of 110% or more of the initial 2016 consolidated EBITDA target. Because the Company was on track to achieve the maximum amount as of the consummation of the IPO, Mr. Lemonis was entitled to the maximum performance-based bonus, pro-rated for his time served in 2016 through the consummation of our IPO, or $2,620,460. See "— Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Annual Incentive Compensation" for further information regarding consolidated EBITDA and the criteria used in determining bonus amounts payable to Mr. Lemonis for 2016.

(2)
There are no threshold or maximum bonus payout opportunities for Messrs. Wolfe, Nuttall, Moody and Boggess. Each such named executive officer is entitled to incentive compensation payouts based on achievement of consolidated EBITDA targets. See "— Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Annual Incentive Compensation" for further information regarding the determination of amounts payable to each of Messrs. Wolfe, Nuttall, Moody and Boggess for fiscal year 2016.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Summary of Executive Compensation Arrangements

Employment Agreements

          We are party to employment agreements with each of our named executive officers. The specific terms of each agreement relating to term of employment, position, base salary and bonus compensation are set forth herein. Each of the named executive officers' employment agreements other than that of Mr. Lemonis includes a severance arrangement, the details of which are described below under the heading "Severance Arrangements" following the "— Potential Payments Upon Termination or a Change in Control" table. During fiscal 2016 and in connection with our IPO, we entered into new employment agreements with each of Messrs. Lemonis, Wolfe, Moody and Nuttall in order to update the existing agreements to include provisions appropriate for public companies, along with an elected reduction in compensation by Mr. Lemonis as described below.

  Marcus A. Lemonis.

          On June 10, 2016, we entered into a new employment agreement with Mr. Lemonis which became effective upon the consummation of our IPO. This new employment agreement superseded Mr. Lemonis' prior employment agreement that provided for an initial five year term set to expire on March 2, 2016, with automatic renewal of one-year terms thereafter. Mr. Lemonis elected not to renew his prior employment agreement at the conclusion of the initial five year term; however, we continued paying him in accordance with the terms of such employment agreement until the consummation of our IPO in October 2016.

          The prior agreement provided for (a) an annual base salary of not less than $1,500,000, (b) eligibility for a target annual incentive bonus as further described below, payable in the following fiscal year at such time that annual bonuses are paid to other senior executives of the Company and (c) a grant of profits units corresponding to a 6% profits interest in CWGS, LLC. Under the terms of his new employment agreement, Mr. Lemonis serves as the Chairman and Chief Executive Officer of the Company and CWGS, LLC for a three-year term of employment beginning on the date of our IPO, subject to automatic one-year extensions provided neither party provides written notice of non-extension within ninety days of the expiration of the then-current term. Mr. Lemonis has elected to not receive any base salary, annual incentive compensation nor equity-based compensation due to his significant ownership interest in the Company. Mr. Lemonis also agreed that he will not be eligible for any cash severance payments under the terms of his new employment agreement; however, he is eligible for COBRA premium payments for 18 months following his termination.

  Thomas F. Wolfe.

          We entered into a new employment agreement with Mr. Wolfe, effective June 10, 2016, which superseded Mr. Wolfe's prior employment agreements. Mr. Wolfe's term of employment under his new employment agreement began on June 10, 2016 and ends on February 15, 2020, subject to automatic one-year extensions provided neither party provides notice of non-extension within ninety days of the expiration of the then-current term. Under the terms of his new employment agreement, Mr. Wolfe serves as the Executive Vice President and Chief Financial Officer and remains eligible to receive an annual base salary of $250,000 and an annual incentive bonus equal to 0.175% of consolidated EBITDA, subject to a guaranteed minimum total compensation in any given year (between base salary and annual incentive compensation) of $350,000. Mr. Wolfe's new employment agreement provides for severance consistent to what he was entitled to in his prior agreement and which is outlined below under "— Severance Arrangements."

  Roger L. Nuttall.

          We entered into a new employment agreement with Mr. Nuttall, effective June 10, 2016, which superseded Mr. Nuttall's prior employment agreements. Mr. Nuttall's term of employment under his new employment agreement began on June 10, 2016 and ends on December 31, 2020, subject to an automatic one-year extension provided neither party provides notice of non-extension within ninety days of the expiration of the then-current term. Under the terms of his new employment agreement, Mr. Nuttall serves as the President of Camping World and remains eligible to receive an annual base salary of $250,000 and an annual incentive bonus equal to 0.50% (reduced from 0.70% under his prior employment agreement) of consolidated EBITDA. As outlined further below under "— Severance Arrangements," Mr. Nuttall's new employment agreement provides for enhanced severance beyond his prior employment agreement, equal to two times the sum of (a) his annual base salary and (b) bonus compensation based on the Company's consolidated EBITDA results for the 12-month period ending on the last day of the calendar year immediately preceding the date of termination, multiplied by his bonus percentage (0.50%).

  Brent L. Moody.

          We entered into a new employment agreement with Mr. Moody, effective June 10, 2016, which superseded Mr. Moody's prior employment agreements. Mr. Moody's term of employment under his new employment agreement began on June 10, 2016 and ends on December 31, 2020, subject to an automatic one-year extension provided neither party provided notice of non-extension within ninety days of the expiration of the then-current term. Under the terms of his new employment agreement, Mr. Moody serves as Chief Operating and Legal Officer of the Company and CWGS, LLC and remains eligible to receive an annual base salary of $250,000 and an annual incentive bonus equal to 0.28% (reduced from his 2015 bonus eligibility of 0.32%) of consolidated EBITDA. As outlined further below under "— Severance Arrangements," Mr. Moody's new employment agreement provides for enhanced severance beyond that provided in his prior employment agreement, equal to two times the sum of (a) his annual base salary and (b) bonus compensation based on the Company's consolidated EBITDA results for the 12-month period ending on the last day of the calendar year immediately preceding the date of termination, multiplied by his bonus percentage (0.28%).

  Mark J. Boggess.

          We are party to an employment agreement with Mr. Boggess, dated December 1, 2012. Pursuant to his employment agreement, Mr. Boggess serves as the President of GS Media and Events for a five year term ending on December 1, 2017. The agreement provides for an annual base salary of $240,000 and eligibility for an annual incentive bonus of 0.10% of the Combined Annual EBITDA each fiscal year. Currently, Mr. Boggess serves as President of Good Sam. For a discussion of the severance payments to which Mr. Boggess is entitled under the terms of his employment agreement, please see below under "— Severance Arrangements."

Annual Incentive Compensation

          Pursuant to the terms of their respective employment agreements, each of Messrs. Wolfe, Nuttall, Moody and Boggess received a bonus payable through monthly or bi-monthly draws throughout fiscal year 2016 based on initial consolidated target EBITDA performance for 2016 of $267,218,000, subject to adjustment up or down and "true ups" or deductions for any underpayments or overpayments, as applicable.

          Pursuant to the terms of the prior employment agreement in place during fiscal 2016 prior to our IPO, Mr. Lemonis was eligible to receive a target annual incentive bonus equal to the excess of (a) 1.75% of the Combined Annual EBITDA (as defined in Mr. Lemonis' prior employment agreement) for such fiscal year over (b) the base salary actually payable for such fiscal year, payable to Mr. Lemonis at year end (the "Target Bonus"). Mr. Lemonis' is eligible to receive a percentage of his Target Bonus based on the percentage of Combined Annual EBITDA actually achieved for such fiscal year. Pursuant to the bonus package set forth by the Compensation Committee for 2016, if the Company achieves less than 90% of the estimated Combined Annual EBITDA (based on a 2016 Combined Annual EBITDA target of $267.2 million), Mr. Lemonis is not entitled to any bonus; if the Company achieves at least 90% of the estimated Combined Annual EBITDA, Mr. Lemonis is entitled to 20% of his Target Bonus and is eligible to earn an additional 20% of his Target Bonus for each additional 2.5% of estimated Combined Annual EBITDA attained up to 102.5%. For achievement of each additional 2.5% of estimated Combined Annual EBITDA above 102.5% and less than 110%, Mr. Lemonis is entitled to earn an additional 10% of his Target Bonus. For achievement above 110% of estimated Combined Annual EBITDA, Mr. Lemonis is entitled to receive a bonus at the discretion of the Compensation Committee.

          For fiscal 2016, consolidated EBITDA was $291.3 million, or 109% of estimated consolidated EBITDA. As a result, each of Messrs. Wolfe, Nuttall, Moody and Boggess received payouts based on their respective bonus percentages equal to $509,836, $1,456,675, $815,738 and $291,335, respectively. Because Mr. Lemonis elected not to receive a bonus payout after the consummation of our IPO and because the Company was on target to achieve at least 102.5% of estimated consolidated EBITDA as of the consummation of our IPO, Mr. Lemonis was eligible to receive 110% of his Target Bonus, pro-rated for the portion of the year for which he served prior to our IPO. As a result, Mr. Lemonis received a performance-based bonus payout of $2,620,460. Further, in anticipation of our IPO, Mr. Lemonis also received an additional discretionary bonus payment of $1,254,540 as a reward for the Company's financial results to date, as well as in recognition of his efforts toward the successful completion of the IPO. EBITDA is a non-GAAP measure. For a reconciliation of EBITDA to net income, the most closely comparable GAAP measure, see "Prospectus Summary — Summary Historical Consolidated Financial and Other Data."

Perquisites

          Pursuant to their respective employment agreements, each of our named executive officers are entitled to reimbursement of all reasonable business expenses incurred, including reimbursement of portable phone expenses.

          Each of Messrs. Lemonis, Nuttall and Moody is also provided a Company-owned vehicle suitable for his respective business and personal use and the Company also directly pays the sales tax, insurance and any license fees or tags for such vehicles on behalf of each such named executive officer. Each of Messrs. Lemonis, Nuttall and Moody receive gross-up payments for the income taxes associated with the Company-provided vehicle and associated costs, with the exception that all payments to Mr. Lemonis for personal car usage and applicable gross-up payments ceased upon the consummation of our IPO. Following the IPO, Mr. Lemonis received gross-up payments relating to the Company's payment of the full premium cost of health coverage on Mr. Lemonis' behalf.

Restrictive Covenants

          Pursuant to their respective new employment agreements, each of Messrs. Wolfe, Moody and Nuttall remain subject to non-competition restrictions after termination of their respective employment for a period of 18-months, 24-months and 24-months, respectively. All such restrictions restrict competition by the named executive officers within the continental United States (with the exception that, for any termination of either Mr. Moody or Mr. Nuttall without cause (as defined in his respective employment agreement) or by Mr. Moody or Mr. Nuttall due to a material default of his respective employment agreement (that remains uncured for 10 days), the competition restrictions extend to any site located within one hundred (100) miles of any location where the Company or its affiliates sells, repairs or services recreational vehicles or parts and accessories during his term of employment.

          Pursuant to his new employment agreement, Mr. Lemonis is subject to non-competition and restrictions after termination of employment for a period of 12-months, restricting "competitive activities" (as defined in his employment agreement) while permitting his pursuit of certain investments that are not involved in competitive activities, reality television shows, speaking engagements and endorsement arrangements.

          Pursuant to their respective new employment agreements, Mr. Lemonis is subject to non-solicitation of customers and clients as well as non-solicitation of former employees for a 12-month period after termination of employment and each of Messrs. Wolfe, Moody and Nuttall are subject to non-competition non-solicitation of employees or consultants for a 12-month period after termination of employment. In addition, Mr. Lemonis' employment agreement also provides for confidentiality and non-disparagement provisions.

Equity Compensation

          Certain of our named executive officers held unvested profits units awards during 2016 that fully vested in connection with our IPO, a qualified initial public offering. For further details, please see below under "— Profits Units Awards Vested in 2016."

Other Elements of Compensation

  Retirement Plans

          We currently maintain a 401(k) tax-qualified retirement plan (the "401(k) Plan") that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Participants are able to defer up to 75% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants' interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching and profit-sharing contributions on a discretionary basis to eligible participants. We match contributions on a discretionary basis for only those employees who receive less than $150,000 annual base salary. All of our named executive officers earn base salaries in excess of $150,000 and we therefore did not make any discretionary matching contributions to our named executive officers in fiscal 2016. We did not made any profit sharing contributions in fiscal 2016.

  Employee Loan

          In September 2014, the Marcus Lemonis Revocable Trust ("MLRT"), for which Mr. Lemonis is the trustee, entered into a revolving loan with The Privatebank and Trust Company ("Privatebank"). In connection with the revolving loan, Mr. Lemonis and MLRT entered into a profits unit pledge agreement (the "Pledge Agreement") with Privatebank under which Mr. Lemonis pledged 4,667 profit units in CWGS, LLC to secure the revolving loan. CWGS, LLC also entered into a purchase, sale and put agreement (the "Put Agreement") with Privatebank that granted Privatebank the right to put the loan to CWGS, LLC upon the occurrence of an event of default pursuant to the Pledge Agreement. Prior to exercising any rights under the Put Agreement, Privatebank was required to provide notice to CWGS, LLC and CWGS, LLC had the right to purchase the pledged Profit Units for an amount equal to the lesser of (a) $12.0 million or (b) the outstanding principal amount of the revolving loan. On April 4, 2016, the Put Agreement was terminated.

  Tax Gross-Ups

          Other than the gross-ups payments made to each of Messrs. Lemonis, Nuttall and Moody to cover the personal income taxes associated with their personal use of Company-provided cars and the gross-up payment made to Mr. Lemonis to cover health insurance costs after the IPO, we generally do not make any other gross-up payments to cover our named executive officers' personal income taxes that may pertain to the compensation or other perquisites paid or provided by our company.

Outstanding Equity Awards at 2016 Fiscal Year End

          As of December 31, 2016, there were no outstanding profits unit awards under the CWGS LLC Plan and no outstanding equity-based awards under the 2016 Incentive Award Plan for any of our named executive officers. In connection with the IPO, all outstanding profits units fully vested and converted into common units of CWGS, LLC. Such common units are exchangeable for shares of the Company's Class A common stock on a one-to-one basis. No additional profits units were granted during the year ended December 31, 2016 and no grants have been made to our named executive officers pursuant to the 2016 Incentive Award Plan.

Profits Units Awards Vested in 2016

	Profits Units Awards

Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Marcus A. Lemonis	61.625	577,716
Thomas F. Wolfe	37.5	351,552
Roger L. Nuttall	200	1,874,941
Brent L. Moody	313.75	2,941,314
Mark J. Boggess	262.5	2,460,860

(1)
Amounts represent the aggregate market value of the units on the date of vesting, calculated based on the value per share of profit units, taking into account both (a) a unit split of one profits unit to 426.123 common units (reflecting the recapitalization of profits units into a single class of common units to maintain a one-to-one ratio between common units and shares of Class A common stock) and (b) the $22.00 price per share of Class A common stock upon the consummation of our IPO.

Pension Benefits and Non-Qualified Deferred Compensation

          We do not sponsor nor maintain, and our named executive officers do not currently participate in, any tax-qualified defined benefit or supplemental executive retirement plans. Our named executive officers participate in our tax-qualified 401(k) retirement savings plan, pursuant to which we have the ability to make matching and profit-sharing contributions on a discretionary basis to eligible participants. Employees and named executive officers are immediately vested in their contributions. We provide discretionary matching contributions to only those employees earning less than $150,000 annual base salary. We do not provide discretionary matching contributions to any of our named executive officers.

Potential Payments Upon Termination or Change in Control

          In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on the last day of fiscal 2016 (except as otherwise noted).

Name/Form of Compensation	With Cause ($)	Without Cause ($)		Qualifying Resignation ($)		Death or Disability ($)		Change in Control ($)

Marcus A. Lemonis
Severance	—	—		—		—		—
Incentive Compensation	—	—		—		—		—
Continuation of Benefits	—	26,138	(1)	—		—
Total	—	26,138		—		—		—
Thomas F. Wolfe
Severance	—	879,570		879,570	(6)	—		—
Incentive Compensation	—	16,813	(2)	16,813	(2)	16,813	(2)	—
Continuation of Benefits	—	—		—		—
Total	—	896,383		896,383		16,813		—
Roger L. Nuttall
Severance	—	3,394,360	(3)	3,394,360	(3)(6)	—		—
Incentive Compensation	—	47,180	(2)	47,180	(2)(6)	47,180	(2)	—
Continuation of Benefits	—	26,138	(1)	26,138	(1)	—
Total	—	3,467,678		3,467,678		47,180		—
Brent L. Moody
Severance	—	2,120,842		2,120,842	(6)	—		—
Incentive Compensation	—	26,421	(4)	26,421	(4)	—	(4)	—
Continuation of Benefits	—	31,227	(1)	31,227	(1)	—
Total	—	2,178,490		2,178,490		—		—
Mark J. Boggess
Severance	—	240,000	(5)	240,000	(6)	—		—
Incentive Compensation	—	9,436	(4)	9,436	(4)	—	(4)	—
Continuation of Benefits	—	—		—		—		—
Total	—	249,436		249,436		—		—

(1)
Represents eighteen (18) months of continued payments of health coverage premiums under COBRA at the fiscal 2017 COBRA premium rate, assuming the named executive officer timely elects to receive the benefits.

(2)
Amount equal to the product of such named executive officer's applicable bonus percentage (0.50% for Mr. Nuttall and 0.175% for Mr. Wolfe)) multiplied by the consolidated EBITDA of $289,436,000 for the 12-month period ending on November 30, 2016 (the last day of the calendar month immediately preceding the date of termination), less incentive draws made during fiscal year 2016 ($1,400,000 for Mr. Nuttall and $489,700 for Mr. Wolfe).

(3)
Severance payment reflects two hundred percent (200%) of the sum of (i) one year of base salary ($250,000) plus (ii) one year of Mr. Nuttall's incentive compensation based on consolidated EBITDA of $289,436,000 for the 12-month period ending on November 30, 2016 (the last day of the calendar month immediately preceding the date of termination) ($1,447,180).

(4)
Incentive draws made during fiscal year 2016 to each of Messrs. Moody and Boggess equaled or exceeded the respective amount of incentive compensation that would have been payable assuming a termination event as of the last day of the fiscal year.

(5)
Severance amount payable to Mr. Boggess is equal to one year annual base salary, less the amount of any accrued and unpaid vacation.

(6)
Amounts payable only upon a resignation of employment due to a material default of the applicable employment agreement that remains uncured beyond the 10 day cure period.

Severance Arrangements

          We maintain compensation and benefit plans and arrangements that provide payment of compensation to our named executive officers in the event of certain terminations of employment or a change in control of our Company. The amount of compensation payable to each named executive in these situations is described below.

          Pursuant to his respective employment agreement, upon a termination of employment for any reason, each of our named executive officers is entitled to receive his base salary for the applicable year through the date of termination, any accrued and unused vacation or paid time off through the date of termination and reimbursement of any business expenses incurred in the ordinary course of business through the date of termination (the "Accrued Compensation").

          Each of Messrs. Wolfe, Nuttall, Moody and Boggess is also entitled to certain severance payments upon a termination of employment (other than for Mr. Lemonis, who is only entitled to payment of COBRA premiums). All severance payments are conditioned upon the execution and nonrevocation of a release of claims in favor of the Company.

          For purposes of Mr. Lemonis' employment agreement, "cause" means his (A) gross negligence or willful misconduct, or willful failure to substantially perform his duties under the employment agreement (other than due to physical or mental illness or incapacity); (B) conviction of, or plea of guilty or nolo contendere to, or confession to (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States); (C) willful breach of a material provision of Mr. Lemonis' employment agreement; (D) willful violation of the Company's written policies that the Board determines is detrimental to the best interests of the Company; (E) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or (F) use of alcohol or drugs that interferes with the performance of his duties under his employment agreement; provided that Mr. Lemonis has a 10-day period to cure the events or occurrences under (A), (C), (D) or (F), to the extent such events are curable.

          For purposes of each of Messrs. Wolfe, Nuttall, Moody and Boggess' employment agreements, "cause" means the occurrence of (A) the named executive officer's breach of his employment agreement in any material respect, which breach is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach has been delivered to the named executive officer; (B) engagement in misconduct (including violation of our Company policies) that is materially injurious to the Company as reasonably determined by the Board; (C) conviction of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; (D) use of illegal substances; or (E) knowing falsification or cause to be falsified, in any material respect, the financial records and financial statements of the Company.

  Marcus A. Lemonis.

          Upon a termination of employment by the Company without cause (as defined above) other than due to death or disability, Mr. Lemonis is entitled to receive, upon his timely election, payments of COBRA premiums for 18 months following such termination.

          Mr. Lemonis is not entitled to receive any severance payments upon a termination of employment due to death or disability.

  Thomas F. Wolfe.

          Upon a termination of employment for any reason, Mr. Wolfe is entitled to receive his Accrued Compensation, any incentive compensation for the prior calendar year to the extent not yet paid and a pro-rated incentive compensation bonus for the calendar year in which Mr. Wolfe is terminated, calculated based on the product of the EBITDA for the 12-month period preceding the date of termination and Mr. Wolfe's bonus percentage, pro-rated to reflect the portion of the year employed.

          Upon a termination of Mr. Wolfe's employment without cause (as defined above) or by Mr. Wolfe due to a material default of his employment agreement (that remains uncured beyond the 10 day cure period), Mr. Wolfe is entitled to receive, subject to execution and delivery of a release of claims, an amount equal to $879,570 (for any termination occurring on or prior to December 31, 2017) or an amount equal to his guaranteed minimum of $350,000 (for any termination occurring after December 31, 2017), each payable in equal installments over a one-year period.

          Mr. Wolfe is not entitled to receive any severance payments upon a termination of employment due to death or disability.

  Roger L. Nuttall.

          Upon Mr. Nuttall's termination due to death or disability, Mr. Nuttall (or his heirs and assigns) is entitled to receive any incentive compensation for the prior calendar year to the extent not yet paid and any incentive compensation for the calendar year in which Mr. Nuttall's employment is terminated which shall be equal to the Combined Annual EBITDA for the 12-month period ending on the last day of the calendar month immediately preceding the date of termination, multiplied by Mr. Nuttall's bonus percentage, pro-rated for the number of days Mr. Nuttall was employed during the current calendar year.

          Upon a termination of Mr. Nuttall's employment without cause (as defined above) or due to a material default of his employment agreement (that remains uncured beyond the 10 day cure period), Mr. Nuttall is entitled to receive, subject to execution and delivery of a release, (a) any incentive compensation for the prior calendar year to the extent not yet paid if such amount would have been payable if his employment had not terminated, (b) any incentive compensation for the calendar year in which Mr. Nuttall's employment is terminated which shall be equal to the product of the Combined Annual EBITDA for the 12 month period ending on the last day of the calendar month immediately preceding the date of termination and Mr. Nuttall's bonus percentage, pro-rated to reflect the number of days Mr. Nuttall was employed during the current calendar year (with payment to be made within 90 days following such termination), (c) payment for COBRA benefits for a period of eighteen (18) months following termination for Mr. Nuttall and any dependents covered immediately prior to termination and (d) a severance amount equal to two hundred percent (200%) of the sum of (i) one year of Mr. Nuttall's base salary and (ii) one year of Mr. Nuttall's bonus (equal to the product of the Combined Annual EBITDA for the 12 month period ending on the last day of the calendar month immediately preceding the date of termination and Mr. Nuttall's bonus percentage), payable over a two-year period.

  Brent L. Moody and Mark J. Boggess.

          Upon termination of either Mr. Moody or Mr. Boggess due to death or disability, each named executive officer (or his respective heirs and assigns) is entitled to receive any incentive compensation for the prior calendar year to the extent not yet paid and the amount that would be payable as if his employment had not terminated and any incentive compensation for the entire calendar year in which such named executive officer's employment is terminated to the extent the results for such year were attributable to Mr. Moody or Mr. Boggess, respectively (provided such amount does not exceed the incentive bonus provided for the calendar year immediately preceding the termination).

          Upon a termination of employment of either Mr. Moody or Mr. Boggess without cause (as defined above) or due to a material default of his respective employment agreement (that remains uncured beyond the 10 day cure period), Mr. Moody and Mr. Boggess are entitled to receive, subject to execution and delivery of a release, (a) any incentive compensation for the prior calendar year to the extent not yet paid if such amount would have been payable if his employment had not terminated, (b) any incentive compensation for the calendar year in which Mr. Moody's or Mr. Boggess' employment is terminated for the period from the beginning of the calendar year to the end of the month immediately preceding the date of the termination of employment (with payment to be made within 90 days following such termination) and (c) with respect to Mr. Boggess, an amount equal to his base salary for one year, less the amount of any accrued and unpaid vacation and with respect to Mr. Moody, (i) payment for COBRA benefits for a period of eighteen (18) months following termination for Mr. Moody and any dependents covered immediately prior to termination and (ii) an amount equal to two hundred percent (200%) of the sum of (x) one year of the applicable base salary and (y) one year of the applicable bonus (equal to the product of the Combined Annual EBITDA for the 12 month period ending on the last day of the calendar month immediately preceding the date of termination and the applicable bonus percentage), payable over a two-year period).

Compensation Risk Assessment

          With oversight from the Compensation Committee, we review our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers and employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described above, our compensation structure is designed to incentivize executives and employees to achieve our financial and strategic goals that promote long-term stockholder returns. The compensation design balances such incentives with multiple elements designed to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to us and our stockholders in the long term. We believe that our compensation policies and practices are reasonable and do not create risks that are reasonably likely to have a material adverse effect on the company.

Equity Compensation Plan Information

          The following table provides information about our equity compensation plans under which our Class A common stock is authorized for issuance, as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	1,261,059	$21.86	13,432,459
Equity compensation plans not approved by security holders	—	—	—
Total	1,261,059	$21.86	13,432,459

(1)
Includes awards granted and available to be granted under our 2016 Incentive Award Plan.

Director Compensation

2016 Director Compensation Table

          The following table contains information concerning the compensation of our non-employee directors in fiscal 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Total ($)

Stephen Adams(1)	16,549		105,000		121,549
Andris A. Baltins(1)	20,095	(3)	105,000		125,095
Brian P. Cassidy	—		105,000	(5)	105,000
Jeffrey A. Marcus	—		105,000	(5)	105,000
K. Dillon Schickli	68,459	(4)	105,000		173,459

(1)
In 2016, we paid a monitoring fee payment equal to each of Mr. Adams and Crestview to each of Mr. Adams and Crestview for the pro-rata portion of the year for which fees were earned prior to the IPO equal to $937,500 (comprised of a $750,000 monitoring fee and $187,500 for annual expenses). Pursuant to a separate agreement, Mr. Adams paid Mr. Baltins $90,000 during fiscal year 2016 as fees for his service as a Company director prior to our IPO.

(2)
Represents the aggregate grant date fair value for restricted stock units granted in fiscal year 2016, determined in accordance with FASB ASC Topic 718. For more information on the assumptions used in valuing such awards, please see Note 21 to our audited consolidated financial statements included in our 2016 10-K, which is incorporated by reference herein.

(3)
Represents annual director fees equal to $16,549 and committee fees equal to $3,546.

(4)
Represents annual director fees equal to $62,549 and committee fees equal to $5,910.

(5)
Represents grants to each of Mr. Cassidy and Mr. Marcus of restricted stock units made in connection with our IPO. All rights, title and interest in the Class A shares underlying the restricted stock awards were assigned to Crestview.

          The table below shows the number of restricted stock units (both vested and unvested) held by each non-employee director serving as of December 31, 2016.

Name	Restricted Stock Units (#)

Stephen Adams	4,773
Andris A. Baltins	4,773
Brian P. Cassidy	4,773
Jeffrey A. Marcus	4,773
K. Dillon Schickli	4,773

Narrative Disclosure to Director Compensation Table

          In connection with our IPO, our Board of Directors adopted a compensation policy that is applicable to all of our non-employee directors. Pursuant to this policy, each non-employee director receives an annual cash retainer of $70,000 for his or her services, a cash retainer fee for his or her services as a member of a committee in an amount equal to $5,000 per committee and an additional cash retainer fee for his or her service as a chair of the audit, compensation or nominating and corporate governance committee in an amount equal to $20,000, $15,000 or $10,000, respectively. All such fees are payable on a quarterly basis. There are no fees paid for board or committee meeting attendance. Directors who are also employees of our Company do not receive compensation for their service on the Board.

          Commencing with fiscal 2017, each non-employee director who serves on the Board of Directors as of the date of any annual meeting of the Company's stockholders and will continue to serve as a non-employee director immediately following such annual meeting receives, on the date of the annual meeting, an annual grant of restricted stock units under the 2016 Incentive Award Plan (described below) with an aggregate fair value on the date of grant of $105,000. In addition, in connection with our IPO, each of our non-employee directors serving on the Board of Directors as of the date of pricing and continuing to serve immediately thereafter received a one-time grant of restricted stock units with an aggregate fair value on the date of grant of $105,000. Lastly, any non-employee director initially elected or appointed to the Board of Directors after our IPO on any date other than the date of the annual meeting receives a grant of restricted stock units having an aggregate fair value on the date of such non-employee director's initial election or appointment equal to a pro-rated fraction of $105,000, calculated to reflect the non-employee director's service on the Board since the prior annual meeting. All grants to our non-employee directors vest ratably with respect to one-third of the total grant on each of the first three anniversaries of the date of grant (with the exception of our IPO grants which vest on each of the first three anniversaries of October 6, 2016), subject to continued service through the applicable vesting date and subject to full acceleration upon a change in control (as defined in the 2016 Incentive Award Plan) or if the non-employee director is not re-elected to the Board of Directors. We permitted our non-employee directors the option to make voluntary deferral elections at the time of grant.

          In connection with our IPO, we adopted a director stock ownership policy encouraging our non-employee directors to hold, directly or indirectly, by the later of the fifth anniversary of the pricing of our IPO or the first date of such director's service on the Board of Directors, shares of our Class A common stock and/or interests in CWGS, LLC with a value equal to or in excess of five times such non-employee director's annual base retainer fee.

          Our non-employee director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors' interests with those of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

          The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Class A common stock, our Class B common stock or our Class C common stock. Each of the related party transactions described below were negotiated on an arm's length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

          The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part and are available electronically on the website of the SEC at www.sec.gov.

Related Party Agreements in Effect Prior to this Offering

Monitoring Agreement

          Crestview and Stephen Adams (together, the "Managers" and each, a "Manager") and CWGS, LLC were parties to a monitoring agreement relating to each Manager's monitoring of its (or its affiliate's) investment in CWGS, LLC. Pursuant to the monitoring agreement, CWGS, LLC agreed to pay each of the Managers an aggregate per annum monitoring fee equal to $1.0 million, payable in quarterly installments of $0.3 million. In addition, CWGS, LLC agreed to reimburse each Manager and its affiliates, employees and agents for up to an aggregate per annum amount of $0.3 million for all reasonable fees and expenses incurred in connection with such Manager's monitoring of its (or its affiliate's) investment in CWGS, LLC. CWGS, LLC also agreed to indemnify each Manager and its respective affiliates from and against all losses, claims, damages and liabilities arising out of the performance by such Managers' monitoring of its (or its affiliate's) investment in CWGS, LLC.

          Pursuant to the monitoring agreement, we incurred monitoring fees of $1.7 million, $2.0 million and $2.0 million in the years ended December 31, 2016, 2015 and 2014, respectively. In addition, we recorded an expense for the Managers' reimbursable expenses, totaling $0.2 million, $0.5 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. We terminated the monitoring agreement upon the consummation of our IPO.

Private Placement of Securities

          In February 2011, CWGS, LLC entered into a securities purchase agreement with CVRV Acquisition LLC ("CVRV"), an affiliate of Crestview Partners II GP, L.P., Stephen Adams, AGI Holding Corp., an entity controlled by Mr. Adams, and CWGS Holding, LLC, a member of CWGS, LLC ("CWGS Holding") and wholly-owned subsidiary of ML Acquisition, pursuant to which CWGS, LLC issued an aggregate principal amount of $80.0 million Series A Notes due 2018 (the "Series A Notes") and a $70.0 million Series B Note due 2018 (the "Series B Note" and, together with the Series A Notes, the "Enterprise Notes") to CVRV. CWGS, LLC valued and recorded the Series A Notes at $68.1 million, a discount of $11.9 million, and the Series B Note at $81.9 million, a premium of $11.9 million. Interest on the Series A Notes was 3.00% per quarter. Interest on the Series B Note was 3.00% per quarter; provided, that CWGS, LLC was entitled to elect to not pay the accrued interest on the Series B Note for up to twelve quarters in the aggregate, in which case the interest rate would increase to 3.25% per quarter. We did not pay the accrued interest on the Series B Note from June 2011 to September 2013.

          On November 20, 2013, CWGS, LLC repaid the Series A Notes in full in the amount of $80.0 million and the remaining unamortized discount of $5.4 million on the Series A Notes was written off and recorded as a loss on debt repayment. On March 2, 2011, CVRV, the holder of the Series B Note, received an option from CWGS Holding to purchase 70,000 preferred units of CWGS, LLC, which represented 44.999%, on a fully diluted basis, of CWGS, LLC's equity interests at such date, at an aggregate price of $70.0 million, through the delivery of the Series B Note to CWGS Holding, and the further contribution of the Series B Note by CWGS Holding to CWGS, LLC. On September 30, 2014, CVRV exercised the option and delivered the Series B Note to CWGS Holding in exchange for the equity interest and CWGS Holding contributed the Series B Note CWGS, LLC for cancellation. Upon surrender and cancellation of the $70.0 million Series B Note, the remaining unamortized premium of $3.4 million was written off to members' deficit.

          Since the exchange of the Series B Note for the preferred equity interest in CWGS, LLC until the consummation of our IPO, CVRV, as the holder of the preferred equity interest, received a quarterly preferred return equal to 3.00% (or 12.00% on an annual basis) of CVRV's unrecovered capital contribution in CWGS, LLC, which was paid quarterly. Preferred return payments of $6.4 million, $8.4 million and $2.1 million were paid for the years ended December 31, 2016, 2015 and 2014, respectively.

          The largest aggregate amount of principal outstanding under the Enterprise Notes was $150.0 million during the three years ended December 31, 2016. We made a principal payment on the Enterprise Notes of $80.0 million in the year ended December 31, 2013 in satisfaction of the Series A Note. The Series B Note was delivered to CWGS Holding on September 30, 2014 in exchange for the preferred equity interest in CWGS, LLC and contributed by CWGS Holding to CWGS, LLC for cancellation on September 30, 2014. We did not make any principal payments on the Series B Note prior to its exchange for the preferred equity interest in CWGS, LLC and subsequent cancellation. We made interest payments on the Enterprise Notes of $6.3 million for the year ended December 31, 2014.

Transactions with Directors, Equity Holders and Executive Officers

          In 2001, certain subsidiaries of CWGS, LLC sold certain real estate consisting of seven retail locations, a distribution facility and three office buildings (the "AGRP Sites") to certain subsidiaries of AGRP Holding Corp. ("AGRP"), an entity controlled by Stephen Adams, in which Mr. Adams had a 100% economic interest. Certain subsidiaries of CWGS, LLC leased back the AGRP Sites pursuant to various leases (the "AGRP Leases") with initial lease terms expiring in 2027. Additionally, as part of such sale and leaseback transactions, (i) Affinity Group, Inc. ("Affinity Group"), k/n/a Good Sam Enterprises, LLC (as successor by conversion) and AGRP entered into a management agreement, pursuant to which Affinity Group agreed to manage the AGRP Sites on behalf of AGRP and AGRP agreed to pay us a management fee equal to the difference between the total base rent payable under the AGRP Leases and the amount of AGRP's debt service on loans secured by the AGRP Sites (the "AGRP Loans") and (ii) AGRP issued to us a note due December 2012 in the original amount of $4.8 million (the "Leaseback Note"). In December 2011, the AGRP Sites, consisting of the six retail locations, were sold by AGRP to an unrelated third-party, and the proceeds were utilized to satisfy the AGRP Loans and certain subsidiaries of CWGS, LLC entered into new leases with the purchaser of such AGRP Sites. In 2012, the AGRP Sites, consisting of an office building in Ventura, California and a retail location in Bowling Green, Kentucky, were sold to unrelated third parties and the corresponding AGRP Leases therefor were terminated at the election of CWGS, LLC. In 2013, the distribution facility was sold to an unrelated third-party and the corresponding AGRP Lease was amended and restated to provide for an initial term expiring in 2033. In 2014, the remaining AGRP Sites, consisting of two office buildings, were sold to an unrelated third-party and their corresponding AGRP Leases were amended and restated to provide for initial terms expiring in 2034. For the year ended December 31, 2014, we made lease payments of $0.1 million under the AGRP Leases. In November 2013, CWGS, LLC distributed the balance of the Leaseback Note to CWGS Holding in the form of a dividend.

          Over the period from 2007 to 2011, various subsidiaries of FreedomRoads, LLC ("FreedomRoads") and certain entities owned by Stephen Adams conveyed real properties between each other resulting in a net receivable of $0.9 million due to FreedomRoads. In 2015, this receivable was distributed to CWGS Holding in the form of a non-cash distribution.

          In January 2012, FreedomRoads entered into a lease (the "Original Lease") with respect to our Lincolnshire, Illinois offices, which was amended in March 2013 in connection with our leasing of additional premises within the same office building (the "Expansion Lease"). The Original Lease is payable in 132 monthly payments of base rent equal to approximately $29,000, commencing April 2013, subject to annual increases. The Expansion Lease is payable in 132 monthly payments of base rent equal to approximately $2,500, commencing May 2013, subject to annual increases. Marcus Lemonis, our Chairman and Chief Executive Officer has personally guaranteed both leases. In the year ended December 31, 2016, we made payments of approximately $675,000 and $33,000 in connection with the Original Lease and the Expansion Lease, respectively, which includes approximately $289,000 for common area maintenance charges on the Original Lease.

          Until December 31, 2015, CWGS, LLC had use of an aircraft owned by Adams Office, LLC, an entity owned by AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, for the purpose of operating flights incidental to our business. We incurred expenses for use of the airplane in the amount of $1.0 million for each of the years ended December 31, 2015 and 2014.

          In September 2014, Marcus Lemonis, individually and as trustee of the Marcus Lemonis Revocable Trust ("MLRT"), entered into a revolving loan with The Privatebank and Trust Company ("Privatebank"). In connection with the revolving loan, Mr. Lemonis and MLRT entered into a profits unit pledge agreement (the "Pledge Agreement") with Privatebank under which Mr. Lemonis pledged 4,667 profit units in CWGS, LLC to secure the revolving loan. CWGS, LLC also entered into a purchase, sale and put agreement (the "Put Agreement") with Privatebank that granted Privatebank the right to put the loan to CWGS, LLC upon the occurrence of an event of default pursuant to the Pledge Agreement. Prior to exercising any rights under the Put Agreement, Privatebank was required to provide notice to CWGS, LLC and CWGS, LLC had the right to purchase the pledged Profit Units for an amount equal to the lesser of (a) $12.0 million or (b) the outstanding principal amount of the revolving loan. On April 4, 2016, the Put Agreement and the Pledge Agreement were terminated.

          On April 4, 2016, CWGS, LLC's board of directors approved a profits units redemption by Mr. Lemonis in the amount of 1,763 profits units for $17.0 million. CWGS, LLC remitted the proceeds to Mr. Lemonis through a cash distribution in the amount of $13.0 million and a $4.0 million note. The note bore interest at 3.00% per annum and had scheduled principal amortization of (i) $1.5 million, plus all accrued and unpaid interest on May 1, 2016, (ii) $1.5 million, plus all accrued and unpaid interest on June 1, 2016 and (iii) all outstanding principal, plus all accrued and unpaid interest on July 1, 2016. The largest aggregate amount of principal outstanding since the note was issued on April 4, 2016 was $4.0 million and we paid $6,250 of interest on the note prior to its repayment in full in April 2016.

          On June 13, 2016, the board of directors of CWGS, LLC declared a $42.7 million distribution comprising of (i) the assignment of its equity interest in AutoMatch USA, LLC ("AutoMatch"), an indirect wholly-owned subsidiary of CWGS, LLC, to CWGS Holding, LLC and CVRV Acquisition LLC, each a member of CWGS, LLC, in the form of a $38.8 million non-cash distribution, and (ii) a $3.8 million cash distribution to the holders of the profit units of which $3.6 million was paid on June 17, 2016 and $0.2 million was paid on September 7, 2016. In connection with the AutoMatch distribution, AutoMatch and FreedomRoads, LLC, an indirect wholly-owned subsidiary of CWGS, LLC, entered into a Transition Services Agreement (the "Transition Services Agreement") whereby, for a period of up to one hundred twenty days following the distribution of AutoMatch, FreedomRoads, LLC agreed to continue to provide administrative, employee and operational support to AutoMatch in the same manner as provided prior to such distribution and AutoMatch was operated and managed by employees of FreedomRoads, LLC, in exchange for reimbursement by AutoMatch of all expenses incurred by FreedomRoads, LLC in connection therewith. On September 7, 2016, the board of directors of CWGS, LLC declared a $1.6 million distribution, representing the final net settlement amount under the Transition Services Agreement, which was paid on the same day.

Other Transactions

          Cumulus Media Inc. ("Cumulus Media") has provided radio advertising for CWGS, LLC through Cumulus Media's subsidiary, Westwood One, Inc. Crestview Partners II GP, L.P. is the beneficial owner of approximately 30% of Cumulus Media's Class A common stock, according to Crestview Partners II GP, L.P.'s most recently filed Schedule 13D amendment with respect to the company. For the years ended December 31, 2015 and 2014, we paid Cumulus Media $0.6 million and $1.3 million, respectively, for the aforementioned advertising services. We did not use the advertising services in 2016.

          On July 1, 2010, Camping World, Inc., an indirect wholly-owned subsidiary of CWGS, LLC ("CWI"), and Adams Outdoor Advertising Marketing Company ("Adams Outdoor"), an entity controlled by Stephen Adams, in which he has a 61.6% economic interest, entered into an agreement pursuant to which CWI has the right to use Adams Outdoor's outdoor advertising space at cost on billboards that become available because the billboards would otherwise be vacant. CWI made a deposit of $1.0 million with Adams Outdoor in an account controlled by Adams Outdoor on July 1, 2010 and as vacant billboards are utilized by CWI, the usage cost is applied against the deposit. No vacant billboard space has been used by CWI to date. In December 2015, the agreement was assigned to AGI Holding Corp., an entity controlled by Stephen Adams, in which he has a 100% economic interest, and CWGS, LLC distributed the $1.0 million deposit to CWGS Holding in the form of a non-cash distribution.

          We do business with certain companies in which Mr. Lemonis has a direct or indirect material interest. From time to time we have arranged for temporary staffing and consulting services from eNet IT Group, LLC ("eNet IT Group"). Mr. Lemonis has a 51% economic interest in eNet IT Group. We paid eNet IT Group approximately $0.1 million, $0.6 million and $0.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, primarily for third-party temporary staffing arranged by eNet IT Group. eNet IT Group, in turn, paid the third-party temporary staffing directly. Additionally, we purchase fixtures for interior store sets at our retail locations from Precise Graphix, LLC ("Precise Graphix"). Mr. Lemonis has a 33% economic interest in Precise Graphix and we paid Precise Graphix approximately $3.3 million and $1.7 million for the years ended December 31, 2016 and 2015, respectively.

The Reorganization Transactions

          In connection with the Reorganization Transactions, we have engaged, and will continue to engage, in certain transactions with certain of our directors, executive officers and other persons and entities which are holders of 5% or more of our voting securities. These transactions are described in "Basis of Presentation — Initial Public Offering and Reorganization Transactions."

Tax Receivable Agreement

          We may obtain an increase in our share of the tax basis of the assets of CWGS, LLC in connection with the purchase of common units from Crestview Partners II GP, L.P. in exchange for Class A common stock in connection with the IPO, the purchase of common units from certain of the Continuing Equity Owners in exchange for Class A common stock in connection with the consummation of this offering and when (as described below under "— CWGS LLC Agreement — Common unit redemption right") a Continuing Equity Owner receives Class A common stock or cash, as applicable, from us in connection with an exercise of such Continuing Equity Owner's right to have common units in CWGS, LLC held by such Continuing Equity Owner redeemed by CWGS, LLC or, at our election, exchanged (which we intend to treat as our direct purchase of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to CWGS, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly) (such basis increases, collectively, the "Basis Adjustments"). Any Basis Adjustment will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

          In connection with our IPO, we entered into a Tax Receivable Agreement with CWGS, LLC, each of the Continuing Equity Owners and Crestview Partners II GP, L.P. that provides for the payment by Camping World Holdings, Inc. to such persons of 85% of the amount of tax benefits, if any, that Camping World Holdings, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of the transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. CWGS, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of CWGS, LLC common units for cash or stock occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners or Crestview Partners II GP, L.P. maintaining a continued ownership interest in CWGS, LLC. In general, the Continuing Equity Owner's and Crestview Partners II GP, L.P.'s rights under the Tax Receivable Agreement are assignable, including to transferees of its common units in CWGS, LLC (other than Camping World Holdings, Inc. as transferee pursuant to a redemption or exchange of common units in CWGS, LLC). We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

          The actual Basis Adjustments, as well as any amounts paid to the Continuing Equity Owners and Crestview Partners II GP, L.P. under the Tax Receivable Agreement will vary depending on a number of factors, including:

  •
  the timing of any future redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of CWGS, LLC at the time of each redemption or exchange;

  •
  the price of shares of our Class A common stock at the time of the initial purchases from certain of the Continuing Equity Owners in connection with this offering and from the Continuing Equity Owners in connection with any future redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our Class A common stock at the time of such initial purchase or future redemptions or exchanges;

  •
  the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

  •
  the amount and timing of our income — the Tax Receivable Agreement generally will require Camping World Holdings, Inc. to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If Camping World Holdings, Inc. does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.

          For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that, for purposes of determining cash savings with respect to state and local income taxes we will use an assumed tax rate. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with our first taxable year ending after the date of Camping World Holdings, Inc's initial public offering. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing Equity Owners and Crestview Partners II GP, L.P. an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

          The payment obligations under the Tax Receivable Agreement are obligations of Camping World Holdings, Inc. and not of CWGS, LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the Continuing Equity Owners and Crestview Partners II GP, L.P. could be substantial. Any payments made by us to the Continuing Equity Owners and Crestview Partners II GP, L.P. under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to CWGS, LLC and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash and/or available borrowings under our Senior Secured Credit Facilities or any future credit facilities. See "Unaudited Pro Forma Consolidated Financial Information." Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a redeeming Continuing Equity Owner and Crestview Partners II GP, L.P. under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

          The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor's obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of (i) a majority of Camping World Holdings, Inc.'s "independent directors" (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of the NYSE), (ii) Crestview and (iii) ML Acquisition.

          As a result of the foregoing, (i) we could be required to make cash payments to the Continuing Equity Owners (including the Selling Stockholders) and Crestview Partners II GP, L.P. that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

          Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners and Crestview Partners II GP, L.P. pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing Equity Owner and Crestview Partners II GP, L.P. will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

          If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place any subsequent tax benefit payments that would otherwise be made to the Continuing Equity Owners and Crestview Partners II GP, L.P. into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all Camping World Holdings, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing Equity Owners and Crestview Partners II GP, L.P.

          Under the Tax Receivable Agreement, we are required to provide the Continuing Equity Owners and Crestview Partners II GP, L.P. with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Continuing Equity Owners and Crestview Partners II GP, L.P., as applicable, within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax

Receivable Agreement will continue to accrue interest at a rate equal to the sum of the highest rate applicable at the time under the Senior Secured Credit Facilities (or any replacement thereof), plus 200 basis points, until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

          If all of the Continuing Equity Owners were to have their common units redeemed (after giving effect to this offering and assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock), we would recognize a deferred tax asset of approximately $              million and a liability of approximately $              million, representing 85% of the tax benefits due to the Continuing Equity Owners (of which approximately         %,         % and         % of the tax benefits would be attributable to ML Acquisition, funds controlled by Crestview Partners II GP, L.P. and the Former Profit Unit Holders, respectively), assuming (i) all exchanges occurred on December 31, 2016; (ii) a price of $32.59 per share (the last reported sale price of our Class A common stock on December 30, 2016); (iii) a constant corporate tax rate of 38.5%; (iv) we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. For each 5% increase (decrease) in the amount of common units exchanged by the Continuing Equity Owners, our deferred tax asset would increase (decrease) by approximately $              million and the related liability would increase (decrease) by approximately $              million, assuming that the price per share and corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. As discussed above, the actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A common stock at the time of the exchange, and the tax rates then in effect.

CWGS LLC Agreement

          In connection with the consummation of our IPO, we and the Continuing Equity Owners entered into CWGS, LLC's Amended and Restated Limited Liability Company Agreement, which we refer to as the "CWGS LLC Agreement."

          Appointment as manager.    Under the CWGS LLC Agreement, we became a member and the sole manager of CWGS, LLC. As the sole manager, we control all of the day-to-day business affairs and decision-making of CWGS, LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of CWGS, LLC and the day-to-day management of CWGS, LLC's business. Pursuant to the terms of the CWGS LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of CWGS, LLC except by our resignation, which may be given at any time by written notice to the members.

          Compensation: Fees and Expenses.    We are not entitled to compensation for our services as manager. We are entitled to reimbursement by CWGS, LLC for reasonable fees and expenses incurred on behalf of CWGS, LLC, including all expenses associated with this offering and any subsequent offering of our Class A common stock.

          Loans to CWGS, LLC.    Subject to board approval and restrictions imposed by our Senior Secured Credit Facilities and our Floor Plan Facility, the CWGS LLC Agreement permits, among other things, us to make loans to CWGS, LLC upon reasonable terms.

          Distributions.    The CWGS LLC Agreement requires "tax distributions" to be made by CWGS, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements. Tax distributions are made on a quarterly basis, to each member of CWGS, LLC, including us, based on such member's allocable share of the taxable income of CWGS, LLC and an assumed tax rate that will be determined by us, as described below. For this purpose, the taxable income of CWGS, LLC, and Camping World Holdings, Inc.'s allocable share of such taxable income, shall be determined without regard to any Basis Adjustments (as described above under — Tax Receivable Agreement"). The assumed tax rate for purposes of determining tax distributions from CWGS, LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of CWGS, LLC's members (currently 52.62% of taxable income), regardless of the actual final tax liability of any such member. The CWGS LLC Agreement also allows for cash distributions to be made by CWGS, LLC (subject to our sole discretion as the sole manager of CWGS, LLC) to its members on a pro rata basis and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render CWGS, LLC insolvent or are otherwise prohibited by law or our Senior Secured Credit Facilities, our Floor Plan Facility or any of our future debt agreements. CWGS, LLC paid cash tax distributions to its members during the years ended December 31, 2016, 2015 and 2014 aggregating $103.9 million, $83.1 million and $58.0 million, respectively.

          Transfer restrictions.    The CWGS LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, pursuant to a drag-along right (as defined below), transfers approved in writing by us, as manager, and other limited exceptions. In the event of a permitted transfer under the CWGS LLC Agreement, such member (other than a Former Profit Unit Holder) will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that were transferred to such transferee in such permitted transfer.

          The CWGS LLC Agreement provides that, in the event that our board of directors and our stockholders approve a Qualified Transaction (as defined below), each member of CWGS, LLC agrees to sell all of its common units to the acquirer or its designee in such Qualified Transaction for an amount of consideration per common unit equal to the amount of consideration to be received per share of Class A common stock in such Qualified Transaction, and otherwise on the same terms and conditions that apply to the Class A common stock in such Qualified Transaction (such right, a "drag-along right"). A "Qualified Transaction" means a bona fide negotiated transaction pursuant to which we consolidate with or merge into any other entity or any other entity merges into us, or any tender offer or share issuance or similar business combination transaction unless (i) ML Acquisition and ML RV Group will continue to be entitled to the number of votes necessary such that each of ML Acquisition and ML RV Group cast no less than 47% and 5%, respectively, of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally after the consummation of such Qualified Transaction or (ii) if clause (i) no longer applies, at the time such Qualified Transaction is approved, stockholders of the company immediately before such Qualified Transaction beneficially own, directly or indirectly immediately following the consummation of such Qualified Transaction, at least a majority of the combined voting power of the outstanding voting securities of the entity resulting from such Qualified Transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of the company immediately before such Qualified Transaction.

          Except for certain exceptions, any transferee of common units must assume, by operation of law or executing a joinder to the CWGS LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the CWGS LLC Agreement even if the transferee is not admitted as a member of CWGS, LLC. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the CWGS LLC Agreement.

          Recapitalization.    The CWGS LLC Agreement recapitalized the units formerly held by the Original Equity Owners of CWGS,  LLC into a new single class of common units of CWGS, LLC. The CWGS LLC Agreement also reflects a split of common units such that one common unit could have been acquired with the net proceeds received in our IPO from the sale of one share of our Class A common stock, after the deduction of underwriting discounts and commissions. Each common unit generally entitles the holder to a pro rata share of the net profits and net losses and distributions of CWGS, LLC.

          Maintenance of one-to-one ratio between shares of Class A common stock and common units owned by the Company and one-to-one ratio between shares of Class B common stock and common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders).    The CWGS LLC Agreement requires CWGS, LLC to take all actions with respect to its common units, including reclassifications, distributions, divisions or recapitalizations, such that (i) we at all times maintain a ratio of one common unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) CWGS, LLC at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units owned by us and (y) a one-to-one ratio between the number of shares of Class B commons stock owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders). This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock and (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of CWGS, LLC. In addition, the Class A common stock ratio requirement disregards all common units at any time held by any other person, including the Continuing Equity Owners and the holders of options over common units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the CWGS LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding common units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the CWGS LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in CWGS, LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. CWGS, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of (i) our Class A common stock to maintain at all times a one-to-one ratio between the number of common units owned by us and the number of outstanding shares of our Class A common stock, or (ii) our Class B common stock to maintain at all times a one-to-one ratio between the number of common units owned by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.

          Issuance of common units upon exercise of options or issuance of other equity compensation.    Upon the exercise of options issued by us (as opposed to options issued by CWGS, LLC), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from CWGS, LLC a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation multiplied by a fraction, the numerator of which is the number of common units then outstanding and the denominator of which is the number of shares of Class A common stock which would be outstanding if all common units had been converted to shares of Class A common stock. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of CWGS, LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in CWGS, LLC equal to the aggregate value of such shares of Class A common stock and CWGS, LLC will issue to us a number of common units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of CWGS, LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to CWGS, LLC (or the applicable subsidiary of CWGS, LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of CWGS, LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to CWGS, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, CWGS, LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in CWGS, LLC equal to the purchase price for such shares in exchange for an equal number of common units of CWGS, LLC.

          Dissolution.    The CWGS LLC Agreement provides that our consent as the managing member of CWGS, LLC and members holding a majority of the voting units will be required to voluntarily dissolve CWGS, LLC. In addition to a voluntary dissolution, CWGS, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up CWGS, LLC; (ii) second, to pay debts and liabilities owed to creditors of CWGS, LLC, other than members; and (iii) third, to the members pro-rata in accordance with their respective percentage ownership interests in CWGS, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

          Confidentiality.    We, as manager, and each member agree to maintain the confidentiality of CWGS, LLC's confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the CWGS LLC Agreement or is approved for release by written authorization of the Chief Executive Officer, Chief Operating and Legal Officer or Chief Financial Officer of either Camping World Holdings, Inc. or CWGS, LLC.

          Indemnification.    The CWGS LLC Agreement provides for indemnification of the manager, members and officers of CWGS,  LLC and their respective subsidiaries or affiliates.

          Common unit redemption right.    The CWGS LLC Agreement provides a redemption right to the Continuing Equity Owners, which entitles them to have their common units redeemed from time to time at their election for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (i) the Continuing Equity Owners (other than the Former Profit Unit Holders) will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner (other than Former Profit Unit Holders), which we will cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (ii) all redeeming members will surrender common units to CWGS, LLC for cancellation.

          Each Continuing Equity Owner's redemption rights is subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of Class A common stock of the Company that may be applicable to such Continuing Equity Owner at such time and the absence of any liens or encumbrances on such common units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (i) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (iii) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (iv) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (viii) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the redemption date would occur three business days or less prior to, or during, a black-out period.

          The CWGS LLC Agreement requires that we contribute cash or shares of our Class A common stock, as applicable, to CWGS, LLC in exchange for an amount of newly-issued common units in CWGS, LLC that will be issued to us equal to the number of common units redeemed from the Continuing Equity Owner. CWGS, LLC will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of such election by a Continuing Equity Owner, we may, at our option, effect a direct exchange of cash or our Class A common stock, as applicable, for such common units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Voting Agreement

          Pursuant to the Voting Agreement, Crestview has the right to designate four Crestview Directors (unless Marcus Lemonis is no longer our Chief Executive Officer, in which case, Crestview will have the right to designate three Crestview Directors) for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 32.5% or more of our Class A common stock, three Crestview Directors for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 32.5% but 25% or more of our Class A common stock, two Crestview Directors for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 25% but 15% or more of our Class A common stock and one Crestview Director for as long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, Crestview will beneficially own, in the aggregate, 31.0% of our Class A common stock (or 29.8% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering, Crestview will only have the right to designate three Crestview Directors. Each of ML Acquisition and ML RV Group has agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock, Class B common stock and Class C common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Crestview Directors. In addition, the ML Related Parties also have the right to designate four ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of our Class A common stock, three ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 27.5% but 25% or more of our Class A common stock, two ML Acquisition Directors for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 25% but 15% or more of our Class A common stock and one ML Acquisition Director for as long as the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, less than 15% but 7.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis). After the consummation of this offering, the ML Related Parties will beneficially own, in the aggregate, 43.0% of our Class A common stock (or 43.0% of our Class A common stock, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis. Accordingly, after the consummation of this offering. the ML Related Parties will continue to have the right to designate four ML Acquisition Directors. Moreover, ML RV Group has the right to designate one director for as long as it holds our one share of Class C common stock. Funds controlled by Crestview Partners II GP, L.P. have agreed to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the ML Acquisition Directors and the ML RV Director. Additionally, pursuant to the Voting Agreement, we shall take commercially reasonable action to cause (i) the board of directors to be comprised at least of nine directors; (ii) the individuals designated in accordance with the terms of the Voting Agreement to be included in the slate of nominees to be elected to the board of directors at the next annual or special meeting of stockholders of the Company at which directors are to be elected and at each annual meeting of stockholders of the Company thereafter at which a director's term expires; (iii) the individuals designated in accordance with the terms of the Voting Agreement to fill the applicable vacancies on the board of directors; and (iv) a ML Acquisition Director or the ML RV Director to be the chairperson of the board of directors (as defined in our amended and restated bylaws). The Voting Agreement allows for the board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of the board of directors' fiduciary duties to the Company's stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, the board of directors' nominating and corporate governance committee. See "Management — Board of Directors."

          The Voting Agreement further provides that, for so long as Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 22.5% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 22.5% or more of our Class A common stock (assuming in each such case that all outstanding common units in CWGS, LLC are redeemed for newly issued shares of our Class A common stock on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets above $100 million; (3) the issuance of securities of Camping World Holdings, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors); (4) material amendments to our certificate of incorporation or bylaws; and (5) any change in the size of the board of directors. The Voting Agreement also provides that, for so long as either Crestview Partners II GP, L.P., directly or indirectly, beneficially owns, in the aggregate, 28% or more of our Class A common stock, or the ML Related Parties, directly or indirectly, beneficially own, in the aggregate, 28% or more of our Class A common stock (assuming in each such case that all outstanding common units of CWGS, LLC are redeemed for newly issued shares of our Class A common stock, on a one-for-one basis), the approval of Crestview Partners II GP, L.P. and the ML Related Parties, as applicable, will be required for the hiring and termination of our Chief Executive Officer; provided, however, that the approval of Crestview Partners II GP, L.P., and the ML Related Parties, as applicable, shall only be required at such time as Marcus Lemonis no longer serves as our Chief Executive Officer.

          The Voting Agreement will terminate upon the earliest to occur of (a) each of the ML Related Parties, Crestview and the ML RV Group no longer have any right to designate a director as set forth therein, and (b) the unanimous written consent of the parties to the Voting Agreement.

Registration Rights Agreement

          We entered into a Registration Rights Agreement with the Original Equity Owners in connection with our IPO. The Registration Rights Agreement provides ML Acquisition and Crestview Partners II GP, L.P. certain registration rights whereby, at any time the expiration of the lock-up period related to our IPO, they can require us to register under the Securities Act of 1933, as amended, (the "Securities Act"), shares of Class A common stock issuable to them, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), upon redemption or exchange of their common units in CWGS, LLC. The Registration Rights Agreement also provides for piggyback registration rights for all Original Equity Owners that are parties to the agreement.

Employment Agreements

          We entered into an employment agreement with each of our named executive officers in connection with our IPO. See "Executive Compensation — Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table — Summary of Executive Compensation Arrangements — Employment Agreements."

Director and Officer Indemnification and Insurance

          We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors' and officers' liability insurance. See "Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors."

Our Policy Regarding Related Party Transactions

          Our board of directors has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

          Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the audit committee each proposed related person transaction. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. If advance audit committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the chairperson of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee's next regularly scheduled meeting. Management is responsible for updating the audit committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the audit committee. No director may participate in approval of a related person transaction for which he or she is a related person. All of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy.

 PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock, as of March 23, 2017, (i) immediately prior to this offering and (ii) as adjusted to give effect to this offering, for:

  •
  each person known by us to beneficially own more than 5% of our Class A common stock, our Class B common stock or our Class C common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our executive officers and directors as a group; and

  •
  each of the Selling Stockholders.

          As described in "Certain Relationships and Related Person Transactions," each common unit (other than common units held by us) is redeemable from time to time at each holder's option for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement." In connection with our IPO, we issued to each Continuing Equity Owner (other than the Former Profit Unit Holders) for nominal consideration one share of Class B common stock for each common unit of CWGS, LLC it owned. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of common units of CWGS, LLC each such Continuing Equity Owner (other than the Former Profit Unit Holders) owns. In addition, in connection with our IPO, we issued to ML RV Group for nominal consideration one share of Class C common stock.

          The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 18,946,00 shares of our Class A common stock outstanding as of March 23, 2017, 62,002,729 shares of our Class B common stock outstanding as of March 23, 2017 and one share of Class C common stock outstanding as of March 23, 2017.

          The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable

          Any selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Based upon the applicable facts and circumstances, including when and how each Selling Stockholder's respective shares of Class A common stock were acquired, none of the Selling Stockholders believes that it should be considered an "underwriter" within the meaning of such term under the Securities Act.

	Class A Common Stock Beneficially Owned(1)						Class B Common Stock Beneficially Owned						Class C Common Stock Beneficially Owned						Combined Voting Power(2)

			After Giving Effect to the this Offering		After Giving Effect to this Offering (With Full				After Giving Effect to this Offering		After Giving Effect to this Offering (With Full				After Giving Effect to this Offering		After Giving Effect to this Offering (With Full			After Giving Effect to this Offering	After Giving Effect to this Offering
	Prior to this Offering		(No Exercise of Option)		Exercise of Option)		Prior to this Offering		(No Exercise of Option)		Exercise of Option)		Prior to this Offering		(No Exercise of Option)		Exercise of Option)		Prior to this	(No Exercise	(With Full Exercise

Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Offering	of Option)	of Option)

5% Stockholders:
ML Acquisition Company, LLC(3)	36,056,094	65.6%	36,056,094	59.6%	36,056,094	58.8%	36,056,094	58.2%	36,056,094	63.8%	36,056,094	64.8%	—	—	—	—	—	—	47.0%	47.0%	47.0%
ML RV Group, LLC(4)	—	—	—	—	—	—	—	—	—	—	—	—	1	100%	1	100%	1	100%	5.0%	5.0%	5.0%
Crestview Partners II GP, L.P.(5)	33,010,351	73.5%	26,010,351	57.9%	24,960,351	55.6%	25,946,635	41.8%	20,444,529	36.2%	19,619,213	35.2%	—	—	—	—	—	—	35.3%	27.8%	26.7%
BlackRock, Inc.(6)	1,035,959	5.5%	1,035,959	4.2%	1,035,959	4.1%	—	—	—	—	—	—	—	—	—	—	—	—	1.1%	1.1%	1.1%
BAMCO, Inc.(7)	1,000,000	5.3%	1,000,000	4.1%	1,000,000	4.0%	—	—	—	—	—	—	—	—	—	—	—	—	1.1%	1.1%	1.1%
Wanger Asset Management, LLC(8)	959,205	5.1%	959,205	3.9%	959,205	3.8%	—	—	—	—	—	—	—	—	—	—	—	—	1.0%	1.0%	1.0%
Named Executive Officers and Directors:
Marcus A. Lemonis(3)(4)	36,056,094	65.6%	36,056,094	59.6%	36,056,094	58.8%	36,056,094	58.2%	36,056,094	63.8%	36,056,094	64.8%	1	100%	1	100%	1	100%	52.0%	52.0%	52.0%
Thomas F. Wolfe(9)	276,980	1.4%	276,980	1.1%	276,980	1.1%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Brent L. Moody(9)	547,568	2.8%	547,568	2.2%	547,568	2.1%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Roger Nuttall(9)	426,123	2.2%	426,123	1.7%	426,123	1.7%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Mark J. Boggess(9)	149,143	*	149,143	*	149,143	*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stephen Adams	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Andris A. Baltins(9)	309,592	1.6%	309,592	1.3%	309,592	1.2%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Brian P. Cassidy	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Mary J. George	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel G. Kilpatrick	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jeffrey A. Marcus	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
K. Dillon Schickli(9)	85,225	*	85,225	*	85,225	*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All executive officers and directors as a group (12 individuals)	37,850,725	66.6%	37,850,725	60.8%	37,850,725	60.0%	36,056,094	58.2%	36,056,094	63.8%	36,056,094	64.8%	1	100%	1	100%	1	100%	52.0%	52.0%	52.0%

*
Represents beneficial ownership of less than 1%.

(1)
Each common unit (other than common units held by us) is redeemable from time to time at each holder's option for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement." In these tables, beneficial ownership of common units has been reflected as beneficial ownership of shares of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds shares of our Class B common stock, a corresponding share of Class B common stock will be cancelled.

(2)
Represents the percentage of voting power of our Class A common stock, Class B common stock and Class C common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. In addition, the one share of our Class C common stock entitles its holder, ML RV Group, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to our stockholders generally for as long as there is no Class C Change of Control. For the definition of "Class C Change of Control," please see "Description of Capital Stock." The Class A common stock, Class B common stock and Class C common stock will vote as a single class on all matters except as required by law or the certificate.

(3)
Represents 36,056,094 common units, which may be redeemed for shares of Class A Common Stock on a one-for-one basis, and 36,056,094 shares of Class B Common Stock held by CWGS Holding, LLC, a wholly-owned subsidiary of ML Acquisition Company, LLC. Marcus Lemonis is the sole director of ML Acquisition Company, LLC. As a result, each of ML Acquisition Company, LLC and Mr. Lemonis may be deemed to share beneficial ownership of the securities held by CWGS Holding, LLC.

(4)
Represents one share of Class C common stock held by ML RV Group, LLC. Mr. Lemonis, as sole member, Chairman and Chief Executive Officer of ML RV Group, LLC, may be deemed to be the beneficial owner of this share.

(5)
Prior to giving effect to this offering, Crestview Partners II GP, L.P. may be deemed to be the beneficial owner of (i) 7,063,716 shares of Class A common stock owned directly by CVRV Acquisition II LLC and (ii) 25,946,635 common units of CWGS, LLC and 25,946,635 shares of Class B common stock, in each case as determined under rules issued by the SEC, with such common units and shares of Class B common stock owned directly by CVRV Acquisition LLC. Crestview Partners II, L.P. and Crestview Partners II (FF), L.P. are members of CVRV Acquisition LLC, and Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. are members of CVRV Acquisition II LLC. Crestview Partners II GP, L.P. is the general partner of each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the "Crestview Funds"). Crestview Partners II GP, L.P. and the Crestview Funds may be deemed to be beneficial owners of the units and shares owned directly by CVRV Acquisition LLC and CVRV Acquisition II LLC. Crestview Partners II GP, L.P. has voting and investment control over such units and shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such units or shares require the approval of a majority of the ten members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Quentin Chu, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such units or shares. Each of the foregoing individuals disclaims beneficial ownership of all such units and shares. The address of each of the foregoing is c/o Crestview, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(6)
Based on information obtained from a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. ("Blackrock") on behalf of itself and its wholly owned subsidiaries, BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC. BlackRock reported that as of December 31, 2016, it had sole voting power with respect to 1,028,281 shares of our Class A common stock and sole dispositive power with respect to 1,035,959 shares of our Class A common stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of each of the foregoing is 55 East 52nd Street, New York, NY 10055.

(7)
Based on information obtained from a Schedule 13G jointly filed with the SEC on February 10, 2017 by Baron Small Cap Fund ("BSC"), BAMCO, Inc ("BAMCO"), Baron Capital Group, Inc. ("BCG") and Ronald Baron (collectively, the "BCG Filers"). According to the Schedule 13G, BSC is an advisory client of BAMCO, BAMCO is a subsidiary of BCG, and Ronald Baron owns a controlling interest in BAMCO. BCG Filers reported that as of December 31, 2016, they had shared voting and dispositive power with respect to 1,000,000 shares of our Class A common stock, and that the shares are beneficially owned by each of the BCG Filers. The address of each of the foregoing is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(8)
Based on information obtained from a Schedule 13G jointly filed with the SEC on February 10, 2017 by Columbia Wanger Asset Management, LLC ("CWAM"). CWAM reported that as of December 31, 2016, it had sole voting power with respect to 818,109 shares of our Class A common stock and sole dispositive power with respect to 959,205 shares of our Class A common stock. According to the Schedule 13G, CWAM directly hold any of the shares reported above, and as the investment adviser of various unregistered and registered investment companies and managed accounts, it may be deemed to beneficially own the shares reported above. CWAM disclaims beneficial ownership of any shares reported above. The address of CWAM is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(9)
All shares of Class A common stock shown as beneficially owned by such individual represent shares of Class A common stock that may be acquired upon the exchange of common units of CWGS, LLC for Class A common stock on a one-for-one basis.

DESCRIPTION OF CAPITAL STOCK

General

          The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation (our "certificate") and our amended and restated bylaws (our "bylaws"), which are included as exhibits to the registration statement of which this prospectus forms a part.

          Our certificate authorizes capital stock consisting of:

  •
  250,000,000 shares of Class A common stock, par value $0.01 per share;

  •
  75,000,000 shares of Class B common stock, par value $0.0001 per share;

  •
  one share of Class C common stock, par value $0.0001 per share; and

  •
  20,000,000 shares of preferred stock, par value $0.01 per share.

          As of December 31, 2016, there were 18,935,916 shares of Class A common stock outstanding, 62,002,729 shares of Class B common stock outstanding and one share of Class A common stock outstanding and after giving effect to this offering (assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock), there will be 24,448,106 shares of Class A common stock outstanding, 56,500,623 shares of Class B common stock outstanding and one share of Class C common stock outstanding.

          Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Class A Common Stock

          Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

          Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

          Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

          Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

          Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally; provided that, for as long as the ML Related Parties, directly or indirectly, beneficially own in the aggregate 27.5% or more of all of the outstanding common units of CWGS, LLC, the shares of our Class B common stock held by the ML Related Parties entitle the ML Related Parties to the number of votes necessary such that the ML

Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors.

          Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWGS, LLC held by the Continuing Equity Owners (other than the Former Profit Unit Holders) and the number of shares of Class B common stock issued to the Continuing Equity Owners (other than the Former Profit Unit Holders). Shares of Class B common stock are transferable only together with an equal number of common units of CWGS, LLC. Only permitted transferees of common units held by the Continuing Equity Owners (other than the Former Profit Unit Holders) will be permitted transferees of Class B common stock. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement."

          Holders of shares of our Class B common stock vote together with holders of our Class A common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

          Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate that gives holders of our Class B common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

          Upon the consummation of this offering by the Selling Stockholders, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, ML Acquisition will beneficially own 36,056,094 shares of our Class B common stock entitling it to the number of votes necessary such that the ML Related Parties, in the aggregate, cast 47% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally and (ii) certain funds controlled by Crestview Partners II GP, L.P. will beneficially own 20,444,529 shares of our Class B common stock.

Class C Common Stock

          The one share of our Class C common stock entitles its holder, ML RV Group, to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to our stockholders generally for as long as there is no Class C Change of Control. Upon a Class C Change of Control, our Class C common stock shall no longer have any voting rights, such share of our Class C common stock will be cancelled for no consideration and will be retired, and we will not reissue such share of Class C common stock.

          For purposes of our Class C common stock, "Class C Change of Control" means the occurrence of any of the following events: (1) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding the ML Related Parties and Crestview Partners II GP, L.P.)) becomes the beneficial owner of securities of Camping World Holdings, Inc. representing more than fifty percent (50%) of the combined voting power of Camping World Holdings, Inc.'s then outstanding voting securities; (2) the stockholders of Camping World Holdings, Inc. approve a plan of complete liquidation or dissolution of Camping World Holdings, Inc.; (3) the merger or consolidation of Camping World Holdings, Inc. with any other person, other than a merger or consolidation which would result in the voting securities of Camping

World Holdings, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Camping World Holdings, Inc. or such surviving entity outstanding immediately after such merger or consolidation; (4) Camping World Holdings, Inc. ceases to be the sole managing member of CWGS, LLC; or (5) the ML Related Parties directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC. Notwithstanding the foregoing, a "Class C Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A common stock, Class B common stock and Class C common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Camping World Holdings, Inc. immediately following such transaction or series of transactions.

          The holder of the one share of our Class C common stock does not have cumulative voting rights in the election of directors. The one share of our Class C common stock is not transferable.

          The holder of the one share of our Class C common stock votes together with holders of our Class A common stock and Class B common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

          The holder of the one share of our Class C common stock does not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, the holder of the one share of our Class C common stock does not have preemptive, subscription, redemption or conversion rights. There are not any redemption or sinking fund provisions applicable to the Class C common stock. Any amendment of our certificate that gives the holder of our Class C common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

          ML RV Group owns one share of our Class C common stock entitling it to the number of votes necessary such that the holder casts 5% of the total votes eligible to be cast by all of our stockholders on all matters presented to a vote of our stockholders generally.

Preferred Stock

          The total of our authorized shares of preferred stock is 20,000,000 shares. We have no shares of preferred stock outstanding.

          Under the terms of our certificate, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

          The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Forum Selection

          Our certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law ("DGCL"), as to which the DGCL confers jurisdiction on the Court of Chancery; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine.

Dividends

          The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

          Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Provisions

          Our certificate and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

          Authorized but unissued shares.    The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under "Certain Relationships and Related Person Transactions — CWGS LLC Agreement — Agreement in Effect Upon Consummation of our IPO — Common unit redemption right," funding of redemptions of common units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

          Classified board of directors.    Our certificate provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Voting Agreement, directors designated by ML Acquisition, ML RV Group or Crestview may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. See "Management — Corporate Governance — Composition of our Board of Directors." These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

          Stockholder action by written consent.    Our certificate provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our certificate and our bylaws provide that, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent in lieu of a meeting.

          Special meetings of stockholders.    Our bylaws provide that a majority of our stockholders or a majority of our board of directors may call special meetings of our stockholders, and at such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our bylaws provide that, except as otherwise required by law, only a majority of our board of directors may call special meetings of our stockholders.

          Advance notice requirements for stockholder proposals and director nominations.    In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

          Amendment of certificate of incorporation or bylaws.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors. At such time as the ML Related Parties, directly or indirectly, beneficially own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate, and any amendment of our certificate that gives holders of our Class B common stock or the holder of our Class C common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class. At such time as the ML Related Parties, directly or indirectly, own in the aggregate, less than 27.5% of all of the outstanding common units of CWGS, LLC, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal or to adopt any provisions contained in our certificate described above.

          Section 203 of the DGCL.    We have opted out of Section 203 of the DGCL. However, our certificate contains provisions that are similar to Section 203. Specifically, our certificate provides that, subject to certain exceptions, we will not be able to engage in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. However, in our case, ML Acquisition and Crestview and any of their respective affiliates and any of their respective direct or indirect transferees receiving 15% or more of our outstanding voting stock will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

          Our certificate and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and certain of our officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

          These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

          Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than director or stockholder who is not employed by us or our affiliates acting in their capacity as our director or stockholder who is not employed by us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our certificate, (b) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (c) we have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of our or our subsidiaries' business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Camping World Holdings, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters' Rights of Appraisal and Payment

          Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Camping World Holdings, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

          Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

          Our Class A common stock is listed on the NYSE under the symbol "CWH."

DESCRIPTION OF CERTAIN INDEBTEDNESS

Previous Senior Secured Credit Facilities

          On November 20, 2013, CWGS Group, LLC, a wholly-owned subsidiary of CWGS, LLC (the "Borrower"), and CWGS, LLC (as parent guarantor) entered into a $545.0 million senior secured credit facility with Goldman Sachs Bank USA, as administrative agent, and the other lenders party thereto (the "Previous Senior Secured Credit Facilities"). The Previous Senior Secured Credit Facilities originally consisted of a $525.0 million term loan facility (the "Previous Term Loan Facility") at an original issue discount of $5.25 million or 1.00%, and a $20.0 million revolving credit facility (including a $10.0 million letter of credit sublimit) (the "Previous Revolving Credit Facility"). The Previous Senior Secured Credit Facilities also included a $5.0 million swingline commitment.

          On December 1, 2014, we amended the credit agreement governing our Previous Senior Secured Credit Facilities (as amended, the "First Amendment") to, among other things, provide for an increase in term loan borrowings to $628.1 million, allow the contribution of the net cash proceeds of the First Amendment to FreedomRoads, LLC ("FreedomRoads"), a subsidiary of the Borrower, finance its acquisition of RV dealerships, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On June 2, 2015, we amended the First Amendment (as amended, the "Second Amendment") to, among other things, provide for an increase in term loan borrowings to $705.8 million, allow a special distribution of the net cash proceeds of the Second Amendment from the Borrower to CWGS, LLC for a distribution to its members in the amount of $95.0 million, reduce the applicable rate with respect to term loans, increase the initial restricted payment amount, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On December 17, 2015, we amended the Second Amendment (as amended, the "Third Amendment") to, among other things, provide for an increase in term loan borrowings to $736.5 million, allow the contribution of the net cash proceeds of the Third Amendment to FreedomRoads, finance its acquisition of RV dealerships, increase the applicable rate with respect to term loans, increase the size of the incremental cap and make certain other changes to the pricing terms, incremental borrowings provision and certain covenants.

          On September 21, 2016, we amended the Third Amendment (as amended, the "Fourth Amendment") to, among other things, permit the IPO, provide for an increase in term loan borrowings to $816.3 million, increase the capacity for payments by the Borrower to CWGS, LLC for payment of regular quarterly distributions to its common unit holders, including us, permit a $100.0 million special distribution of a portion of borrowings under the Fourth Amendment from the Borrower to CWGS, LLC for a distribution to its members, which was also made on September 21, 2016, and allow a contribution to FreedomRoads to finance the acquisition of RV dealerships.

          On November 8, 2016, the Previous Senior Secured Credit Facilities were fully repaid and terminated with the borrowings on the Senior Secured Credit Facilities.

Senior Secured Credit Facilities

General

          On November 8, 2016, CWGS Group, LLC, a wholly-owned subsidiary of CWGS, LLC (the "Borrower") and CWGS, LLC (as parent guarantor) entered into a credit agreement (the "Credit Agreement") for the $680.0 million senior secured credit facilities with Goldman Sachs Bank USA, as administrative agent, and the other lenders party thereto, and used the proceeds to repay the

Previous Senior Secured Credit Facilities. On March 17, 2017, we amended the Credit Agreement (the "First Amendment") to, among other things, incur an additional $95.0 million in aggregate principal amount of additional term loans under our senior secured credit facilities (as amended, the "Senior Secured Credit Facilities"). The Senior Secured Credit Facilities consist of a seven-year $740.0 million term loan facility (as amended, the "Term Loan Facility") and a five-year $35.0 million revolving credit facility, including a $15.0 million letter of credit sublimit (the "Revolving Credit Facility"). The Senior Secured Credit Facilities also include a $5.0 million swingline commitment.

          The Senior Secured Credit Facilities provide that the Borrower has the right at any time to request additional loans and commitments. The lenders under these facilities are not under any obligation to provide any such additional term loans or commitments or revolving loans and commitments, and any additional term loans, increase in commitments or additional revolving loans or commitments are subject to several conditions precedent and limitations, including pro forma compliance with a total leverage ratio (consolidated net debt to consolidated EBITDA) being no greater than 3.00 to 1 (stepping down to 2.75 to 1 on March 31, 2020). The maturity dates applicable to any revolving commitment increase or any term commitment increase shall be the same as any revolving borrowings and term loans then outstanding, as applicable. In the event that the interest rate margins for any incremental term loans are higher than the interest rate margins for the term loans then outstanding by more than 50 basis points, then the interest rate margins for the term loans then outstanding will be increased to the extent necessary such that the interest rate margins thereunder are equal to the interest rate margins for the incremental term loans, minus 50 basis points, subject to certain qualifications and limitations.

          As of December 31, 2016, as adjusted for the First Amendment, we had $720.3 million of term loans outstanding, net of $6.6 million of unamortized original issue discount and $13.1 million of finance costs, and $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities. As of December 31, 2016, we had letters of credit in the aggregate amount of $3.2 million outstanding under the Revolving Credit Facility.

Interest rates and fees

          Term loan borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at our option, either: (a) the London Interbank Offered Rate ("LIBOR") multiplied by the statutory reserve rate (such product, the "Adjusted LIBOR Rate"), subject to a 0.75% floor, plus an applicable margin of 3.75%, in the case of Eurocurrency loans or (b) an alternate base rate (determined by reference to the greatest of: (i) the prime rate published by The Wall Street Journal (the "WSJ Prime Rate"), (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), subject to a 1.75% floor, plus an applicable margin of 2.75%, in the case of alternate base rate loans.

          Revolving borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at our option, either: (a) the Adjusted LIBOR Rate plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of Eurocurrency borrowings or (b) an alternate base rate (determined by reference to the greatest of: (i) the WSJ Prime Rate, (ii) the federal funds effective rate plus 0.50% and (iii) the one-month Adjusted LIBOR Rate plus 1.00%), plus an applicable margin based on the total leverage ratio, as set forth in the table below, in the case of alternate base rate borrowings.

Pricing Level	Total Leverage Ratio	Eurocurrency	Alternate Base Rate

1	≤ 1.75 : 1.00	3.25%	2.25%
2	> 1.75 : 1.00	3.50%	2.50%

          In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate of 0.50% per annum. We also pay customary letter of credit and agency fees.

Mandatory prepayments

          The First Amendment requires the Borrower to prepay outstanding term loans, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of indebtedness by the Borrower or its subsidiaries, other than certain indebtedness permitted under the Senior Secured Credit Facilities, and (2) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of assets (including casualty events) by the Borrower or its subsidiaries, subject to reinvestment rights and certain other exceptions.

          In general, the mandatory prepayments described above will be applied to reduce the subsequent scheduled and outstanding repayments of the term loan borrowings to be made pursuant to the amortization provisions of the First Amendment, or, except as otherwise provided in any amendment, pursuant to the corresponding section of such amendment, ratably in accordance with the amounts thereof.

          In addition, following the end of each fiscal year, commencing with the year ending December 31, 2017, the Borrower is required to prepay the term loan borrowings in an aggregate amount equal to 50% of excess cash flow for such fiscal year if the total leverage ratio is greater than 2.00 to 1.00. The required percentage of excess cash flow prepayment is reduced to 25% if the total leverage ratio is 1.50 to 1.00 or greater, but less than 2.00 to 1.00, and 0% if the total leverage ratio is less than 1.50 to 1.00.

          In the event that the aggregate revolving exposures of the lenders' exceed the aggregate revolving commitments, we must prepay revolving borrowings or swingline loans (or, if no such borrowings are outstanding, deposit cash collateral in an account with the administrative agent) in an aggregate amount necessary to eliminate such excess.

Voluntary repayments

          We may voluntarily reduce the unutilized portion of the commitment amount or repay outstanding term loans under the Senior Secured Credit Facilities without premium or penalty other than customary "breakage" costs with respect to LIBOR borrowings.

Amortization and final maturity

          The Term Loan Facility includes mandatory amortization at 1% per annum in equal quarterly installments. After giving effect to the First Amendment, quarterly payments of $1.9 million will be due under the Term Loan Facility on the last day of each fiscal quarter. The remaining unpaid principal balance of the Term Loan Facility, along with all accrued and unpaid interest, is due and payable on November 8, 2023. The principal amount outstanding of the loans under the Revolving Credit Facility becomes due and payable on November 8, 2021.

Guarantees and security

          The Senior Secured Credit Facilities are guaranteed by the Borrower, CWGS, LLC and the Borrower's direct and indirect wholly owned domestic subsidiaries, with the exception of FreedomRoads Intermediate Holdco, LLC and its subsidiaries, and is required to be guaranteed by certain of the Borrower's future domestic wholly owned subsidiaries. The security of all obligations under the Senior Secured Credit Facilities and the guarantees of those obligations, subject to certain exceptions, are secured by, among other things: (i) substantially all of the assets of the Borrower and the subsidiary guarantors, including a first-priority pledge of 100% of certain of the capital stock or equity interests held by the Borrower or any subsidiary guarantor (which pledge, in the case of the stock of any foreign subsidiary (each such entity, a "Pledged Foreign Sub") (with certain agreed-upon exceptions), is limited to 65% of the stock or equity interests of such Pledged Foreign Sub), in each case excluding any interests in non-wholly owned subsidiaries (including joint ventures) to the extent such a pledge would violate the governing documents thereof and certain other exceptions; and (ii) a first-priority security interest in substantially all other tangible and intangible assets of the Borrower and each subsidiary guarantor.

Covenants and other matters

          The Senior Secured Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the Borrower and its subsidiaries to:

  •
  incur additional indebtedness;

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  incur certain liens;

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  consolidate or merge;

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  alter the business conducted by the Borrower and its subsidiaries;

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  make investments, loans, advances, guarantees and acquisitions;

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  sell assets, including capital stock of its subsidiaries;

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  enter into certain sale and leaseback transactions;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

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  engage in transactions with affiliates; and

  •
  enter into agreements restricting our subsidiaries' ability to pay dividends.

          The Senior Secured Credit Facilities restrict the ability of the Borrower and its subsidiaries to pay distributions or make other restricted payments. The Borrower is generally permitted to pay distributions (1) in an amount not to exceed a specified available amount (as defined in the First Amendment), and calculated as the sum of, among other things, $40.0 million, plus net proceeds received by the Borrower in connection with the issuance of, or contribution of cash in respect of, certain existing equity interests, plus, if the total leverage ratio is not greater than 2.50 to 1, cumulative excess cash flow not otherwise applied, minus distributions, prepayments of debt and investments made in reliance of the available amount) as long as (A) after giving pro forma effect to the contemplated distribution, the Borrower would be in compliance with the maximum total leverage ratio covenant (as described below) and (B) no default or event of default has occurred or would result from the contemplated distribution; and (2) in an amount up to $30.0 million during any calendar year, with unused amounts in any calendar year carried over to the succeeding calendar year, to provide funds that are used by CWGS, LLC to pay regular quarterly distributions to its common unit holders, including us.

          The Senior Secured Credit Facilities also contain a covenant that, among other things and subject to certain exceptions, restricts the ability of CWGS, LLC to conduct any business other than certain standard activities in connection with being a holding company.

          In addition, the First Amendment requires the Borrower and its subsidiaries to comply on a quarterly basis with a maximum total leverage ratio, which covenant is only for the benefit of the Revolving Credit Facility, during certain periods in which the aggregate amount of borrowings under the Revolving Credit Facility (including swingline loans), letters of credit and unreimbursed letter of credit disbursements outstanding at such time (minus the lesser of (a) $5.0 million and (b) letters of credit outstanding) is greater than $10.0 million. The maximum total leverage ratio is 3.00 to 1 stepping down to 2.75 to 1 on March 31, 2020. As of December 31, 2016, the Borrower, CWGS, LLC and the subsidiary guarantors were in compliance with our Senior Secured Credit Facilities. To the extent that we are unable to comply with the maximum total leverage ratio in the future, we would be unable to borrow under the Revolving Credit Facility and may need to seek alternative sources of financing in order to operate and finance our business as we deem appropriate. There is no guarantee that we would be able to incur additional indebtedness on acceptable terms or at all. See "Risk Factors — Risks Related to our Business — Our Senior Secured Credit Facilities and our Floor Plan Facility contain restrictive covenants that may impair our ability to access sufficient capital and operate our business."

          The First Amendment contains certain customary affirmative covenants and events of default.

          This summary describes the material provisions of the Senior Secured Credit Facilities, but may not contain all information that is important to you. We urge you to read the provisions of the First Amendment, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Information Incorporated by Reference" and "Where You Can Find More Information."

Floor Plan Facility

          On August 12, 2015, FreedomRoads, LLC (the "Floor Plan Borrower"), Bank of America, N.A., as administrative agent and letter of credit issuer, and the other lenders party thereto, entered into a sixth amended and restated credit agreement, which governs our floor plan facility (the "Floor Plan Facility"), modifying a floor plan facility originally entered into with Bank of America, N.A., as administrative agent, and other lenders party thereto, as amended from time to time, since 2005 to finance substantially all of our new and certain of our used RV inventory. We are required to make monthly interest payments on the amount financed. We can use this facility to finance (i) up to 100% of our new RV inventory and (ii) various percentages of our used RV inventory, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide. On July 1, 2016, we entered into an amendment to the Floor Plan Facility to, among other things, increase the available amount under a floor plan facility from $865.0 million to $1.165 billion, amend the applicable margin and extend the maturity date. Our Floor Plan Facility allows the Floor Plan Borrower to borrow up to $1.165 billion under a floor plan facility and up to $15.0 million under a letter of credit facility. The Floor Plan Facility matures on June 30, 2019. As of December 31, 2016, $625.2 million in floor plan notes payable and $8.0 million of letters of credit were outstanding under the Floor Plan Facility. As of December 31, 2016, approximately 88.2% of the invoice cost of new RV inventory and no used RV inventory was financed under the Floor Plan Facility.

          Floor plan notes payable under our Floor Plan Facility bear interest at a rate per annum equal to, at our option, either: (a) a floating rate tied to the London Interbank Offered Rate ("LIBOR" and, together with the floating rate, the "Floating LIBOR Rate"), plus an applicable margin as set forth in the table below, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the prime rate published by Bank of America, N.A. (the "BofA Prime Rate"), in the case of Floating LIBOR Rate borrowings and

(iii) the Floating LIBOR Rate plus 1.75%, plus an applicable margin as set forth in the table below, in the case of base rate loans.

Pricing Level	Consolidated Current Ratio	Floating LIBOR Rate Loans	Base Rate Loans

I	> 1.250 : 1.000	2.05%	0.55%
II	> 1.220 : 1.000 but ≤ 1.250 : 1.000	2.15%	0.65%
III	> 1.200 : 1.000 but ≤ 1.220 : 1.000	2.35%	0.85%
IV	≤ 1.200 : 1.000	2.50%	1.00%

          Borrowings under our Floor Plan Facility for letters of credit bear interest at a rate per annum equal to, at our option, either: (a) the Floating LIBOR Rate, plus 1.50%, in the case of Floating LIBOR Rate loans or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the BofA Prime Rate and (iii) the Floating LIBOR Rate plus 1.75%, plus 1.50%, in the case of base rate loans.

          The Floor Plan Borrower and its subsidiary guarantors are required to pay commitment fees equal to: (i) 0.200% per annum times the actual daily amount by which the letter of credit facility exceeds the sum of the letter of credit obligations and (ii) 0.200% per annum times the actual daily amount by which the Floor Plan Facility exceeds the sum of the outstanding amount of all floor plan loans. Letter of credit fees for each of letter of credit are equal to the higher of: (a) 2.25% times the daily amount available to be drawn under such letter of credit; and (b) $2,000 per annum.

          In addition to other customary covenants, the credit agreement governing our Floor Plan Facility requires the Floor Plan Borrower and the subsidiary guarantors to comply on a monthly basis with a minimum consolidated current ratio of 1.180 to 1.000 and a minimum fixed charge coverage ratio of 1.250 to 1.000. As of December 31, 2016, the Floor Plan Borrower and the subsidiary guarantors were in compliance with each of these covenants.

          Borrowings under the Floor Plan Facility are guaranteed by FreedomRoads Intermediate Holdco, LLC (the direct parent of the Floor Plan Borrower) and certain subsidiary guarantors (collectively, the "Guarantors"). These floor plan arrangements grant the administrative agent a first priority security interest in all of the property of the Floor Plan Borrower and the Guarantors, the financed RVs and the related sales proceeds.

          This summary describes the material provisions of the Floor Plan Facility, but may not contain all information that is important to you. We urge you to read the provisions of the credit agreement governing the Floor Plan Facility, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Information Incorporated by Reference" and "Where You Can Find More Information."

SHARES ELIGIBLE FOR FUTURE SALE

          Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of common units of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock.

          Upon the closing of this offering by the Selling Stockholders, we will have outstanding an aggregate of 24,448,106 shares of Class A common stock, including the issuance of 7,000,000 shares of Class A common stock offered by the Selling Stockholders in this offering. All shares sold in the IPO are, and in this offering will be, freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

          The remaining 5,575,822 shares of Class A common stock will continue to be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

          In addition, each common unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner, for, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the CWGS LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the NYSE) who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See "Certain Relationships and Related Person Transactions — CWGS LLC Agreement." Upon consummation of this offering by the Selling Stockholders, the Continuing Equity Owners will hold 59,323,808 common units (or 58,498,492 common units, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be "restricted securities" as defined in Rule 144 unless we register such issuances. However, in connection with our IPO, we entered into a Registration Rights Agreement with the Original Equity Owners that requires us to register under the Securities Act these shares of Class A common stock. See "Certain Relationships and Related Person Transactions — Registration Rights Agreement."

Lock-Up Agreements

          We, the Selling Stockholders and our officers and directors, subject to certain exceptions, will agree that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

  •
  offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly or publicly disclose the intention to make any offer, sale, pledge or disposition of, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our Class A common stock;

  •
  enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

  •
  in the case of the Selling Stockholders and our directors and executive officers, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, whether any transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.

          Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above and below.

Rule 144

Affiliate Resales of Restricted Securities

          A person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Class A common stock for at least 180 days would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock then outstanding; or

  •
  the average weekly trading volume in our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

          Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

          Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

          In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement may be entitled to sell such shares in reliance on Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without complying with the current public information and holding period requirements.

          The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

          We have filed a registration statement on Form S-8 under the Securities Act to register all shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our stock plans. This registration statement covers shares offered pursuant to our stock plans, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

          See "Certain Relationships and Related Person Transactions — Registration Rights Agreement."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF
CLASS A COMMON STOCK

          The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

          This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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  persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

          If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

          THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

          For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our Class A common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

          Distributions of cash or property on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "— Sale or Other Taxable Disposition."

          Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

          If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

          Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

          A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Class A common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

          Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

          Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

          With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

          Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

          Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

          Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

          Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Such certification or exemption must typically be evidenced by a Non-U.S. Holder's delivery of a properly executed IRS Form W-8BEN-E. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

          Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

          Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

          The Company, the Selling Stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Total	7,000,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 1,050,000 shares from the Selling Stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Selling Stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,050,000 additional shares from the Selling Stockholders.

Paid by the Selling Stockholders		No Exercise		Full Exercise

Per Share	$		$
Total	$		$

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and the Selling Stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Our Class A common stock is listed on the NYSE under the symbol "CWH."

          In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          The company estimates that its share of the total expenses of the offering will be approximately $              million.

          The company and the Selling Stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          An affiliate of Goldman, Sachs & Co. acted as the administrative agent and lender under our Senior Secured Credit Facilities. Further, an affiliate of J.P. Morgan Securities LLC acted as the documentation agent and lender under our Floor Plan Facility.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Canada

          The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

            (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (d)     in any other circumstances which do not require the publication by the Issuer or the Selling Stockholders of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor)

whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

          Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

          The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

          This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Weil, Gotshal & Manges LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

          The consolidated financial statements of Camping World Holdings, Inc. appearing in Camping World Holdings, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

          We "incorporate by reference" certain documents we have filed with the SEC, except for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this prospectus. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents are hereby incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 13, 2017;

  •
  our Current Report on Form 8-K, filed with the SEC on January 6, 2017;

  •
  our Current Report on Form 8-K, filed with the SEC on January 6, 2017;

  •
  our Current Report on Form 8-K, filed with the SEC on March 17, 2017; and

  •
  the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-37908), filed with the SEC on October 7, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

          We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Camping World Holdings, Inc.
250 Parkway Drive, Suite 270
Lincolnshire, IL 60069

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at www.campingworld.com when such reports are made available on the SEC's website. The public may read and copy any materials filed by us with the SEC at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

7,000,000 Shares

Camping World Holdings, Inc.

Class A Common Stock

Goldman, Sachs & Co.
J.P. Morgan

          Through and including                  , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

          The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission ("SEC") registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

Amount to be paid

SEC registration fee		$28,736
FINRA filing fee		37,691
Accounting fees and expenses			*
Legal fees and expenses			*
Printing expenses			*
Transfer agent and registrar fees			*
Blue sky fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of directors and officers.

          Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Camping World Holdings, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

          We have entered into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

          We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

          The underwriting agreement to be entered into among us, the Selling Stockholders and the underwriters will contain indemnification and contribution provisions.

Item 15.    Recent sales of unregistered securities.

          On March 8, 2016, Camping World Holdings, Inc. agreed to issue 100 shares of common stock, par value $0.01 per share, which was redeemed upon the consummation of our initial public offering, to an officer of Camping World Holdings, Inc. in exchange for $100.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), as a transaction by an issuer not involving any public offering.

          On October 6, 2016, in connection with the reorganization transactions described in the accompanying prospectus and our initial public offering, Camping World Holdings, Inc. issued (i) 7,063,716 shares of Class A common stock to funds controlled by Crestview Partners II GP, L.P. in exchange for their direct or indirect ownership interests in common units of CWGS Enterprises, LLC on a one-to-one basis with no additional consideration, (ii) 69,066,445 shares of Class B common stock to funds controlled by Crestview Partners II GP, L.P. and CWGS Holding, LLC, a wholly owned subsidiary of ML Acquisition Company, LLC (of which 7,063,716 shares of Class B common stock were subsequently canceled for no consideration) for nominal consideration and (iii) one share of Class C common stock to ML RV Group, LLC for nominal consideration. The issuances of shares of Class A common stock, Class B common stock and Class C common stock described above were made in reliance on the exemption contained in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

Item 16.    Exhibits and financial statements.

          (a)     Exhibits

          The exhibit index attached hereto is incorporated herein by reference.

          (b)     Financial Statement Schedules

          All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.

Item 17.    Undertakings.

          (a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Camping World Holdings, Inc. pursuant to the foregoing provisions, or otherwise, Camping World Holdings, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Camping World Holdings, Inc. of expenses incurred or paid by a director, officer or controlling person of Camping World Holdings, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Camping World Holdings, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b)     The undersigned hereby further undertakes that:

            (1)     For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Camping World Holdings, Inc.

  pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)     For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Camping World Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincolnshire, Illinois on March 29, 2017.

Camping World Holdings, Inc.
By:	/s/ MARCUS A. LEMONIS Marcus A. Lemonis Chairman and Chief Executive Officer

Power of Attorney

          Each of the undersigned officers and directors of Camping World Holdings, Inc. hereby constitutes and appoints Marcus A. Lemonis and Thomas F. Wolfe, and each of them any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Camping World Holdings, Inc. on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ MARCUS A. LEMONIS Marcus A. Lemonis	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2017
/s/ THOMAS F. WOLFE Thomas F. Wolfe	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 29, 2017
/s/ STEPHEN ADAMS Stephen Adams	Director	March 29, 2017
/s/ ANDRIS A. BALTINS Andris A. Baltins	Director	March 29, 2017

Signature	Title	Date

/s/ BRIAN P. CASSIDY Brian P. Cassidy	Director	March 29, 2017
/s/ MARY J. GEORGE Mary J. George	Director	March 29, 2017
/s/ DANIEL G. KILPATRICK Daniel G. Kilpatrick	Director	March 29, 2017
/s/ JEFFREY A. MARCUS Jeffrey A. Marcus	Director	March 29, 2017
/s/ K. DILLON SCHICKLI K. Dillon Schickli	Director	March 29, 2017

INDEX TO EXHIBITS

			Incorporated by Reference

Exhibit					Filing	Filed
Number		Exhibit Description	Form	Exhibit	Date	Herewith

1.1	*	Form of Underwriting Agreement.

3.1	**	Amended and Restated Certificate of Incorporation of Camping World Holdings, Inc., effective October 6, 2016.	10-Q	3.1	11/10/16

3.2	**	Amended and Restated Bylaws of Camping World Holdings, Inc., dated October 6, 2016.	10-Q	3.2	11/10/16

4.1	**	Form of Class A Common Stock Certificate.	S-1/A	4.1	8/29/16

5.1	*	Opinion of Latham & Watkins LLP.

10.1	**	Tax Receivable Agreement, dated October 6, 2016, by and among Camping World Holdings, Inc., CWGS Enterprises, LLC, each of the Members from time to time party thereto and Crestview Partners II GP, L.P.	10-K	10.1	3/13/17

10.2	**	Voting Agreement, dated October 6, 2016, by and among Camping World Holdings, Inc., CWGS Holding, LLC, ML RV Group, LLC, CVRV Acquisition II LLC, CVRV Acquisition LLC and Crestview Advisors L.L.C.	10-K	10.2	3/13/17

10.3	**	Amended and Restated Limited Liability Company Agreement of CWGS Enterprises, LLC, dated October 6, 2016, by and among CWGS Enterprises, LLC and its Members.	10-K	10.3	3/13/17

10.4	**	Registration Rights Agreement, dated October 6, 2016, by and among Camping World Holdings, Inc. and each other person identified on the schedule of investors attached thereto.	10-K	10.4	3/13/17

10.5	**	Sixth Amended and Restated Credit Agreement, dated August 12, 2015, by and among FreedomRoads, LLC, as the borrower, certain of FreedomRoads, LLC's subsidiaries from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer.	S-1/A	10.9	6/13/16

			Incorporated by Reference

Exhibit					Filing	Filed
Number		Exhibit Description	Form	Exhibit	Date	Herewith

10.6	**	Amendment No. 1 to Sixth Amended and Restated Credit Agreement, dated July 1, 2016, by and among FreedomRoads, LLC, as the borrower, certain of FreedomRoads, LLC's subsidiaries from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer.	S-1/A	10.10	8/29/16

10.7	†**	Amended and Restated Employment Agreement, dated November 2011, by and between CWGS Enterprises, LLC, FreedomRoads, LLC and Marcus Lemonis.	S-1/A	10.11	9/20/16

10.8	†**	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Marcus A. Lemonis.	S-1/A	10.12	9/20/16

10.9	†**	Employment Agreement, dated January 1, 2013, by and between Good Sam Enterprises, LLC and Thomas F. Wolfe.	S-1/A	10.13	9/20/16

10.10	†**	First Amendment to Employment Agreement, dated February 16, 2015, by and between Good Sam Enterprises, LLC and Thomas F. Wolfe.	S-1/A	10.14	9/20/16

10.11	†**	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Thomas F. Wolfe.	S-1/A	10.15	9/20/16

10.12	†**	Employment Agreement, dated December 1, 2012, by and between FreedomRoads, LLC and Roger Nuttall.	S-1/A	10.16	9/20/16

10.13	†**	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Roger Nuttall.	S-1/A	10.17	9/20/16

10.14	†**	Employment Agreement, dated January 1, 2010, by and between FreedomRoads, LLC, CWI, Inc. and Brent Moody.	S-1/A	10.18	9/20/16

10.15	†**	First Amendment to Employment Agreement, dated January 1, 2011, by and between FreedomRoads, LLC, CWI, Inc. and Brent Moody.	S-1/A	10.19	9/20/16

			Incorporated by Reference

Exhibit					Filing	Filed
Number		Exhibit Description	Form	Exhibit	Date	Herewith

10.16	†**	Employment Agreement, dated June 10, 2016, by and between CWGS Enterprises, LLC, Camping World Holdings, Inc. and Brent Moody.	S-1/A	10.20	9/20/16

10.17	†**	Employment Agreement, dated December 1, 2012, by and between Good Sam Enterprises, LLC and Mark Boggess.	S-1/A	10.21	9/20/16

10.18	†**	Camping World Holdings, Inc. 2016 Incentive Award Plan.	S-8	4.4	10/11/16

10.19	†**	Camping World Holdings, Inc. 2016 Senior Executive Bonus Plan.	10-K	10.19	3/13/17

10.20	†**	Camping World Holdings, Inc. Non -Employee Director Compensation Policy.	S-1/A	10.25	9/20/16

10.21	†**	Camping World Holdings, Inc. Director Stock Ownership Guidelines.	10-K	10.21	3/13/17

10.22	†**	Camping World Holdings, Inc. Executive Stock Ownership Guidelines.	10-K	10.22	3/13/17

10.23	†**	Form of Employee Stock Option Agreement.	S-1/A	10.28	9/20/16

10.24	†**	Form of Employee Restricted Stock Unit Agreement.	S-1/A	10.29	9/20/16

10.25	†**	Form of Director Restricted Stock Unit Agreement.	S-1/A	10.30	9/20/16

10.26	†**	Form of Indemnification Agreement.	S-1/A	10.31	9/26/16

10.27	**	Fourth Amendment to Credit Agreement, dated September 21, 2016, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	S-1/A	10.32	9/26/16

10.28	**	Credit Agreement, dated November 8, 2016, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	10-Q	10.3	11/10/16

Incorporated by Reference

Exhibit					Filing	Filed
Number		Exhibit Description	Form	Exhibit	Date	Herewith

10.29	**	First Amendment to Credit Agreement, dated March 17, 2017, by and among CWGS Enterprises, LLC, as holdings, CWGS Group, LLC, as borrower, certain of CWGS Enterprises, LLC's existing and future domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	8-K	10.1	3/17/17

21.1	**	List of Subsidiaries of Camping World Holdings, Inc.	10-K	21.1	3/13/17

23.1		Consent of Independent Registered Public Accounting Firm.				#

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included in the signature page).				#

*
To be filed by amendment.

**
Previously filed.

†
Indicates a management contract or compensatory plan or arrangement.